UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE BOEING COMPANY

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March 18, 2011

Dear Fellow Shareholder,

You are cordially invited to attend The Boeing Company’s 2011 Annual Meeting of Shareholders to be held on Monday, May 2, 2011, at 10:00 a.m., Central Daylight Time, at The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois.

The annual meeting will begin with a report on our operations, followed by consideration of the matters set forth in the accompanying notice of annual meeting and proxy statement.

We are extremely grateful for the valuable contributions of Mr. John H. Biggs, who served more than 13 years on our Board of Directors and will retire at the meeting, and Mr. William M. Daley, who resigned from our Board of Directors in January in order to serve as White House Chief of Staff. We are very pleased that Mr. Edward M. Liddy, Partner of Clayton, Dubilier & Rice, LLC, and Mr. Ronald A. Williams, Chairman of Aetna Inc., are new nominees for the Board this year.

Thank you for your ongoing support of The Boeing Company.

Very Truly Yours,

W. James McNerney, Jr.

Chairman of the Board, President and

Chief Executive Officer

Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure that your vote is recorded promptly.

Notice of 2011 Annual Meeting of Shareholders

The Boeing Company’s 2011 Annual Meeting of Shareholders will be held on Monday, May 2, 2011, at 10:00 a.m., Central Daylight Time, at The Field Museum, 1400 South Lake Shore Drive in Chicago, Illinois 60605-2496. Registration will begin at 8:30 a.m. At the meeting, our shareholders will be asked to:

1)	Elect the 12 directors named in the proxy statement;
2)	Approve, by advisory vote, executive compensation;
3)	Recommend the frequency of future advisory votes on executive compensation;
4)	Ratify the appointment of our independent auditor for 2011;
5)	Consider such shareholder proposals as are properly presented at the meeting; and
6)	Transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Holders of our common stock of record at the close of business on March 3, 2011 are entitled to vote at the annual meeting and any postponement or adjournment thereof.

Your vote is important and we encourage you to vote your shares promptly, whether or not you plan to attend the meeting. You may vote by internet, telephone or mail. Please see “Frequently Asked Questions about Voting” beginning on page 1 of the proxy statement for more information on how to vote.

By Order of the Board of Directors,

Michael F. Lohr

Corporate Secretary

March 18, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 2, 2011: This Notice of Annual Meeting and Proxy Statement and the 2010 Annual Report are available at www.edocumentview.com/ba.

2011 Proxy Statement

General Information

This proxy statement is issued in connection with the solicitation of proxies by the Board of Directors of The Boeing Company for use at the 2011 Annual Meeting of Shareholders and at any adjournment or postponement thereof. On or about March 18, 2011, we will begin distributing this proxy statement, a form of proxy and our 2010 annual report to shareholders entitled to vote at the meeting. Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder.

Frequently Asked Questions about Voting

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of each of the 12 director nominees named in this proxy statement (Item No. 1);

•	FOR the approval of the advisory vote on executive compensation (Item No. 2);

•	THREE YEARS on the recommendation regarding the frequency of future advisory votes on executive compensation (Item No. 3);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2011 (Item No. 4); and

•	AGAINST each of the shareholder proposals (Item Nos. 5 through 9).

Why is it so important that I promptly vote my shares?

We value the input of our shareholders on important questions facing the Company. Regardless of the number of shares you hold and whether or not you plan to attend the annual meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded promptly and so that we can avoid additional solicitation costs.

How may I vote my shares?

Beneficial Shareholders.    If you own shares through a broker, bank or other holder of record, you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank or other holder of record. Many brokers provide the option of voting by internet at www.proxyvote.com or by calling 1-800-454-8683.

Registered Shareholders.    If you own shares that are registered in your name, you may vote by proxy before the annual meeting by internet at www.envisionreports.com/ba, calling l-800-652-VOTE (8683) or signing and returning a proxy card. Proxies submitted by internet or telephone must be received by 10:00 a.m., Central Daylight Time, on May 2, 2011. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors.

The Boeing Company Voluntary Investment Plan Participants.    If you have an interest in Boeing stock through participation in The Boeing Company Voluntary Investment Plan (the “VIP”), which is a 401(k) plan, you do not have actual ownership of the shares held in the VIP (the “Plan Shares”). The Plan Shares are registered in the name of the trustee. As a VIP participant, you have been allocated interests in the Plan Shares and may instruct the trustee how to vote those interests by submitting a proxy by internet at www.envisionreports.com/ba, calling l-800-652-VOTE (8683) or signing and returning a proxy card. However, you may not vote Plan Shares in person at the annual meeting. The number of shares of Boeing stock shown on your proxy card includes all shares registered in your name and all Plan Shares in which you have an interest. In order to allow sufficient time for the trustee to tabulate the vote of the Plan Shares, your proxy instructions must be received no later than 10:59 p.m., Central Daylight Time, on April 27, 2011.

If you do not timely submit voting instructions, the trustee will vote your Plan Shares in accordance with the terms of the VIP, which means the Plan Shares will be voted in the same manner and proportion as the Plan Shares with respect to which voting instructions have been timely received, unless contrary to applicable law. If you return a signed proxy card that covers Plan Shares but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors.

May I change or revoke my vote?

Beneficial Shareholders.    Beneficial shareholders should contact their broker, bank or other holder of record for instructions on how to change their vote.

Registered Shareholders.    Registered shareholders may change a properly executed proxy by:

•	delivering written notice of revocation to the Corporate Secretary;

•	delivering another proxy by internet, telephone or mail that is dated later than the original proxy; or

•	attending the annual meeting and voting by ballot.

The Boeing Company Voluntary Investment Plan Participants.    VIP participants may change a properly executed proxy at any time before 10:59 p.m., Central Daylight Time, on April 27, 2011 by submitting a proxy that is dated later than the original proxy by internet, telephone or mail. VIP participants cannot change their voting instructions in person at the annual meeting because the trustee will not be present.

What vote is required to approve each proposal?

Each share of Boeing stock entitles the holder to one vote on each proposal presented for shareholder action.

Election of Directors (Item No. 1).    The Board of Directors has adopted a majority vote standard in uncontested director elections. Because we did not receive advance notice under our By-Laws of any shareholder nominees for director, this election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and “broker non-votes” will have no effect on the election of directors because only votes “For” or “Against” a nominee will be counted.

Recommendation on the Frequency of Advisory Votes on Executive Compensation (Item No. 3).    Shareholders may vote for “ONE YEAR,” “TWO YEARS” or “THREE YEARS,” or may abstain from voting. The option of one year, two years or three years that receives a majority of all the votes cast by shareholders will be the frequency for the advisory vote on executive compensation selected by our shareholders. In the absence of a majority of votes cast in support of any one frequency, the option of one year, two years or three years that receives the greatest number of votes will be considered the frequency selected by our shareholders. This vote is advisory in nature and therefore not binding on the Company. However, our Board of Directors will consider the outcome of this vote in its future deliberations. Abstentions and “broker non-votes” will have no effect on this vote.

All Other Proposals (Item Nos. 2 and 4 through 9).    Shareholders may vote “For” or “Against” each of the other proposals, or may abstain from voting. Delaware law requires the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the annual meeting for the approval of Item Nos. 2 and 4 through 9. Item Nos. 2 and 4 through 9 are advisory votes and therefore not binding on the Company. However, our Board of Directors will consider the outcome of these votes in its future deliberations. A shareholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” Item Nos. 2 and 4 through 9. “Broker non-votes,” if any, will have no effect on Item Nos. 2 and 4 through 9.

What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial shareholder?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange, or NYSE, rules allow that firm to vote your shares only on routine matters. Item No. 4, the ratification of the appointment of our independent auditor for 2011, is the only routine matter for consideration at the meeting. For all matters other than Item No. 4, you must submit voting instructions to the firm that holds your shares if you want your vote to count on such matters. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Election of Directors (Item No. 1)

Upon the recommendation of our Governance, Organization and Nominating Committee, which we refer to as the GON Committee, our Board has nominated each of the 12 persons listed below to serve as director for a one-year term or until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. Each of the nominees currently serves as a Boeing director. Each director nominee in this uncontested election will be elected if he or she receives more “For” votes than “Against” votes. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board of Directors may designate, unless the Board chooses to reduce the number of directors.

When assessing a director candidate’s qualifications, the GON Committee considers the candidate’s experience in areas such as operations, international business, manufacturing, finance, government, marketing, technology and public policy, as well as other factors such as independence, absence of conflicts of interest, diversity and age. As required by our Corporate Governance Principles, directors should have a reputation for personal and professional integrity, honesty and adherence to the highest ethical standards, and be committed to acting in the long-term interests of all shareholders. The GON Committee also assesses the overall composition of the Board and whether a potential director candidate would contribute to the collaborative process of the Board. When evaluating the suitability of an incumbent director for re-election, the GON Committee also considers the ongoing contributions of the director to the Board. Our Corporate Governance Principles provide that no one may be nominated for election or otherwise be eligible for service on the Board if he or she would be 74 or older at time of election. In accordance with this provision of our Corporate Governance Principles, John H. Biggs will retire at the end of his term upon the election of directors at the annual meeting. See our Corporate Governance Principles, which are set forth in Appendix 1 to this proxy statement, for additional information on the selection of director candidates.

The GON Committee considers diversity in its evaluation of candidates for Board membership and in its annual review of the composition of the Board as a whole. The Board believes that diversity with respect to background, experience and such other factors as are set forth in our Corporate Governance Principles is an important consideration in board composition. In addition, both the GON Committee and the Board conduct formal self-evaluations each year that include an assessment of whether the GON Committee and the Board have adequately considered diversity, among other factors, in identifying and discussing director candidates. The GON Committee believes that, as a group, the nominees listed below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.

Mr. Liddy joined our Board in June 2010 and was identified by the GON Committee as a potential candidate based on his service on our Board from 2007 to 2008. Mr. Williams joined our Board in December 2010 and was referred to the GON Committee by a third-party search firm.

Set forth below is information with respect to the nominees, including their principal occupation and business experience for at least the past five years, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Boeing director and their age as of March 18, 2011.

John E. Bryson Age 67 Director since 1995

Senior Advisor, Kohlberg Kravis Roberts & Co. (KKR); Retired Chairman of the Board and Chief Executive Officer, Edison International. Mr. Bryson has served since August 2008 as Senior Advisor to KKR (private equity). He served as Chairman, President and Chief Executive Officer of Edison International (electric power generator and distributor), the parent company of Southern California Edison, from October 1990 to July 2008. Mr. Bryson also serves on the board of The Walt Disney Company. He is a trustee of the California Institute of Technology, a director of the W.M. Keck Foundation and The California Endowment, and Chairman of the Pacific Council on International Policy.

Mr. Bryson is our longest-serving director, and he brings to our Board a broad array of institutional knowledge and a historical perspective. Mr. Bryson has served on our Board for more than 16 years, and has been a member of all four of our principal standing committees. Based on his experience at Edison International and The Walt Disney Company, Mr. Bryson is able to deliver important insights to our management and other directors on subjects ranging from executive compensation and corporate governance to corporate strategy and management oversight. Finally, Mr. Bryson provides expert, independent advice to Boeing on energy, natural resources and environmental matters. His experience in this area includes his role as an initial founder of the Natural Resources Defense Council and current service on the United Nations Secretary General’s Advisory Group on Energy and Climate Change.

Mr. Bryson is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.

David L. Calhoun Age 53 Director since 2009

Chief Executive Officer and Executive Director, Nielsen Holdings N.V. Mr. Calhoun has served as Chief Executive Officer of Nielsen Holdings N.V. (marketing and media information) since May 2010, as Executive Director of Nielsen Holdings N.V. since its initial public offering in January 2011 and as Chairman of the Executive Board and Chief Executive Officer of The Nielsen Company since August 2006. Previously, Mr. Calhoun served as Vice Chairman of General Electric Company and President and Chief Executive Officer of GE Infrastructure. Before that, Mr. Calhoun served as President and Chief Executive Officer of GE Transportation; President and Chief Executive Officer of GE Aircraft Engines; President and Chief Executive Officer of Employers Reinsurance Corporation; President and Chief Executive Officer of GE Lighting; and President and Chief Executive Officer of GE Transportation Systems. Mr. Calhoun also serves on the board of Medtronic, Inc. He is Co-Chairman of the Campaign for Virginia Tech and a director of the National Underground Railroad Freedom Center.

Mr. Calhoun provides valuable insight and perspective on general strategic and business matters, stemming from his vast executive and management experience with Nielsen and GE. Mr. Calhoun also has significant aerospace, aircraft and high-technology industry expertise as evidenced by his leadership of GE’s aircraft engines and transportation businesses. Finally, Mr. Calhoun serves on the audit committee of Medtronic, Inc. and has extensive financial and accounting skills, as a result of which the Board has determined that he is an audit committee financial expert as defined by SEC rules.

Mr. Calhoun is a member of the Audit Committee and the Finance Committee.

Arthur D. Collins, Jr. Age 63 Director since 2007

Senior Advisor, Oak Hill Capital Partners; Retired Chairman of the Board and Chief Executive Officer, Medtronic, Inc. Mr. Collins has served since April 2009 as Senior Advisor to Oak Hill Capital Partners (private equity). Previously, he served as Chairman of the Board of Medtronic, Inc. (medical device and technology) from April 2002 to August 2008. At Medtronic, Mr. Collins was also Chairman and Chief Executive Officer from April 2002 to August 2007, President and Chief Executive Officer from May 2001 to April 2002, President and Chief Operating Officer from August 1996 to April 2001, Chief Operating Officer from January 1994 to August 1996, and Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994. He was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of Abbott from May 1984 to October 1989. Mr. Collins also serves on the boards of Alcoa Inc., Cargill, Inc. and U.S. Bancorp. He is a member of the Board of Overseers of The Wharton School at the University of Pennsylvania.

Mr. Collins provides independent guidance to our Board on a wide variety of general corporate and strategic matters based on his extensive executive and business experience. Mr. Collins brings the perspective of a member of multiple corporate boards, including as chair of U.S. Bancorp’s governance committee and a member of its compensation committee. In addition, Mr. Collins’ years of executive leadership at Medtronic allow us to benefit from his experience managing the operations of a large, global, high-technology company. In recognition of Mr. Collins’ skills in corporate finance, strategic and accounting matters, the Board has elected Mr. Collins to serve as Chair of the Finance Committee and determined that he is an audit committee financial expert as defined by SEC rules.

Mr. Collins is Chair of the Finance Committee and a member of the Audit Committee.

Linda Z. Cook Age 52 Director since 2003

Retired Executive Director, Royal Dutch Shell plc. Ms. Cook served as Executive Director of Royal Dutch Shell plc (oil, gas and petroleum) from August 2004 to December 2009 with executive responsibilities for global natural gas, trading and technology. She also served as a member of the Royal Dutch Shell board of directors. Previously, she served as President and Chief Executive Officer and a member of the board of directors of Shell Canada Limited from August 2003 to August 2004. She served as Chief Executive Officer for Shell Gas & Power from January 2000 to July 2003. Ms. Cook also serves on the board of Cargill, Inc. She is a member of the Society of Petroleum Engineers, the Board of Trustees for the University of Kansas Endowment Association and the Advisory Board for the University of Texas Energy Institute.

Ms. Cook’s extensive senior management and board experience at Royal Dutch Shell enables her to advise management on a wide range of strategic, financial and governance matters. Ms. Cook also has vast international business experience, which has proven to be valuable given Boeing’s numerous relationships with non-U.S. suppliers and customers. Ms. Cook has an engineering background, and her expertise in this area is invaluable to the Board’s deliberations with respect to project management and the many technical and high-technology aspects of our businesses. Ms. Cook’s demonstrated leadership in corporate governance matters at Royal Dutch Shell also enables her to serve a key role on our GON Committee.

Ms. Cook is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.

Kenneth M. Duberstein Age 66 Director since 1997

Chairman and Chief Executive Officer, The Duberstein Group. Mr. Duberstein has served as Chairman and Chief Executive Officer of The Duberstein Group (consulting) since 1989. He was White House Chief of Staff from 1988 to 1989. Mr. Duberstein also serves on the boards of ConocoPhillips, Mack-Cali Realty Corporation and The Travelers Companies, Inc. and served on the boards of Fannie Mae from 1998 to 2007 and Collegiate Funding Services, Inc. from 2004 to 2007.

Mr. Duberstein has been a member of our Board for more than 13 years and provides independent leadership to our Board as our Lead Director. In addition to having extensive knowledge of Boeing and its businesses, Mr. Duberstein brings to the Board a wide range of experience in U.S. government and international matters and as a member of other Fortune 500 boards. Mr. Duberstein’s experience both in the highest levels of the U.S. government and as an outside strategic advisor allows him to advise the Board and senior management on key issues of corporate strategy, as well as a wide range of issues related to Boeing’s government interactions. In recognition of Mr. Duberstein’s skills in overseeing Boeing’s corporate governance policies and practices as well as his overall leadership abilities, his fellow directors elected him both as Lead Director and as Chair of the Governance, Organization and Nominating Committee.

Mr. Duberstein is the Lead Director, Chair of the Governance, Organization and Nominating Committee and a member of the Compensation Committee.

Edmund P. Giambastiani, Jr. Age 62 Director since 2009

Seventh Vice Chairman of the U.S. Joint Chiefs of Staff (2005-2007); Former NATO Supreme Allied Commander Transformation (2003-2005); Former Commander, U.S. Joint Forces Command (2002-2005). Admiral Giambastiani is a career U.S. Navy nuclear submarine officer with extensive operational experience, including command at the submarine, squadron and fleet level. His staff experience includes service as Co-Chairman of the Defense Acquisition Board and Chairman of the Joint Requirements Oversight Council. Admiral Giambastiani also serves on the boards of Monster Worldwide and QinetiQ Group PLC. He served on the board of SRA International, Inc. from 2008 to 2010 and as non-executive Chairman of Alenia North America, Inc. from 2008 to 2009.

During his distinguished U.S. military career of over 40 years, Admiral Giambastiani developed extensive operational and engineering experience that complements Boeing’s high-technology business needs. Admiral Giambastiani has a wealth of experience with program development, program resourcing and other aspects of managing major U.S. armed forces acquisition programs. Each of these skills enables him to provide expert advice to senior management and his fellow directors on a range of technical and operational matters, including in his capacity as a member of the Special Programs Committee. Admiral Giambastiani also has extensive experience as a senior military leader in strategy development, which enhances the Board’s management oversight resources.

Admiral Giambastiani is a member of the Audit Committee, the Finance Committee and the Special Programs Committee.

Edward M. Liddy Age 65 Director since 2010

Partner, Clayton, Dubilier & Rice, LLC. Mr. Liddy served as a partner at Clayton, Dubilier & Rice, LLC (private equity) from April to September 2008 and rejoined the firm in January 2010. At the request of the Secretary of the U.S. Department of the Treasury, Mr. Liddy served as Interim Chairman and Chief Executive Officer of American International Group, Inc. (insurance and financial services holding company) from September 2008 to August 2009. He served as Chairman of the Board of The Allstate Corporation (insurance) from January 1999 to April 2008. At Allstate, Mr. Liddy also served as Chief Executive Officer from January 1999 to December 2006 and as President and Chief Operating Officer from August 1994 to December 1998. Mr. Liddy also serves on the boards of 3M Company and Abbott Laboratories and served on the boards of Boeing from 2007 to 2008, The Goldman Sachs Group, Inc. from 2003 to 2008 and The Kroger Co. from 1996 to 2006.

Mr. Liddy brings to our Board the benefits of his vast experience as a senior executive and board member of multiple Fortune 100 companies across a range of industries. Mr. Liddy’s executive leadership experience at Allstate, American International Group and Sears, Roebuck & Co. enables him to provide our Board with valuable insights on corporate strategy, risk management, corporate governance and many other issues facing large, global enterprises. In addition, Mr. Liddy’s service as Chief Financial Officer of Sears, Roebuck & Co., chair of the audit committee of Goldman Sachs and a member of the audit committee of 3M gives him particular expertise in accounting, corporate finance, and financial reporting. The Board has determined that Mr. Liddy is an audit committee financial expert as defined by SEC rules.

Mr. Liddy is a member of the Audit Committee and the Finance Committee.

John F. McDonnell Age 73 Director since 1997

Retired Chairman, McDonnell Douglas Corporation. Mr. McDonnell served as Chairman of McDonnell Douglas Corporation (aerospace) from 1988 until its merger with Boeing in 1997, and as its Chief Executive Officer from 1988 to 1994. He serves on the boards of Washington University and the Donald Danforth Plant Science Center.

During his more than 13 years of service on our Board, Mr. McDonnell has participated as a member of all four of our principal standing committees. Mr. McDonnell has unparalleled experience in and knowledge of the commercial and military aerospace industries. Mr. McDonnell provides the Board with a rare combination of historical industry perspective and an extensive understanding of the industry’s current challenges and opportunities, both as an industry leader and experienced business person. Mr. McDonnell also has significant senior management experience, which supports the Board’s management oversight role as well as its commitment to oversee and direct corporate strategy. As a result of his prior leadership responsibilities, management expertise and independence, Mr. McDonnell’s fellow directors have elected him to serve as Chair of the Compensation Committee.

Mr. McDonnell is Chair of the Compensation Committee and a member of the Governance, Organization and Nominating Committee.

W. James McNerney, Jr. Age 61 Director since 2001

Chairman, President and Chief Executive Officer, The Boeing Company. Mr. McNerney has served as Chairman, President and Chief Executive Officer of The Boeing Company since July 2005. Previously, he served as Chairman and Chief Executive Officer of 3M Company (diversified technology) from January 2001 to June 2005. Beginning in 1982, he served in management positions at General Electric Company, his most recent being President and Chief Executive Officer of GE Aircraft Engines from 1997 to 2000. Mr. McNerney also serves on the boards of The Procter & Gamble Company and International Business Machines Corporation. He is Chair of President Obama’s Export Council and a member of various business and educational organizations.

Mr. McNerney serves a key leadership role on the Board, provides the Board with an in-depth knowledge of each of Boeing’s businesses, industry challenges and opportunities, and communicates management’s perspective on important matters to the Board. In addition to his extensive senior management experience at Boeing, 3M and GE, Mr. McNerney brings to the Board experience as an independent director of other Fortune 100 companies, including service as Presiding Director of Procter & Gamble and as a member of the audit committee of IBM. This extensive leadership experience enables Mr. McNerney to play a key role in all matters involving our Board, and positions him well to act not only as the Board’s Chairman, but also as the principal intermediary between management and the independent directors of our Board.

Mr. McNerney is Chair of the Special Programs Committee.

Susan C. Schwab Age 55 Director since 2010

Professor, University of Maryland School of Public Policy; Former U.S. Trade Representative. Ambassador Schwab has been a Professor at the University of Maryland School of Public Policy since January 2009 and a strategic advisor to Mayer Brown, LLP (global law firm) since March 2010. Ambassador Schwab served as U.S. Trade Representative from June 2006 to January 2009 and as Deputy U.S. Trade Representative from October 2005 to June 2006. Prior to her service as Deputy U.S. Trade Representative, Ambassador Schwab served as President and Chief Executive Officer of the University System of Maryland Foundation from June 2004 to October 2005, as a consultant for the U.S. Department of Treasury from July 2003 to December 2003 and as Dean of the University of Maryland School of Public Policy from July 1995 to July 2003. Ambassador Schwab also serves on the boards of Caterpillar Inc. and FedEx Corporation.

Ambassador Schwab brings unique global and governmental perspectives to the Board’s deliberations. Ambassador Schwab’s extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key issues facing Boeing through its relationships with non-U.S. companies and governments. Ambassador Schwab’s experience in the U.S. government also allows her to advise Boeing on the many challenges and opportunities that relate to government interactions. As a result of Ambassador Schwab’s prior business experience and current service on other Fortune 100 corporate boards, including as a member of the compensation committee of FedEx Corporation, she brings expertise to the Board on a wide range of strategic, operational, corporate governance and compensation matters.

Ambassador Schwab is a member of the Audit Committee and the Finance Committee.

Ronald A. Williams Age 61 Director since 2010

Chairman, Aetna Inc. Mr. Williams has served as Chairman of Aetna Inc. (managed care and health insurance) since October 2006, having previously served as Chief Executive Officer from February 2006 until November 2010, President from May 2002 until July 2007 and Executive Vice President and Chief of Health Operations from March 2001 until May 2002. He will retire as Chairman of Aetna in April 2011, at which time he will provide consulting services to Aetna. Mr. Williams also serves on the board of American Express Company and served on the board of Lucent Technologies, Inc. from 2003 to 2006.

Mr. Williams is our newest director and brings to our Board significant leadership, operations and management experience from his tenure at Aetna, including as Chairman and Chief Executive Officer. With more than 25 years of experience in the health care industry, Mr. Williams provides valuable insight into the health insurance and employee benefits industry. In addition, his service on the audit and risk committee of American Express has enhanced his expertise in the areas of financial reporting, internal controls and risk management for large, complex companies, which led to the Board’s determination that he is an audit committee financial expert as defined by SEC rules.

Mr. Williams is a member of the Audit Committee and the Finance Committee.

Mike S. Zafirovski Age 57 Director since 2004

Former President and Chief Executive Officer, Nortel Networks Corporation. Mr. Zafirovski served as Director, President and Chief Executive Officer of Nortel Networks Corporation (telecommunications) from November 2005 to August 2009. Previously, Mr. Zafirovski was Director, President and Chief Operating Officer of Motorola, Inc. (global communications) from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as Executive Vice President and President of the Personal Communications Sector (mobile devices) of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent nearly 25 years with General Electric Company, where he served in management positions, including 13 years as President and Chief Executive Officer of five businesses in the industrial and financial services arenas, his most recent being President and Chief Executive Officer of GE Lighting from July 1999 to May 2000.

Mr. Zafirovski provides independent guidance to our Board on a wide variety of strategic and business matters based on his vast experience leading high-technology enterprises with significant international operations. Mr. Zafirovski’s leadership at Nortel and Motorola enable him to provide unique perspectives on strategic planning, technology development and security matters. Mr. Zafirovski also has an extensive background in financial services industry leadership, which provides the Board with key expertise in financial matters. Mr. Zafirovski has a record of emphasizing corporate governance and quality leadership teams throughout his career, which is particularly valuable given his service as a member of our Governance, Organization and Nominating Committee.

Mr. Zafirovski is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTOR.

Corporate Governance

Corporate Governance Principles

The Board of Directors has adopted policies and procedures to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Principles, the charters of each of the Board’s standing committees, our Director Independence Standards and our codes of conduct for directors, finance employees and all employees, as well as information regarding securities transactions by our directors and officers, may be viewed in the corporate governance section of our website at www.boeing.com/corp_gov/. We will also provide written copies of any of the foregoing without charge upon written request to the Office of the Corporate Secretary, Boeing Corporate Offices, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596.

The GON Committee periodically reviews our Corporate Governance Principles and proposes modifications to the principles and other key governance practices as warranted for adoption by the Board.

Board Composition, Responsibilities and Leadership Structure

The Board of Directors is responsible for overseeing the affairs of the Company. During 2010, the Board held eight meetings, and the five standing committees held a total of 33 meetings. Each director attended more than 85% of the meetings of the Board and the committees on which he or she served during 2010, and average attendance at these meetings exceeded 97%. Absent extenuating circumstances, directors are required to attend our annual meetings of shareholders, and all directors then serving attended the 2010 Annual Meeting. Following the retirement of Mr. Biggs upon the election of directors at the 2011 Annual Meeting, the Board will be reduced to 12 directors. Our By-Laws provide that the Board may increase or decrease the size of the Board and fill any vacancies.

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. McNerney, our President and Chief Executive Officer, to serve as Chairman of the Board, while also selecting a Lead Director—currently, Mr. Duberstein—to provide independent leadership. Our Lead Director is elected annually by a majority of the independent directors upon a recommendation from the GON Committee. Our Lead Director presides over executive sessions of the nonemployee directors following every regularly scheduled Board meeting (which sessions are not attended by management) and advises the Chairman, in consultation with the other nonemployee directors, as to Board schedules and agendas. The Board has also determined that our Lead Director shall be available to consult with shareholders and call meetings of the nonemployee directors when appropriate. The independent directors believe that our President and Chief Executive Officer’s in-depth knowledge of each of our businesses and the competitive challenges each business faces, as well as his extensive experience as a director and senior member of management at other Fortune 100 companies, make him the director best qualified to serve as Chairman. The Board may subsequently decide, however, to change its leadership structure, and we do not have a formal policy to require that the Chief Executive Officer or any other member of management serve as Chairman of the Board. See our Corporate Governance Principles, which are set forth in Appendix 1 to this proxy statement, for additional information on the leadership structure of the Board.

Board Committees

The Board has delegated certain authority to five standing committees. Each committee operates under a charter that has been approved by the Board. A copy of each committee charter is posted in the corporate governance section of our website at www.boeing.com/corp_gov/. The biographical information of each of our directors beginning on page 4 includes the standing committees on which he or she serves. Mr. Biggs serves as Chair of the Audit Committee and is a member of the Finance Committee. The Board also has established a Stock Plan Committee composed of the Chairman, to which the Compensation Committee may delegate certain of its responsibilities.

Audit Committee

The Audit Committee met 11 times in 2010. The Audit Committee oversees our independent auditor and accounting and internal control matters. Its principal responsibilities include oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence;

•	the performance of our internal audit function;

•	the performance of our independent auditor; and

•	our risk assessment and risk management processes.

The Audit Committee also prepares the Audit Committee Report that Securities and Exchange Commission, or SEC, rules require be included in our annual proxy statement. This report is on page 60 of this proxy statement.

The Audit Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional or supplemental independence standards applicable to audit committee members established pursuant to applicable law. The Board has determined that each Audit Committee member is financially literate as defined by NYSE listing standards, and that Messrs. Biggs, Calhoun, Collins, Liddy and Williams are audit committee financial experts as defined by SEC rules.

Compensation Committee

The Compensation Committee met seven times in 2010. The Compensation Committee oversees our executive and equity compensation programs. Its principal responsibilities include:

•	annually reviewing and approving the salary, incentive awards, equity-based awards and any other long-term incentive awards for our CEO and other corporate officers elected by the Board;

•

reviewing employment and severance agreements, change in control provisions affecting compensation, and special or supplemental arrangements such as supplemental retirement benefits and perquisites for our CEO and other corporate officers elected by the Board;

•

reviewing and approving corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of those goals and objectives (in each case, together with the GON Committee) and, together with the other independent directors, determining and approving the CEO’s compensation based on such evaluation;

•	reviewing, approving and monitoring compliance with stock ownership requirements applicable to our CEO and other senior executives;

•	reviewing periodic reports on our compensation programs as they affect all employees; and

•	approving and overseeing all incentive compensation plans and other equity-based plans and approving, or recommending to the Board to approve, changes to such plans.

The Compensation Committee also prepares the Compensation Committee Report that SEC rules require be included in our annual proxy statement. This report is on page 35 of this proxy statement.

The Compensation Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Finance Committee

The Finance Committee met six times in 2010. The Finance Committee’s principal responsibilities include:

•	reviewing and making recommendations concerning proposed dividend actions, stock splits and repurchases, and issuances of debt or equity securities;

•	reviewing strategic plans and transactions, including mergers, acquisitions, divestitures, joint ventures and other equity investments;

•	reviewing customer financing activities and related customer finance business;

•	reviewing our funding plans and funding plans of our subsidiaries;

•	reviewing our significant financial exposures, contingent liabilities and major insurance programs;

•	reviewing our credit agreements and short-term investment policies; and

•	reviewing the investment policies, administration and performance of the trust investments of our employee benefit plans.

The Finance Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Governance, Organization and Nominating Committee

The GON Committee met seven times in 2010. The GON Committee’s principal responsibilities include:

•	making recommendations to the Board concerning the organization, leadership, structure, size and composition of the Board, as well as the compensation and benefits of nonemployee directors;

•	identifying and recommending to the Board candidates who are qualified to become directors under the criteria set forth in our Corporate Governance Principles;

•	assessing the independence of directors on an annual basis and making recommendations to the Board with respect to such assessments;

•	overseeing the annual performance evaluation process for the Board;

•	monitoring and reviewing at least annually the performance of our CEO and plans for senior management succession;

•	monitoring compliance with stock ownership requirements for directors; and

•	considering possible conflicts of interest of directors and officers.

The GON Committee works with a third-party search firm to identify potential candidates to serve on the Board. The GON Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Special Programs Committee

The Special Programs Committee met twice in 2010. The Special Programs Committee reviews Company programs that the U.S. government has designated as classified for purposes of national security.

Risk Oversight

As set forth in our Corporate Governance Principles, our Board’s oversight responsibilities include considering risks facing Boeing. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its standing committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. For example, our Senior Vice President, Office of Internal Governance reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee is responsible for discussing our overall risk assessment and risk management practices, as set forth in the Audit Committee’s charter. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the full Board after meeting with our Senior Vice President, Office of Internal Governance, Vice President, Corporate Audit and our independent auditor, Deloitte & Touche LLP. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. For more information on the Board’s oversight of risks relating to our compensation practices, see “Executive Compensation—Compensation and Risk” beginning on page 35. In addition, the Finance Committee is responsible for managing risks related to our capital structure, significant financial exposures, and major insurance programs and our employee pension plan policies and performance and regularly evaluates financial risks associated with such programs. The full Board also regularly assesses significant risks to the Company in the course of reviews of corporate strategy, business planning discussions and reviews of Board committee meetings.

Communications with the Board

The Board of Directors has established a process whereby shareholders and other interested parties can send communications to our Lead Director or to the nonemployee directors as a group. This process is described on our website at www.boeing.com/corp_gov/email_the_board.html.

Director Independence

Our Corporate Governance Principles require that at least 75% of the Board satisfy the NYSE criteria for independence. The Board of Directors has adopted Director Independence Standards to assist in determining whether a director does not have material relationships with Boeing and thereby qualifies as independent. The Director Independence Standards are based on NYSE independence standards. To be considered “independent,” the Board of Directors must affirmatively determine that a director has no material relationship with us other than as a director, either directly or indirectly (such as a partner, shareholder or executive officer of another entity that has a relationship with Boeing). In each case, the Board broadly considers all relevant facts and circumstances.

Under the Director Independence Standards, a director will not be deemed to be “independent” if:

•	the director is, or in the last three years was, employed by us or any of our direct or indirect subsidiaries;

•	an immediate family member of the director is, or in the last three years was, employed by us as an executive officer;

•

the director, or an immediate family member of the director, is a current partner of a firm that is our internal or external auditor or within the last three years has been a partner or employee of such a firm and personally worked on our audit within that time;

•	the director is a current employee of our internal or external auditor;

•	an immediate family member of the director is a current employee of our internal or external auditor and personally works on our audit;

•

the director, or an immediate family member of the director, received more than $120,000 over a twelve-month period in direct compensation from us within the last three years, other than director and committee fees and pensions or other forms of deferred compensation, so long as such compensation is not contingent on continued service;

•	the director is, or within the last three years was, employed as an executive officer of another company where any of our current executives serve or served on that company’s compensation committee;

•

an immediate family member of the director is, or within the last three years was, employed as an executive officer of another company where any of our current executives serve or served on that company’s compensation committee;

•

the director is an executive officer or an employee of a company that makes payments to or receives payments from us for property or services in an amount that exceeds in any of the last three fiscal years $1 million or 2% of that company’s consolidated gross revenues, whichever is greater; or

•

an immediate family member of the director is an executive officer of a company that makes payments to or receives payments from us for property or services in an amount that exceeds in any of the last three fiscal years $1 million or 2% of that company’s consolidated gross revenues, whichever is greater.

An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such director’s home; however, it does not include stepchildren who do not share a stepparent’s home or the in-laws of such stepchildren.

The Board of Directors has determined that the following relationships are not considered to be material and would not impair a director’s independence:

•

the director’s service as an employee of an organization that has purchased property or services from us, or provided property or services to us, if (1) payments for such property or services have not exceeded the greater of $1 million or 1% of that organization’s or our consolidated gross revenues in each of the past three fiscal years and (2) the director is not compensated directly or indirectly as a result of this relationship other than that the payments add to the revenue of the organization or Boeing; or

•

the director’s service as an executive officer of a tax-exempt or charitable organization if, within the preceding three years, our discretionary contributions to the organization (other than employee and director matching contributions under our gift match programs) in any single fiscal year, in the aggregate, have not exceeded the greater of $1 million or 2% of that organization’s consolidated gross revenues.

The Board of Directors reviews all commercial and charitable relationships of directors on an annual basis. The ownership of a significant amount of stock is not in and of itself a bar to an independence determination but rather one factor that the Board considers.

The Board determines and discloses on an annual basis whether each director meets the independence standards. For relationships not covered by the Director Independence Standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who themselves satisfy the independence guidelines.

The Board of Directors has reviewed the direct and indirect relationships between us and each of our directors and has determined that John H. Biggs, John E. Bryson, David L. Calhoun, Arthur D. Collins, Jr., Linda Z. Cook, Kenneth M. Duberstein, Edmund P. Giambastiani, Jr., Edward M. Liddy, John F. McDonnell, Susan C. Schwab, Ronald A. Williams and Mike S. Zafirovski are independent under NYSE director independence standards and our Director Independence Standards and have either no relationships with us (other than as a director and shareholder) or only immaterial relationships with us. The Board reached the same determination with respect to William M. Daley, who served as a director until January 7, 2011. W. James McNerney, Jr. is not an independent director because he is our President and Chief Executive Officer.

In making the independence determinations with respect to Mr. Williams, our other independent directors considered payments we made to Aetna Inc. Mr. Williams retired as Chief Executive Officer of Aetna prior to his election to our Board and will retire as Chairman in April 2011. The services Aetna provides to us consist of third-party administration services and employee programs in connection with certain Boeing employee benefit plans, including health care claim administration, leave of absence management services and long-term disability insurance. In addition, several of our defined benefit plans hold long-standing annuity contracts with Aetna. The aggregate amount of payments made to Aetna is significantly less than the thresholds described above.

In making the independence determination with respect to Mr. Daley, our independent directors considered payments we made to and received from JPMorgan Chase & Co., Mr. Daley’s former employer. The aggregate amount of such payments is significantly less than the thresholds described above. Mr. Daley resigned from our Board and JPMorgan Chase effective as of January 7, 2011 in order to serve as White House Chief of Staff.

Codes of Conduct

The Board expects our directors, officers and employees to act ethically at all times and adhere to all relevant codes of conduct. Shareholders may view codes of conduct applicable to our directors and employees at www.boeing.com/corp_gov/. Only the Board may grant a waiver of any code of conduct provision for a director or executive officer and any such waiver will be promptly disclosed. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board or the Chair of the GON Committee. All directors are required to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Outside Board Memberships

Our CEO and other officers elected by the Board must obtain the approval of the GON Committee before accepting an invitation to serve on the board of any other public company or other for-profit entity. Directors must notify the GON Committee before accepting an invitation to serve on the board of any other public company or other for-profit entity, and must not accept such service until being advised by the Chair of the GON Committee that the GON Committee has determined that service on such other board would not create regulatory issues or potential conflicts of interest and would not conflict with Boeing policies. A director may not serve on the boards of more than four other public companies or, if the director is an active chief executive officer or equivalent of another public company, on the boards of more than two other public companies. While we acknowledge the value in having directors and officers with significant experience in other businesses and activities, directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Board.

In January 2009, Nortel Networks Corporation, for which Mr. Zafirovski served as Director, President and Chief Executive Officer, and subsidiary companies filed for bankruptcy protection in the United States, Canada and Europe. The Board has concluded that these events do not impair Mr. Zafirovski’s ability to continue to serve as an independent director. Mr. Zafirovski resigned from Nortel on August 9, 2009.

Director Compensation

We provide compensation to our nonemployee directors in order to:

•	align their interests with the long-term interests of our shareholders,

•	attract and retain outstanding director candidates who have the requisite experience and background as set forth in our Corporate Governance Principles, and

•	recognize the substantial time commitments required to exercise oversight of the Company and fulfill the other responsibilities required of our directors.

Mr. McNerney, our sole employee director, does not receive additional compensation for his Board service.

The GON Committee periodically assesses the form and amount of compensation and benefits for nonemployee directors, and makes appropriate recommendations to the Board. When making its recommendations, the GON Committee considers director compensation levels at companies that are also benchmarks for our executive compensation program. See “Executive Compensation—Compensation Discussion and Analysis—Benchmarking Against Our Peer Group” on page 33 for more information. Compensation Advisory Partners LLC serves as the GON Committee’s independent consultant with respect to the compensation and benefits of nonemployee directors. See “Compensation Consultants” on page 18 for more information. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us.

Our nonemployee director compensation program consists of cash (board, committee chair and lead director annual retainer fees) and equity (retainer stock units). Our directors are also eligible to participate in our Board Member Leadership Gift Match Program, which matches dollar-for-dollar charitable contributions made by the director to non-profit organizations or educational institutions with which the director is substantially involved, with a maximum match of $31,000 per director on an annual basis.

2010 Director Compensation Table

The following table sets forth information regarding 2010 compensation for each of our nonemployee directors.

Name	Fees Earned or Paid in Cash ($)(11)	Stock Awards ($)(12)	All Other Compensation ($)(13)	Total ($)
John H. Biggs(1)	$115,000	$130,000	$31,000	$276,000
John E. Bryson(2)	104,787	130,000	31,000	265,787
David L. Calhoun	100,000	130,000	30,000	260,000
Arthur D. Collins, Jr.(3)	115,000	130,000	31,000	276,000
Linda Z. Cook	100,000	130,000	20,000	250,000
William M. Daley(4)	100,000	130,000	30,000	260,000
Kenneth M. Duberstein(5)	140,000	130,000	31,000	301,000
Edmund P. Giambastiani, Jr.(6)	123,561	160,630	5,250	289,441
Edward M. Liddy(7)	56,575	73,548	11,500	141,623
John F. McDonnell(8)	110,213	130,000	31,000	271,213
Susan C. Schwab(9)	88,699	115,308	14,000	218,007
Ronald A. Williams(10)	—	—	—	—
Mike S. Zafirovski	100,000	130,000	31,000	261,000

(1)	Audit Committee Chair.

(2)	Compensation Committee Chair through April 25, 2010.

(3)	Finance Committee Chair.

(4)	Mr. Daley resigned from the Board effective January 7, 2011 in order to serve as White House Chief of Staff.

(5)	Lead Director; Governance, Organization and Nominating Committee Chair.

(6)

Admiral Giambastiani joined the Board on October 7, 2009, after the payment date for the fourth quarter 2009 installment of retainer fees. The amounts shown include $23,561 cash compensation earned in 2009 but paid in 2010 and the grant date fair value of $30,630 for 551 retainer stock units earned in 2009 but awarded in 2010.

(7)	Mr. Liddy joined the Board on June 7, 2010.

(8)	Compensation Committee Chair effective April 26, 2010.

(9)	Ambassador Schwab joined the Board on February 10, 2010.

(10)

Mr. Williams joined the Board on December 2, 2010, after the payment date for the fourth quarter 2010 installment of retainer fees. Compensation earned in connection with his service as a director in 2010 will be paid in 2011 and will be reported in the 2011 Director Compensation Table.

(11)

Amounts reported in the “Fees Earned or Paid in Cash” column reflect total cash compensation paid to each director in 2010 and include amounts deferred at the director’s election pursuant to our Deferred Compensation Plan for Directors.

(12)

Amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the retainer stock units awarded to each director in 2010. Such grant date fair value for these awards is equal to the Fair Market Value of the underlying Boeing stock on the grant date. The “Fair Market Value” for a single trading day is the average of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. As of December 31, 2010, our nonemployee directors had the following aggregate number of deferred stock units accumulated in their deferral accounts for all years of service as a director from deferrals of cash compensation and awards of retainer stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units: Mr. Biggs, 36,750 units; Mr. Bryson, 42,286 units; Mr. Calhoun, 3,703 units; Mr. Collins, 14,896 units; Ms. Cook, 19,547 units; Mr. Daley, 15,502 units; Mr. Duberstein, 38,742 units; Admiral Giambastiani, 2,636 units; Mr. Liddy, 1,938 units; Mr. McDonnell, 24,549 units; Ambassador Schwab, 1,720 units; and Mr. Zafirovski, 21,892 units.

(13)	Amounts reported in the “All Other Compensation” column consist of gift matching of charitable contributions under the Board Member Leadership Gift Match Program.

Cash Compensation

In 2010, nonemployee directors received a cash annual retainer fee of $100,000. Our Lead Director received an additional annual retainer fee of $25,000. Nonemployee directors who served as chairs of the Audit Committee, the Compensation Committee, the Governance, Organization and Nominating Committee and the Finance Committee received an additional annual retainer fee of $15,000. We do not pay additional fees for attending Board or committee meetings. All retainer fees are payable in four quarterly installments as of the first business day of each quarter and are prorated for directors who join the Board during a quarter. We reimburse nonemployee directors for actual travel and out-of-pocket expenses incurred in connection with their services. Based on the independent consultant’s analysis of director compensation trends among our peer group companies, the GON Committee recommended and the Board approved an increase in the cash annual retainer fee for 2011 to $110,000 in order to more closely align cash compensation with that of our peer group.

Deferred Compensation

Pursuant to our Deferred Compensation Plan for Directors, nonemployee directors may elect to defer all or part of their cash compensation into an interest-bearing, cash-based account or a stock unit account as deferred stock units. The number of deferred stock units is calculated by dividing the amount of the deferred fees by the Fair Market Value of Boeing stock on each of the four quarterly dates on which the annual retainer fee is paid. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units, and will be distributed as shares of Boeing stock. Directors may elect to receive the distribution in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service. For the 2010 deferrals, the Fair Market Value on each of January 4, April 1, July 1 and October 1, 2010 was $55.60, $72.91, $62.02 and $67.33, respectively. The following directors elected to defer cash compensation into deferred stock units as follows: Mr. Bryson, $104,787 for 1,642 units; Mr. Collins, $115,000 for 1,802 units; Mr. Liddy, $50,000 for 774 units; and Mr. Zafirovski, $100,000 for 1,567 units. Mr. Calhoun and Ambassador Schwab elected to defer $100,000 and $75,000, respectively, of their 2010 cash compensation into an interest-bearing, cash-based account.

Stock-Based Compensation

Our nonemployee directors receive equity compensation in the form of retainer stock units, which are credited to the account of the nonemployee director pursuant to our Deferred Compensation Plan for Directors and are not distributed as shares of Boeing stock until after termination of Board service. The Board believes that retainer stock units encourages the alignment of directors’ interests with the long-term interests of our shareholders. During 2010, each nonemployee director was entitled to receive retainer stock units valued at $130,000. Retainer stock units are awarded in four quarterly installments as of the first business day of each quarter and are prorated for directors who join the Board during a quarter. Each nonemployee director received an aggregate of 2,037 retainer stock units during 2010, except for (a) Admiral Giambastiani, who received an additional 551 units representing units earned during 2009 but not awarded until 2010 because he joined the Board in October 2009 after the award date for the fourth quarter 2009 retainer stock units; (b) Mr. Liddy and Ambassador Schwab, who joined the Board during 2010 and were awarded 1,145 and 1,697 retainer stock units, respectively, representing units earned for service during 2010; and (c) Mr. Williams, who received 0 units because he joined the Board in December 2010 after the award date for the fourth quarter 2010 retainer stock units. The retainer stock units are credited to the director’s account (an unfunded stock unit account) in our Deferred Compensation Plan for Directors and are immediately vested. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn the equivalent of dividends, which are credited as additional retainer stock units. Directors may elect to receive the distribution in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service.

Based upon the independent consultant’s analysis of director compensation trends among our peer group companies, the GON Committee recommended and the Board approved an increase in the value of retainer stock units each nonemployee director is entitled to receive in 2011 to $140,000 in order to more closely align this component of our nonemployee director compensation with our peer group.

Before 2005, nonemployee directors received annual option grants, with an exercise price equal to the average of the Fair Market Values for the fifth through ninth business days following the grant date, which was the date of the annual meeting. The options have a term of ten years and generally became exercisable in installments of one, three and five years after the grant date. As of December 31, 2010, the following directors had the following aggregate number of outstanding stock options, all of which are fully vested: Mr. Biggs, 9,600; Mr. Bryson, 7,200; Mr. Duberstein, 9,600; and Mr. McDonnell, 9,600.

Director Stock Ownership Requirements

In order to further align the interests of nonemployee directors with the long-term interests of our shareholders, the Board has determined that, by the end of his or her third and sixth year as a director, each nonemployee director should own stock or stock equivalents with a value equal to three and five times, respectively, the annual cash retainer fee. The GON Committee annually reviews nonemployee directors’ ownership relative to the stock ownership requirements, and makes recommendations as appropriate. See our Corporate Governance Principles, which are set forth in Appendix 1 to this proxy statement, for additional information. All directors currently meet the applicable equity ownership requirements.

Compensation Consultants

In accordance with authority granted to the Compensation Committee pursuant to its charter, in July 2010 the Compensation Committee engaged Compensation Advisory Partners LLC to serve as independent consultant to both the Compensation and GON Committees. In this capacity, Compensation Advisory Partners provides peer group pay practices and other relevant benchmarks with respect to chief executive officer and nonemployee director compensation to the Compensation Committee and the GON Committee, respectively, as well as an ongoing overview of regulatory developments and compensation trends. In addition, Compensation Advisory Partners reviews and advises the Compensation Committee concerning management’s compensation data and recommendations. Compensation Advisory Partners takes direction from the Compensation and GON Committees, as appropriate, reports directly to the committees and does not provide any other services to Boeing. See discussion beginning on page 31 under “Governance of Pay Setting Process—Role of Compensation Committee, Management and Consultants.”

Prior to July 2010, the Compensation Committee engaged Towers Watson to serve as its outside compensation consultant. In that capacity, Towers Watson provided information, data and advice on matters such as trends in executive compensation, relative executive pay and benefits practices and relative assessment of pay of our executives to our performance, and evaluation of the design of individual pay elements and the total pay program. They also advised the GON Committee with respect to nonemployee director compensation. At that time, the Board permitted management to engage Towers Watson to perform additional non-executive compensation services for Boeing, subject to the prior approval of the Compensation Committee. Towers Watson provided the Compensation Committee on a semi-annual basis with a comprehensive description of these services, which during 2010 consisted of actuarial consulting and retirement design and strategy work. During 2010, Towers Watson received approximately $0.2 million in fees in connection with its role as outside executive compensation consultant to the Board and its committees and approximately $8.0 million in fees in connection with other services provided to Boeing.

Related Person Transactions

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our directors, executive officers, greater than 5% shareholders and their immediate family members may be directors, officers, partners, employees or shareholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them.

Policies and Procedures

Our legal, financial accounting, treasury and corporate development departments review transactions with related persons, including sales, purchases, transfers of realty and personal property, services received or furnished, use of property and equipment by lease or otherwise, borrowings and lendings, guarantees, filings of consolidated tax returns and employment arrangements. Under our policies and procedures, related persons include our executive officers, directors, director nominees and holders of more than 5% of our stock, as well as their immediate family members. The findings of our departments are furnished to the Vice President, Accounting and Financial Reporting, who reviews any potential related person transactions identified for materiality and evaluates the need for disclosure under SEC rules.

In addition, the GON Committee assesses possible conflicts of interest of directors and executive officers, and considers for review and approval or ratification of any transaction or proposed transaction required to be disclosed under SEC rules in which Boeing is or is to be a participant and the amount involved exceeds $120,000, and in which a director, director nominee, executive officer or an immediate family member of such persons has or will have an interest.

Executive officers are also subject to our policies and procedures applicable to all employees, which require them to disclose potential conflicts of interest and us to conduct reviews and make determinations with respect to specified transactions. Our Vice President, Ethics and Business Conduct, oversees this review and determination, and refers to the GON Committee for review and approval or ratification possible conflicts of interest involving executive officers. The factors considered in making the determination include:

•	the executive officer’s duties and responsibilities toward us; and

•	if the transaction includes another company:

-	the company or business involved in the transaction, including the product lines and market of the company or business;

-	the relationship between us and the other company or business, if any (for example, if the other company is one of our suppliers, customers or competitors); and

-	the relationship between the executive officer or his or her immediate family and the other company or business (for example, owner, co-owner, employee or representative).

Directors are required to disclose to the Chairman of the Board or the Chair of the GON Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with us, including:

•	engaging in any conduct or activities that would impair our relationship with any person or entity with which we have proposed or propose to enter into a business or contractual relationship;

•

accepting compensation from us other than compensation associated with his or her activities as a nonemployee director unless such compensation is approved in advance by the Chair of the GON Committee;

•	receiving improper gifts from persons or entities that deal with us; and

•

using our assets, labor or information for personal use except as outlined in our policies and procedures or unless approved by the Chair of the GON Committee or as part of a compensation or expense reimbursement program available to all directors.

Directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Finally, pursuant to our Corporate Governance Principles, we may not, directly or indirectly, extend or maintain credit or arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Certain Transactions

Evercore Trust Company, N.A. (“Evercore”), is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 3 to Schedule 13G filed by Evercore with the SEC on February 14, 2011. Evercore is the investment manager for shares of our common stock held by The Boeing Company Employee Savings Plans Master Trust (the “Savings Plans Trust”) and The Boeing Company Retirement Plans Master Trust (the “Retirement Plans Trust”) on behalf of certain of our retirement plans. Pursuant to the investment management agreement with the Savings Plans Trust, Evercore is entitled to an annual fee based on the market value of our common stock in the Savings Plans Trust. In 2009 and 2010, these fees totaled approximately $565,000 and $878,000, respectively. Pursuant to the investment management agreement with the Retirement Plans Trust, Evercore was paid fees of approximately $380,000 for services during 2010. The investment management agreement for the Retirement Plans Trust currently provides for the payment of fees totaling approximately $213,000 in 2011.

State Street Bank and Trust Company (“State Street”) is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G filed by State Street Corporation with the SEC on February 11, 2011. State Street is the trustee of the Savings Plans Trust. During 2010, the Savings Plans Trust paid State Street approximately $2.2 million for its services as trustee of the Savings Plans Trust and for services relating to the Savings Plans Trust’s custody accounts held at State Street containing cash and investable securities. In addition, State Street Global Advisors, a division of State Street, acted as investment manager for various investment fund options within the Savings Plans Trust, and received approximately $1.4 million in fees for such services in 2010.

We, from time to time, enter into customary commercial and investment banking relationships with Evercore, State Street and their affiliates.

Advisory Vote on Executive Compensation (Item No. 2)

Our Board, as required pursuant to Section 14A of the Securities Exchange Act of 1934, seeks your advisory vote approving the compensation of our named executive officers as set forth in this proxy statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis and the accompanying compensation tables and related material.

For the reasons discussed below, our Board recommends that you vote FOR the approval of the advisory vote on executive compensation.

We have designed our executive compensation program to attract and retain highly qualified, superior leaders, reward performance, and align our executives’ interests with the long-term interests of our shareholders. Our Compensation Discussion and Analysis, which begins on page 23, describes in detail the components of our executive compensation program and the process by which our Board makes executive compensation decisions. Highlights of our program include the following:

•	our executives’ compensation consists primarily of performance-based incentive awards and equity awards subject to vesting requirements, and our executives are not eligible for guaranteed bonuses;

•	our annual and long-term incentive metrics drive competitive behavior by focusing our executives on the balanced objectives of increasing revenues, reducing costs and effectively managing net assets;

•

consistent with our pay-for-performance philosophy, our executives received no long-term incentive Performance Award payouts for the 2008-2010 cycle, because the Company did not achieve the economic profit threshold set by the Compensation Committee;

•

due to our strong economic performance in 2010, as evidenced by a total shareholder return of 24% (as compared to 13% for the median of our peer group), our overall company score was 1.4, resulting in above-target annual incentive payments to our executives;

•	88% of our Chief Executive Officer’s 2010 target compensation was variable and tied to performance, and we have not increased his base salary since March 2008;

•	substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success;

•	for executives within our two principal business units, annual incentive payments are determined by business unit-level performance as well as company-wide performance;

•	we have voluntarily adopted key governance reforms anticipated in future SEC rulemaking, such as equity clawbacks, hedging restrictions and engaging an independent compensation consultant;

•	our equity plans prohibit repricing and buybacks of stock options;

•	we do not provide any tax gross-ups for executives in connection with a change in control; and

•	our clawback policy entitles us to recover incentive payments from executives who engage in certain misconduct.

We believe that our executive compensation program plays a key role in driving Boeing’s long-term performance, as evidenced by Boeing’s strong financial and operating performance in 2010 despite challenging economic conditions. In future years, we expect to continue to drive performance in our businesses by rewarding executives who deliver strong results, while at the same time tying executive compensation levels to demonstrated individual and business-level performance and results.

This vote is non-binding; however, we highly value the opinions of our shareholders. Accordingly, the Board and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

For the reasons discussed above, the Board recommends that you vote FOR this proposal and requests your approval of the following resolution:

RESOLVED: That the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Advisory Vote on the Frequency of Advisory Votes on Executive Compensation (Item No. 3)

Our Board, as required pursuant to Section 14A of the Securities Exchange Act of 1934, seeks your recommendation on the frequency—every one, two or three years—with which to hold future advisory votes on executive compensation.

For the reasons discussed below, our Board believes that holding an advisory vote on executive compensation every THREE YEARS is most consistent with our approach to executive compensation and will best facilitate meaningful response to shareholder feedback on executive compensation matters.

Triennial advisory votes on executive compensation would result in targeted shareholder feedback that aligns with the long-term focus of our compensation program and the cyclicality of Boeing’s business.

We have designed our compensation program to encourage long-term value creation. As discussed in detail in “Compensation Discussion and Analysis” beginning on page 23, most of our executives’ target compensation consists of performance awards, stock options and restricted stock units that fluctuate in value based on the achievement of long-term operational goals and long-term increases in shareholder value. In addition, given the cyclicality of Boeing’s business, our compensation decisions must reflect long-term strategic goals and avoid excessive focus on short-term financial results or short-term stock price fluctuations. Given Boeing’s lengthy product development and operating cycles, our focus on long-term performance and the three-year performance and vesting periods for our long-term incentive compensation, we believe that a triennial vote on executive compensation will enable shareholders to provide the most constructive feedback on our executive compensation policies and program. Conversely, the Board believes that a more frequent vote could encourage shareholders and the Company to take a short-term view of both executive compensation and company performance.

A vote every three years on executive compensation would enable us to thoughtfully analyze and respond to shareholder concerns about our compensation program, as well as implement any changes.

A three-year cycle for voting on executive compensation would enable us to fully engage with shareholders on the results of each vote, implement any appropriate changes to our executive compensation program and understand the effects of those changes prior to the next advisory vote. The Board believes that advisory votes more frequent than three years would make it more difficult to analyze the results of prior votes in a comprehensive and timely manner, thereby limiting the depth and completeness with which we can react and respond to shareholder concerns. During “off-years,” the Board, as it does now, will continue to engage in direct discussions with investors about our executive compensation, so that even absent an advisory vote our shareholders’ views are regularly heard. Please see page 13 for information on how to communicate with our Lead Director or other members of the Board.

This vote is non-binding, and the final decision with respect to the frequency of future advisory votes on executive compensation remains with the Board. Although this vote is non-binding, we highly value the opinions of our shareholders. Accordingly, the Board and the Compensation Committee will consider the outcome of this vote in connection with decisions concerning the frequency with which to hold advisory votes on executive compensation. In accordance with applicable laws, at least every six years you will have the opportunity to recommend the frequency of future advisory votes on executive compensation.

For the reasons discussed above, the Board recommends that you vote for THREE YEARS.

You may vote for every one, two or three years, or may abstain from voting on the following resolution:

RESOLVED: That the option of every year, two years or three years that receives the highest number of votes cast for this resolution will be the frequency with which the shareholders of The Boeing Company recommend by advisory vote that the Company hold an advisory vote on the compensation of our named executive officers as set forth in this proxy statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis and the accompanying compensation tables and related material.

This vote is non-binding, and the final decision with respect to the frequency of future advisory votes on executive compensation remains with the Board. Although this vote is non-binding, we highly value the opinions of our shareholders. Accordingly, the Board and the Compensation Committee will consider the outcome of this vote in connection with decisions concerning the frequency with which to hold advisory votes on executive compensation. In accordance with applicable laws, at least every six years you will have the opportunity to recommend the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THREE YEARS.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis presents information about the compensation of our senior executives, including the officers named in the Summary Compensation Table beginning on page 36 (the “Named Executive Officers” or “NEOs”).

Summary

2010 Company Performance Highlights.    One of our key company objectives is strong financial performance that provides sustained, long-term increases in shareholder value. The amount of compensation earned by our senior executives and other employees is directly tied to our ability to deliver financial and operating performance that meets or exceeds our expectations. Highlights of the 2010 performance year include:

•	Total shareholder return of 24%;

•	Revenues of $64.3 billion;

•	Earned net income of $3.3 billion, or $4.46 per share;

•	Operating cash flow of $3.0 billion; and

•	Backlog of $321 billion.

2010 Annual Incentive.    Economic profit for 2010 after adjustments (see page 28 for additional information) was $2.0 billion versus a target of $1.6 billion. This resulted in a company performance score of 1.4, which is 40% more than the target of 1.0. The Boeing Commercial Airplanes performance score was determined to be 1.5 and the Boeing Defense, Space & Security performance score was 0.6. Beginning in 2010, annual incentive payments for executives working within one of our two principal business units were awarded based 25% on the performance of that business unit.

The above-target company performance was primarily due to strong operating performance and cash generation from Boeing Commercial Airplanes production and services businesses. This was partially offset by challenges on commercial development programs and below plan performance by Boeing Defense, Space & Security, which was primarily due to greater than planned spending on development programs as well as the current challenging defense contracting environment.

2008-2010 Performance Award Component of the Long-Term Incentive Program.    The Compensation Committee determined that, notwithstanding any adjustments that could have been made in accordance with the plan, cumulative economic profit for the period 2008 to 2010 did not meet either the target of $14.5 billion or the $10.9 billion threshold level of plan performance required for any payout. Consistent with our pay-for-performance philosophy, this resulted in an award payout factor for the three-year period of $0 per unit. This below-threshold performance was primarily the result of delays and performance issues on development programs, the unexpected economic downturn beginning in late 2008, and challenges with the current defense contracting environment.

2010 CEO Compensation.    Base salary for Mr. McNerney was held constant at $1,930,000; no base salary increase has been provided since March 2008.

Target annual incentive remained at 170% of base salary with a maximum potential payout of 230%; there were no changes to the target annual incentive for 2010. Based on the company performance score of 1.4 and his individual performance score, Mr. McNerney received an annual incentive payout of $4,439,000 and was capped at 230%.

As with all other executives, Mr. McNerney received no payout for the 2008-2010 Performance Award component of the long-term incentive program, consistent with our pay-for-performance philosophy.

As part of our annual review process, Mr. McNerney’s targeted total compensation was evaluated against the compensation practices of our peer companies. Based on the year-over-year trends among these companies, the Compensation Committee reduced Mr. McNerney’s targeted long-term incentive award granted in February 2010 (including stock options, restricted stock units, and the 2010-2012 Performance Award) from 650% to 570% of base salary. This action resulted in a decrease in 2010 targeted total compensation of approximately $1.5 million.

Named Executive Officers.    In 2010 our Named Executive Officers were:

•	W. James McNerney, Jr., Chairman, President and Chief Executive Officer;

•	James A. Bell, Executive Vice President, Corporate President and Chief Financial Officer;

•	James F. Albaugh, Executive Vice President, President and Chief Executive Officer, Commercial Airplanes;

•	J. Michael Luttig, Executive Vice President and General Counsel; and

•	John J. Tracy, Senior Vice President, Engineering, Operations and Technology and Chief Technology Officer.

2010 Annualized Target Compensation.    The table below sets forth the 2010 annualized target compensation elements and total for each of our Named Executive Officers. Base salary is the pay rate in effect on March 1, 2010 and annualized to represent a full year of earnings. Target annual incentive compensation and target long-term incentive compensation are calculated using the 2010 targets and the annualized base salary noted below.

Name	Annualized Base Salary	Target Annual Incentive Compensation	Target Long-Term Incentive Compensation (1)	Total Annualized Target Direct Compensation
W. James McNerney, Jr. Chairman, President and CEO	$1,930	$3,281	$11,001	$16,212
James A. Bell Executive V.P., Corporate President and CFO	870	870	3,393	5,133
James F. Albaugh Executive V.P., President and CEO, Commercial Airplanes	980	980	3,822	5,782
J. Michael Luttig Executive V.P. and General Counsel	764	688	2,521	3,973
John J. Tracy Senior V.P., Engineering, Operations and Technology and Chief Technology Officer	468	351	1,218	2,038
Note:	All dollar amounts are in thousands and are rounded to the nearest thousand.
(1)	Supplemental Equity awards, which in 2010 were granted to Messrs. Albaugh and Tracy, are not included. See page 29 for more information.

Executive Compensation Philosophy

Our incentive program is designed to emphasize a pay-for-performance relationship, basing payouts predominantly on company, business unit and individual performance. The main components of our executive compensation program are base salary and annual and long-term incentives (total direct compensation).

Objectives and Guiding Principles.    The following objectives and guiding principles shape the design and administration of our executive compensation program:

•

Shareholder Alignment—Ensure that our executives’ interests are closely aligned with shareholder interests by focusing on key measures of long-term value creation and requiring senior executives to meet significant stock ownership requirements.

•	Sustainable Results—Link pay to company and individual performance by targeting a significant portion of an executive’s compensation to the achievement of annual and long-term performance goals.

•	Objective Performance Metrics—Drive performance to our business plan by communicating and reinforcing the importance of achieving our growth and productivity initiatives.

•

Risk Management—Discourage undue risk-taking by executives through incentive plan features such as caps on both cash-based annual incentive awards and long-term Performance Awards and an equal balance between restricted stock unit grants and stock option awards. See “Compensation and Risk” beginning on page 35 for additional details.

•

Market Competitiveness—Attract and retain highly qualified senior leaders by targeting pay competitive with the top aerospace companies and other major corporations that operate complex businesses in global markets.

•	Sound Corporate Governance—Serve the long-term interests of the Company, communities, customers, shareholders and suppliers by adhering to sound corporate governance principles.

Highly Qualified Employees.    Our long-term success will be shaped by our people. We strive to ensure our employees’ contributions and performance are recognized and rewarded through a competitive compensation program. Our executive compensation program is designed to enhance long-term shareholder value, while attracting and retaining world-class talent at all organizational levels, and rewarding executives for strong leadership and performance.

Pay for Performance.    A majority of a senior executive’s compensation is variable and tied to performance (i.e., internal financial, stock price and individual performance). If performance is at or above targeted levels, the executive’s compensation will be at or above targeted levels. Conversely, if performance is below targeted levels, the executive’s compensation will be below targeted levels.

The Compensation Committee determines the portion of each executive’s compensation that will be performance-based, with the variable portion increasing as the executive’s responsibilities and contributions to the Company increase. The percentage of each NEO’s 2010 compensation that was variable as of the time it was initially approved is set forth below. 2010 variable compensation consists of the 2010 target annual incentive and the target expected value of Performance Awards, stock options and restricted stock units granted in 2010 and excludes any supplemental equity awards. The percentages below are calculated by dividing (1) each compensation element by (2) target total compensation, which consists of base salary plus variable compensation.

2010 Target Total Direct Compensation

Incentive Plan Performance Metric.    We use economic profit as the performance metric for executive annual incentives and long-term Performance Awards. Economic profit measures our ability to generate earnings after covering the capital expenses associated with our net assets. We believe that economic profit is an effective performance metric because it reflects not only how much a business earns, but also how efficiently it uses its net assets to support its operations to generate revenue. Economic profit growth is primarily accomplished through business growth, more efficient processes, cost containment and minimized inventory. Specifically, the economic profit performance metric utilized throughout our incentive compensation programs for employees at all organizational levels equals:

•

Net operating profit after tax (operating earnings, adjusted to exclude share-based plans expense and Boeing Capital Corporation interest expense, and reduced for taxes using an effective tax rate), less

•

Capital charge (average net assets multiplied by a targeted cost of capital, where average net assets exclude cash, marketable securities, debt and certain pension and other post-retirement benefit obligations).

After the end of the performance period, the Compensation Committee may exclude or adjust items so that economic profit better reflects the core operating performance of the Company and its businesses.

Economic profit is aligned with the enterprise financial performance targets we establish and is also the sole financial metric for our broad-based, annual non-executive employee incentive plan. This alignment between executives and non-executives encourages all of our employees to work towards the same financial goals.

We also measure our Adjusted Operating Cash Flow, which determines the limits above which annual and long-term incentive awards for our NEOs (except for the CFO) may no longer be excluded from Internal Revenue Code Section 162(m) deductibility limits as “qualified performance-based compensation.” Incentive deductibility is discussed in more detail on page 35.

Determination of Performance Goals (Economic Profit) and Awards.    Economic profit goals take into account business conditions, expectations regarding the probability of achieving performance goals and the desire to incorporate a degree of “stretch” to push the Company and our executives to achieve a higher level of performance. Specific probabilities of achievement are not assigned to the economic profit goals. Consistent with our philosophy and approach to setting goals, incentive payouts that are above target will be for superior performance (results that exceed our business plan). Goals are set at the beginning of the performance period (one year for annual incentive awards and three years for long-term Performance Awards). This process is summarized below.

Beginning of the Performance Period	During the Performance Period	End of the Performance Period
• Economic profit goals and corresponding award opportunities are developed by management (CEO, CFO) and approved by the Compensation Committee	• Economic profit performance is monitored relative to goals • Economic profit goals cannot be changed during the performance period

•  Management presents actual economic profit results relative to goals, and the Compensation Committee determines any payouts

•  The Compensation Committee may exclude or adjust items that are not reflective of our core operating performance for that period

Any adjustments at the end of the performance period will be based on the Compensation Committee’s judgment. The Compensation Committee may make adjustments in its sole discretion to better reflect the core operating performance of the Company and its businesses. The same adjustments considered for the annual awards in a given year may or may not be applied to the long-term Performance Awards.

Principal Elements of Executive Compensation

Base Salary.    Base salaries provide for competitive pay based on the market value of the position and are designed to attract and retain the talent needed to run the business. Salaries are reviewed annually. Salaries may be adjusted based on individual factors, such as competencies, skills, experience, performance, and market practices, as well as in connection with the assumption of new responsibilities or promotions. There are no specific weightings assigned to these individual factors. Annual salary adjustments are generally effective in March.

Annual Incentive Plan.    The Annual Incentive Plan is designed to motivate and reward NEOs and all other executives based on the achievement of company and individual goals for the performance year. Executives are assigned a target incentive award based on their pay grade. Actual incentive awards are determined by company, business unit (if applicable) and individual performance scores (with targets of 1.0) and paid 100% in cash. Our CEO’s employment agreement provides for a maximum award of 230% of his base salary. The mechanics of the 2010 Annual Incentive Plan were as follows:

Target Annual Incentive Award	X	Company/Business Unit Performance Score	X	Individual Performance Score	=	Actual Annual Incentive Award

• % of base salary (based on pay grade) • CEO annual incentive target of 170% of salary • Other NEO annual incentive targets range from 75% to 100% of salary

•   Based on economic profit, as adjusted by the Compensation Committee to better reflect core operating performance

•   Score can range from 0.0 to 2.0 (target of 1.0)

•   Score approved by the Compensation Committee

•   For executives in the two principal business units, company results are weighted 75% and business unit results are weighted 25%

				• Measures business performance and leadership attributes • Scores can range from 0.0 to 2.0 (target of 1.0) • Scores recommended by management (CEO score determined by the Compensation Committee)		• Maximum award of 200% of target

Individual performance scores for elected officers other than the CEO are set by the CEO, subject to approval by the Compensation Committee. The CEO’s individual performance score is determined by the Compensation Committee. Individual performance scores generally fall between 0.80 and 1.20 and generally average to 1.0 for each executive grade. Two components make up the individual performance score:

•

Business Performance Score (weighted 70%)—A qualitative and quantitative assessment of an executive’s individual performance goals and contributions, value of contributions relative to peers and overall organization performance throughout the performance period.

•	Leadership Attribute Score (weighted 30%)—A qualitative assessment of an executive’s performance with respect to six leadership attribute elements applicable to all executives and managers:

-	Charts the Course

-	Sets High Expectations

-	Inspires Others

-	Finds a Way

-	Lives Boeing Values

-	Delivers Results

The Leadership Attribute Score is weighted 30% because strong leadership plays a significant role in driving our growth and productivity targets.

2010 Annual Incentive Assessment.    Economic profit for 2010 after adjustments was $2.0 billion versus a target of $1.6 billion. This resulted in a company performance score of 1.4, which is 40% more than the target of 1.0. The Boeing Commercial Airplanes performance score was determined to be 1.5 and the Boeing Defense, Space & Security performance score was 0.6.

The above-target company performance was primarily due to strong operating performance and cash generation from Boeing Commercial Airplanes production and services businesses. This was partially offset by challenges on commercial development programs and below plan performance by Boeing Defense, Space & Security, which was primarily due to greater than planned spending on development programs as well as the current challenging defense contracting environment.

Consistent with its authority and past practices, the Compensation Committee adjusted economic profit to better reflect the core operating performance of the Company and its businesses to account for the effects of the Patient Protection and Affordable Care Act, an IRS audit settlement, disruption costs related to the Long Beach strike, two acquisitions by our defense business, and, in the case of Boeing Commercial Airplanes, commercial development program challenges.

In 2010, NEO individual performance scores ranged from 0.960 to 1.100, averaging 1.022. Messrs. Bell and Luttig received scores above 1.0. Their above-target performance was a reflection of financial, operational and business achievements, progress on key initiatives, leadership strength, and overall contributions to the Company during 2010.

Based on 2010 company and individual performance results (as detailed above), the Compensation Committee believes the annual incentive compensation awarded to the NEOs for 2010 was appropriate and achieved the executive compensation program’s objectives.

For the 2011 performance period, no changes were made to the annual incentive plan.

Long-Term Incentive Program.    Long-term incentive awards are made in the following mix (based on the targeted expected value at grant):

•	Performance Awards: 40%

•	Stock options: 30%

•	Restricted stock units: 30%

The long-term incentive program is designed to drive achievement of operational goals and increased shareholder value. Performance Awards are based solely on company performance and link payouts to the achievement of internal financial goals (economic profit) tied to our long-range business plan. Stock options have realizable value only if our stock price increases after the options are granted. Restricted stock units change in value together with our stock price, and the three-year vesting requirement supports executive share ownership and discourages excessive focus on short-term results at the expense of sustainable long-term growth.

Long-Term Incentive—Performance Awards.    Performance Awards reward executives based on the achievement of three-year economic profit goals tied to our long-range business plan.

•	Individual target awards are based on a multiple of base salary.

•	Final awards may range from 0% to 200% of an individual’s target.

•	Payment, if earned, will be made in cash or stock (at the Compensation Committee’s discretion).

Performance Awards are designed to pay 100% of target at the end of the three-year performance cycle if planned economic profit is achieved. The Compensation Committee may make adjustments to economic profit results to better reflect core operating performance. To provide greater incentive for greater performance, Performance Awards have a sliding scale that provides for payouts up to 200% of target for maximum performance. For below target performance, below target awards can be paid. If the threshold level of performance is not achieved, no awards will be paid.

Performance Award goals are set so that the target payout is achievable if the Company executes according to the long-range business plan. It is expected that maximum performance and less than threshold performance would each be infrequent.

Long-Term Incentive—Stock Options.    Stock options align executives’ interests with those of shareholders since our stock options have realizable value only if the price of Boeing stock increases after the options are granted. Stock option grant levels are set annually based on the targeted expected value and recent stock price performance. The size of future awards is evaluated and determined annually based on a consideration of competitive compensation practices and changes in our stock price year over year. NEOs and other executives receive nonqualified stock options with the following characteristics:

•	An exercise price equal to the Fair Market Value (average of high and low price) of Boeing stock on the grant date.

•	Annual vesting in approximately equal installments over a three-year period.

•	Expiration ten years after the grant date.

Long-Term Incentive—Restricted Stock Units.    Restricted stock units provide recognition for continued and sustained performance. Restricted stock units are granted annually, and vesting requirements must be met in order for the grant to have value. For these grants, the vesting requirement is time-based; the restricted stock units will vest 100% after three years. Specifically, restricted stock units:

•	Maintain strong shareholder alignment by emphasizing value creation in order to earn incentive awards.

•

Provide an immediate sense of ownership since the value of these units is equal to Boeing’s stock price. As such, the ultimate value realized upon vesting (three years after grant) will be based on the stock price at that point in time. The use of restricted stock units is consistent with our objective of facilitating meaningful stock ownership through a mix of equity and cash-settled awards.

•

Ensure there is not an incentive for undue risk-taking implied in the grant mix. For this reason, the Compensation Committee decided it was prudent to maintain a similar weighting between stock options and restricted stock units.

•	Are less dilutive than stock options (approximately four stock options are required to deliver a grant date expected value of one restricted stock unit).

2008-2010 Performance Award Assessment.    The Compensation Committee determined that, notwithstanding any adjustments that could have been made in accordance with the plan, cumulative economic profit for 2008 to 2010 did not meet either the target of $14.5 billion or the $10.9 billion threshold level of plan performance required for any payout. Consistent with our pay-for-performance philosophy, this resulted in a Performance Award payout factor for the three-year period of $0 per unit. This below-threshold performance was primarily the result of delays and performance issues on development programs, the unexpected economic downturn beginning in late 2008, and challenges with the current defense contracting environment.

For 2011, no changes were made to the long term incentive plans.

Supplemental Equity Awards.    From time to time the Compensation Committee may grant supplemental equity awards to executives to retain high-performing leaders, reward exceptional performance, or recognize expanded responsibility. Supplemental equity awards have vesting and other provisions designed to promote retention of the services and skills of the recipient. For example, in February 2010, the Compensation Committee granted restricted stock units as retention vehicles to two Named Executive Officers: Messrs. Albaugh and Tracy. These restricted stock unit grants encourage retention because they do not vest until the third anniversary of the grant date and will be forfeited in full if the executive is terminated, resigns or retires prior to vesting.

Other Design Elements

As part of a comprehensive and competitive executive compensation package, executives (including NEOs) receive additional benefits as summarized below (more details are provided in the tables beginning on page 36). These benefits are non-performance related and designed to provide a market competitive package in order to attract and retain the executive talent needed to achieve our business objectives.

Perquisites and Other Executive Benefits.    Consistent with our executive compensation philosophy, we limit the perquisites and other benefits that we provide to executives, and any such benefits are provided to help achieve our business objectives. In 2010, these perquisites (by primary objective achieved) included:

•

Security—Our CEO is required, and certain senior executives are encouraged, to use company aircraft for business and personal travel for security reasons. We provide the CEO a car service so that business may be conducted during his commute and for security purposes. In addition, home security is provided to the CEO and certain other NEOs.

•	Productivity—Relocation assistance services (when applicable), use of a company vehicle, and tax preparation services.

•	Health—Executive annual physical exam.

•	Market Driven—Supplemental life insurance; charitable gift matching program.

The Compensation Committee annually reviews perquisites and other executive benefits to ensure that they are reasonable and consistent with the practices of companies within our peer group.

Retirement Benefits.    Executives are eligible to participate in a competitive retirement benefit package.

Defined Benefit Plans.    In general, for executives hired before January 1, 2009, benefits are based on age, service and compensation, do not require employee contributions and consist of the following defined benefit plans:

•

The Boeing Pension Value Plan (“PVP”), a tax-qualified defined benefit plan generally provided to all salaried U.S. employees hired before January 1, 2009, other than employees covered by certain collective bargaining agreements.

•

Supplemental Executive Retirement Plan for Employees of The Boeing Company (“SERP”), a nonqualified defined benefit plan that provides a makeup for benefits not accrued under the PVP due to Internal Revenue Code limits. The SERP also provides a supplemental target benefit that may enhance the benefits received under the PVP for certain executives.

The SERP was amended to eliminate supplemental target benefits to executives who are hired or rehired on or after January 1, 2008 and prior to January 1, 2009. Under the amended SERP, executives are eligible to receive the same retirement benefits payable to non-executives without Internal Revenue Code limits, which do not include the supplemental target benefit. For employees hired or rehired on or after January 1, 2009, the PVP and SERP have been replaced by an enhanced defined contribution plan.

We also provide a supplemental retirement benefit to Mr. McNerney to compensate him for benefits provided by his prior employer that he forfeited when he accepted his role at Boeing and a supplemental pension benefit to Mr. Luttig per the terms of his initial employment.

Deferred Compensation Plans.    Executives are eligible to participate in the following voluntary deferral programs:

•	Deferred Compensation Plan for Employees that allows executives to voluntarily defer the receipt of salary, earned annual incentive awards and earned Performance Awards.

•	The Voluntary Investment Plan (“VIP”), a tax-qualified defined contribution plan in which participating employees receive a company match.

•

Supplemental Benefit Plan (“SBP”), a nonqualified defined contribution plan that allows eligible employees to save and receive a company match on amounts above those permitted under the VIP due to Internal Revenue Code limits.

The VIP and SBP were amended effective January 1, 2009 to provide additional retirement benefits to certain executives. The amendments were made to provide executives who are not eligible to participate in the PVP or the SERP with market competitive benefits. For eligible employees, we will make additional company contributions of 3%, 4%, or 5% (depending on age) above those permitted under the VIP due to Internal Revenue Code limits and with respect to the executive’s annual incentive compensation. The SBP will also provide a supplemental retirement benefit (a Defined Contribution SERP Benefit) to certain executives who are hired or rehired on or after January 1, 2009 (as defined in the SBP).

Severance Benefits.

Executive Layoff Benefits.    We have maintained an Executive Layoff Benefit Plan since 1997 to provide a fair separation package in the event an executive’s job is eliminated. The plan covers all executives (other than Mr. McNerney, who is covered by an employment agreement) and provides severance benefits equal to one year’s base salary plus an amount equal to the executive’s target annual incentive multiplied by the company performance score (and business unit score, as applicable) in the year of termination. The plan does not provide any benefits in connection with a change in control of the Company and does not provide for any gross-up payment for excise taxes imposed as a result of severance. The Compensation Committee believes, based on comparison to peer group practices, the benefits provided under the plan provide a market-competitive separation package to all executives in the event their jobs are eliminated. In addition to the benefits under the plan, executives may continue to participate in certain incentive award programs after a separation based on service and the terms and conditions of the award.

CEO Severance Benefits.    Pursuant to his employment agreement, Mr. McNerney is entitled to certain severance and change in control benefits if his employment is terminated. The level and nature of these benefits were reviewed against market data and set by a negotiated employment agreement to attract Mr. McNerney, who had similar arrangements with his prior employer, to join Boeing. The severance benefits are payable upon his involuntary termination without cause or voluntary termination by Mr. McNerney for good reason (e.g., adverse change in responsibilities, pay, reporting relationships or our (or our successor’s) failure to abide by the agreement). These benefits include a cash severance payment, additional supplemental retirement benefits, health and welfare benefits continuation and vesting of certain long-term incentive awards. The cash severance payment is two times base salary plus target annual incentive. If Mr. McNerney is terminated following a change in control, the payment would be three times base salary plus target annual incentive. In the event of a change in control, Mr. McNerney would receive these severance benefits if his employment were subsequently terminated (by us without cause or by him for good reason) within two years of the change in control. The agreement does not provide for any gross-up payment for excise taxes imposed as a result of severance or other payments in connection with a change in control.

Governance of Pay Setting Process

In setting total direct compensation, a consistent approach is applied for all executives:

•	All executives are assigned to pay grades by comparing position-specific duties and responsibilities with market data and our internal management structure.

•	Each pay grade has a salary range with corresponding target annual and long-term incentive award opportunities, executive benefits and perquisites.

•	Salary ranges and incentive opportunities by pay grade are benchmarked against our peer group to ensure they are competitive.

•

Individual executive pay positioning varies based on the requirements of the job (competencies and skills), the executive’s experience and performance, and the organizational structure (internal alignment and pay relationships).

•	Exceptions to normal practices may be made based on critical business and people needs.

Role of Compensation Committee, Management and Consultants.    The Compensation Committee establishes, reviews and approves all elements of the executive compensation program. The Compensation Committee works with an independent executive compensation consultant engaged by the Compensation

Committee for advice and perspective regarding market trends that may impact decisions we make about our executive compensation program and practices. Prior to July 2010, Towers Watson was engaged as the Compensation Committee’s compensation consultant. Beginning in July 2010, the Compensation Committee selected Compensation Advisory Partners as its independent consultant. Compensation Advisory partners provided no services to Boeing outside of its duties as the independent consultant to the Compensation Committee.

Boeing management has the responsibility for effectively implementing the executive compensation program. Prior to July 2010, Towers Watson was also engaged as management’s consultant. Beginning in July 2010, Hewitt Associates (now Aon Hewitt) served as management’s compensation consultant.

Additional responsibilities of the Compensation Committee, management, management’s consultant and the Compensation Committee’s independent consultant include:

Compensation Committee.

•

The Compensation Committee reviews and approves business goals and objectives relevant to executive compensation, evaluates the performance of the CEO in light of those goals and objectives (both CEO goals/objectives and performance are reviewed in coordination with the GON Committee) and determines and recommends the CEO’s compensation level to independent members of the Board of Directors based on this evaluation.

•

Based on a review of market data, pay tally sheets (as described below), individual performance and internal pay comparisons, the Compensation Committee sets the pay for the CEO and reviews and approves all NEO and other officer pay arrangements, with the exception of base salaries, which are approved by the Board of Directors as required by our By-Laws.

•	The Board of Directors reviews all components of compensation and approves all executive officer base salaries.

•	A supermajority (two-thirds) of the Board of Directors must approve any incentive awards for our NEOs that are not tax deductible.

Management.

•

The CEO, Senior Vice President, Human Resources and Administration, and Vice President, Strategy, Compensation and Benefits make recommendations on program design and pay levels, where appropriate, and implement the program approved by the Compensation Committee.

•	The CEO develops pay recommendations for other officers, including the other NEOs, and is assisted in pay administration by the Senior Vice President, Human Resources and Administration.

•	The CFO provides the financial information used by the Compensation Committee to make decisions with respect to incentive compensation goals and related payouts.

Management’s Consultant.

•

Management’s consultant presents peer group pay practices and other relevant benchmarks (except for CEO and nonemployee directors) to the Compensation Committee and management, but management’s consultant does not determine pay.

•

Management’s consultant prepares comprehensive pay tally sheets (prepared in 2010 by Towers Watson) for elected officers for Compensation Committee review. The pay tally sheets provide total annual compensation (for the current year and for the following year, based on expected pay adjustments), accumulated wealth (value of equity holdings, outstanding long-term incentives, deferred compensation and pension) and estimated compensation under various termination scenarios.

•

Management’s consultant provides periodic updates to the Compensation Committee regarding various tax, accounting and regulatory issues that could have an impact on executive compensation design, administration and/or disclosure.

Compensation Committee’s Independent Consultant.

•

The Compensation Committee’s independent consultant presents peer group pay practices and other relevant benchmarks for CEO and nonemployee director compensation to the Compensation Committee and GON Committee, respectively, as well as management, but the Compensation Committee’s independent consultant does not determine pay.

•	The Compensation Committee’s independent consultant reviews and provides comments concerning management’s data and work product and proposals.

•	The Compensation Committee’s independent consultant advises the Compensation Committee Chairman and the Compensation Committee with respect to management’s proposals.

Benchmarking Against Our Peer Group.    We benchmark executive compensation against a peer group of leading U.S.-based companies (with an emphasis on aerospace and industrial manufacturing companies) that have a technology focus, global operations, a diversified business and annual sales and market capitalizations comparable to The Boeing Company. Each year the Compensation Committee, working with its independent consultant, reviews the composition of the peer group and determines whether any changes should be made. The Compensation Committee did not make any changes to the peer group in 2010, which consists of the following 24 companies:

3M AT&T Caterpillar Chevron Cisco Systems Dell	DuPont Exxon Mobil Ford General Dynamics General Electric Hewlett-Packard	Honeywell IBM Intel Johnson & Johnson Johnson Controls Lockheed Martin	Northrop Grumman Procter & Gamble Raytheon United Parcel Service United Technologies Verizon Communications

Peer group compensation benchmarking is one of several factors considered in the pay setting process. Peer group practices are analyzed annually for target total direct compensation and for other pay elements (such as executive benefits and perquisites). For 2010, each element of the executive compensation structure (salary range, target incentive award opportunities, and executive benefits and perquisites) was set to ensure competitiveness with our peer group companies. The pay positioning of individual executives varies based on their competencies, skills, experience and performance, as well as internal alignment and pay relationships. Actual total compensation earned may be more or less than target based on company and individual performance results during the performance period.

Additional Considerations

Executive Stock Ownership.    In order to further align the interests of our senior executives, including the NEOs, with the long-term interests of shareholders, we require senior executives to own significant amounts of Boeing stock. The stock ownership requirements have been in place since 1998 and are based on a multiple of base salary tied to executive grade. Senior executives are required to attain and maintain the following investment position in Boeing stock and stock equivalents:

•	CEO: 6x base salary

•	Executive Vice Presidents: 4x base salary

•	Senior Vice Presidents: 3x base salary

•	Vice Presidents: 1x or 2x base salary based on executive grade.

Each senior executive must meet the applicable stock ownership requirement within five years of the later of January 1, 2009, or January 1 after the executive enters the relevant executive grade. During the five-year compliance period, executives are expected to continuously accumulate qualifying equity until they meet the minimum stock ownership requirement.

As of December 2010, each NEO’s stock ownership exceeded or was on track to meet the stock ownership requirement within the compliance period.

Each October, the Compensation Committee reviews the ownership position of each officer as well as a summary covering senior executives. In assessing stock ownership, the average daily closing stock price over a one-year period (ending September 30 of each year) is used. This approach mitigates the effect of stock price volatility and is consistent with the objective of requiring long-term, sustained stock ownership. The Compensation Committee may, in its discretion, elect at any time to pay some or all Performance Awards in stock. This approach may be used for executives who are currently not in compliance with the applicable ownership requirement.

Shares owned directly by the executive as well as stock units, restricted stock, restricted stock units, deferred stock units and shares held through our savings plans are included in calculating ownership levels. Shares underlying stock options do not count toward the ownership guidelines.

Granting Practices.    The Compensation Committee grants annual and long-term incentive awards in February of each year at a regular meeting of the Compensation Committee, which typically is within a month after we have publicly released a report of our prior year earnings. The Compensation Committee meeting date, or the next business day if the meeting falls on a day where the NYSE is closed for trading, is the effective grant date for the grants. The stock option exercise price is the Fair Market Value of Boeing stock on that date.

New executives hired or internally promoted after the February grant date but before December 31 will receive a prorated long-term incentive award, if any, for that year. Grants are prorated based on the number of months remaining in the 36-month performance or vesting period as of the date of hire or promotion. This approach was adopted to better align with market practices and provide the executive with an immediate tie to Boeing’s long-term performance.

We also may grant equity-based awards (e.g., options, restricted stock units) to recognize increased responsibilities or special contributions, attract new hires, retain executives or recognize certain other special circumstances that occur throughout the year. The effective date of these grants is determined based on the timing of the recognition or recruitment event and approved on or in advance of the effective date of the grant according to our approval authority requirements. The exercise/grant price is the Fair Market Value of Boeing stock on the effective date. The Compensation Committee approves all equity grants to executive officers.

Accounting and Tax Implications.    The Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term and equity compensation. The forms of long-term compensation selected are intended to be cost-efficient.

•

Stock Options, Restricted Stock and Restricted Stock Units—We account for stock option, restricted stock and restricted stock unit awards in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of options, shares or units, as applicable, that vest.

•

Performance Awards—The estimated payout amount of the Performance Awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting. Our ultimate expense will equal the value earned by/paid to the executives. As such, the ultimate expense is not determinable until the end of the three-year performance period.

Securities Trading Policy.    We have a policy that prohibits executive officers and directors from trading in Boeing securities while aware of material nonpublic information and from trading in “puts” and “calls” or engaging in short sales of Boeing securities. This policy, as well as our hedging policy, is contained in our Corporate Governance Principles, which are set forth in Appendix 1 to this proxy statement.

Clawback Policy.    We will require reimbursement of annual or long-term incentive payments to an executive officer if the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. This policy is contained in our Corporate Governance Principles, which are set forth in Appendix 1 to this proxy statement.

Tax Gross-Ups.    We do not increase payments to executive officers to cover non-business related personal income taxes other than for relocation and for imputed income for travel costs due to spousal attendance at company meetings at the request of the Company.

Limitations on Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

We consider the impact of this rule when developing and implementing our executive compensation program. Annual incentive awards, Performance Awards and stock options generally are designed to meet the deductibility requirements. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries, annual incentive awards, Performance Awards and grants of restricted stock and restricted stock units, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

There are different means by which the Board may pay executive compensation. One such means is the Elected Officer Annual Incentive Plan, which was established to allow for the payment of annual incentive awards that would be deductible under Section 162(m). However, that plan is not the exclusive means by which annual incentive payments may be made to Named Executive Officers. The Board in its discretion may make such awards. When awards are made outside the Elected Officer Annual Incentive Plan, however, they may not be tax deductible. For 2010, we met the plan requirements for the Elected Officer Annual Incentive Plan. As a result, this payment is considered performance-based compensation under Section 162(m).

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis (beginning on page 23 of this proxy statement). The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

John F. McDonnell, Chair

John E. Bryson

Linda Z. Cook

Kenneth M. Duberstein

Mike S. Zafirovski

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2010 had a relationship that requires disclosure as a Compensation Committee interlock.

Compensation and Risk

We believe that our performance-based compensation and equity programs create appropriate incentives to increase long-term shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•	limits on annual incentive and long-term performance awards, thereby defining and capping potential payouts;

•

with each increase in executive pay level, proportionately greater award opportunity derived from the long-term incentive program compared to annual incentive plan, creating a greater focus on sustained company performance over time;

•	the application of an annual incentive metric that aligns employees against the balanced objectives of increasing revenues, reducing costs and managing net assets;

•

use of three distinct long-term incentive vehicles—Performance Awards, restricted stock units and stock options—that vest over a number of years, thereby providing strong incentives for sustained operational and financial performance;

•

a long-term incentive program that has overlapping performance periods, such that at any one time three separate potential awards are affected by current year performance, thereby requiring sustained high levels of performance to achieve a payout;

•	share ownership guidelines for senior executives, monitored by the Compensation Committee, that ensure alignment with shareholder interests over the long term;

•

Compensation Committee sole discretion to adjust payouts under both the annual and long-term performance plans to better reflect the core operating performance of the Company and its businesses, but prohibit discretion for payouts above stated maximum awards;

•

incorporation of an individual performance score, ranging from 0 to 2.0, as a key factor in the annual incentive calculation, thereby enabling the Compensation Committee to direct a zero payout to any executive in any year if the individual executive is deemed to have sufficiently poor performance or is found to have engaged in activities that pose a financial, operational or other undue risk to the Company; and

•	formal clawback/recoupment policies applicable to both cash and equity compensation of senior executives.

In light of these features of our compensation program, we conclude that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth information regarding 2010 compensation for each of our 2010 Named Executive Officers; 2009 and 2008 compensation is presented for executives who were also Named Executive Officers in 2009 and 2008. In accordance with SEC rules, 2009 and 2008 compensation is not presented for Mr. Tracy because he was not a Named Executive Officer in those years. Salary includes amounts deferred at the officer’s election. Consistent with our executive compensation program objectives, performance-based pay, particularly long-term incentive compensation, is emphasized in determining compensation packages. The Summary Compensation Table and the 2010 Grants of Plan-Based Awards table should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our program. In addition, we have provided a supplemental table on page 39 showing elements of our CEO’s 2010 compensation that the Compensation Committee reviewed in making compensation decisions. This supplemental table includes a comparison of actual compensation realized in 2010 to actual compensation realized in 2009.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
W. James McNerney, Jr.	2010	$1,930,000	$3,300,330	$3,300,297	$4,439,000	$5,972,004	$798,392	$19,740,023
Chairman, President and Chief Executive Officer	2009	1,930,000	3,136,242	3,136,251	4,500,300	5,738,037	1,002,642	19,443,472
	2008	1,915,288	—	5,914,440	6,089,625	1,860,844	846,057	16,626,254
James A. Bell	2010	864,547	985,344	985,379	1,332,900	921,295	308,739	5,398,204
Executive V.P., Corporate President and Chief Financial Officer	2009	836,619	2,779,149	793,401	1,099,400	996,055	273,658	6,778,282
	2008	806,149	—	1,455,140	1,917,025	1,619,843	377,600	6,175,757
James F. Albaugh	2010	975,262	4,310,057	1,118,578	1,335,300	1,343,578	205,244	9,288,019
Executive V.P., President and Chief Executive Officer, Commercial Airplanes	2009	952,382	967,276	913,919	1,314,068	1,248,588	206,145	5,602,378
	2008	930,269	152,463	1,455,140	2,381,468	1,368,211	169,897	6,457,448

J. Michael Luttig	2010	759,636	734,364	734,336	1,025,200	444,049	152,360	3,849,945
Executive V.P. and General Counsel	2009	736,160	1,175,019	463,615	752,800	523,039	93,014	3,743,647
	2008	707,218	—	1,027,126	385,200	614,579	58,208	2,792,331
John J. Tracy	2010	464,869	1,627,920	351,319	479,500	650,837	69,499	3,643,944
Senior V.P., Engineering, Operations and Technology and Chief Technology Officer

(1)	Amounts reflect base salary paid in the year, before deferrals and including salary increases effective during the year, if any.

(2)

Amounts reflect the aggregate grant date fair value of stock-based awards (other than stock options) granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the officer. The fair values of stock-based awards are estimated using the average price of our stock on the grant date. The grant date fair values for each individual stock-based award of restricted stock units (RSUs) in 2010 are set forth in the 2010 Grants of Plan-Based Awards table on page 40. Additional information about these values is included in Note 15 to our audited financial statements included in our 2010 Annual Report on Form 10-K. A description of RSUs appears in the narrative text on page 41 following the 2010 Grants of Plan-Based Awards table.

(3)

Amounts reflect the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the officer. Assumptions used in the calculation of these values are included in Note 15 to our audited financial statements included in our 2010 Annual Report on Form 10-K. A description of stock options appears in the narrative text on page 41 following the 2010 Grants of Plan-Based Awards table.

(4)

Amounts reflect (a) annual cash incentive compensation, which is based on performance during the relevant year, as determined by the Compensation Committee and Board of Directors, and (b) any payout of Performance Awards for the three-year performance period that ended in the relevant year. Because the applicable performance goals were not met, there was no payout of Performance Awards for the 2008-2010 performance period. Annual cash incentive compensation and Performance Award payouts for our Named Executive Officers (before taking into account any elective deferrals of such compensation) were as follows:

Name	Year	Annual Cash Incentive Compensation ($)	Long-Term Incentive Performance Awards ($)	Total Non-Equity Incentive Plan Compensation ($)
W. James McNerney, Jr.	2010	$4,439,000	—	$4,439,000
	2009	2,340,300	$2,160,000	4,500,300
	2008	1,476,500	4,613,125	6,089,625
James A. Bell	2010	1,332,900	—	1,332,900
	2009	608,000	491,400	1,099,400
	2008	510,100	1,406,925	1,917,025
James F. Albaugh	2010	1,335,300	—	1,335,300
	2009	699,800	614,268	1,314,068
	2008	595,700	1,785,768	2,381,468
J. Michael Luttig	2010	1,025,200	—	1,025,200
	2009	448,600	304,200	752,800
	2008	385,200	—	385,200
John J. Tracy	2010	479,500	—	479,500

Annual incentive compensation and Performance Awards are discussed in further detail under Compensation Discussion and Analysis beginning on page 23. The estimated target and maximum amounts for annual incentive awards for 2010 and for Performance Awards granted in 2010 are reflected in the 2010 Grants of Plan-Based Awards table on page 40.

(5)

Amounts reflect the aggregate increase in the actuarial present value of the officer’s accumulated benefits under all pension plans (including supplemental retirement benefits under individual agreements with Messrs. McNerney and Luttig) during the year. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. There are many assumptions that are used to determine the present value of accumulated benefits with interest rates being one of the key assumptions. As a rule, a decrease in the interest rate increases the present value of pension benefits. The degree of change in the present value depends on the age of the employee, when the benefit payments begin, and how long the benefits are expected to last. We changed our pension measurement date from September 30 to December 31 in fiscal year 2008. As a result, the change in pension value that occurred between September 30, 2007 and December 31, 2008 involves a period longer than one year. Therefore, as the SEC permits, we elected to reduce the actual change in pension value for each Named Executive Officer to show an annualized amount in the table for 2008. Information regarding our pension plans is set forth in further detail under the 2010 Pension Benefits table beginning on page 45.

(6)

Amounts reflect (a) perquisites and other personal benefits, (b) premiums paid by us for life insurance for the benefit of the insured, (c) tax reimbursements in connection with relocation and/or travel costs for spousal attendance at company meetings at the request of the Company, and (d) Company contributions to our retirement and 401(k) plans.

2010 All Other Compensation

Name	Perquisites and Other Personal Benefits ($)(a)	Life Insurance Premiums ($)(b)	Tax Reimbursements ($)(c)	Company Contributions to Retirement Plans ($)(d)	Total All Other Compensation ($)
W. James McNerney, Jr.	$413,187	$269,405	—	$115,800	$798,392
James A. Bell	250,255	4,798	$1,813	51,873	308,739
James F. Albaugh	138,252	5,411	3,065	58,516	205,244
J. Michael Luttig	102,567	4,215	—	45,578	152,360
John J. Tracy	37,351	2,582	1,674	27,892	69,499

(a)

We provided certain perquisites to the Named Executive Officers in 2010 as follows. Certain Named Executive Officers are encouraged (except for Mr. McNerney, who is required) to use company aircraft for business and personal travel for security reasons. For purposes of the Summary Compensation Table, we determine the aggregate incremental cost to us for personal use of company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips.

We also provided to Named Executive Officers tax preparation services and vehicles (with the exception of Mr. McNerney who has a car and driver). Named Executive Officers were also able to participate in our Executive Board Match Program, which matches dollar-for-dollar (up to $25,000 per executive per year) charitable contributions made by an executive to a non-profit organization or educational institution on whose governing board or fundraising committee the executive has been formally asked to serve on our behalf. We also provided home security systems and monitoring to Messrs. McNerney and Albaugh, annual physicals for Messrs. McNerney, Bell and Tracy, and travel planning services and periodic maintenance on a previously installed generator at his home for business continuity purposes to Mr. McNerney. We determine the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits.

The amount for Mr. McNerney includes $303,962 for personal use of company aircraft (including $39,370 for use associated with attendance at outside board meetings), and $57,396 for personal use of a transportation service (car and driver).

The amount for Mr. Bell includes $197,692 for personal use of company aircraft (including $94,054 for use associated with attendance at outside board meetings) and $30,113 for personal use of a company vehicle and a transportation service (car and driver).

The amount for Mr. Albaugh includes $70,989 for personal use of company aircraft (including $21,803 for use associated with attendance at outside board meetings).

The amount for Mr. Luttig includes $67,054 for personal use of company aircraft (including $63,207 for use associated with attendance at outside board meetings), and $25,955 for personal use of a company vehicle.

(b)

These amounts represent premiums paid by us for term life insurance for the benefit of the insured executive. The amount for Mr. McNerney includes supplemental life insurance premiums paid pursuant to the terms of his employment agreement.

(c)

These amounts represent tax reimbursements associated with (i) imputed income for travel costs due to spousal attendance at company meetings at the request of the Company for Mr. Bell; (ii) relocation for Mr. Albaugh; and (iii) relocation and imputed income for travel costs due to spousal attendance at company meetings at the request of the Company for Mr. Tracy.

(d)	These amounts represent matching contributions allocated by us to each officer under our qualified and nonqualified retirement plans.

CEO Comparison of Actual Compensation Realized

As noted on page 36, the supplemental table provided below shows elements of our CEO’s 2010 compensation that the Compensation Committee reviewed in making compensation decisions. This supplemental table includes a comparison of actual compensation realized in 2010 compared to actual compensation realized in 2009.

Year	Salary (1)	Annual Incentive (2)	Long-Term Incentive Plan (LTIP) Payout (3)	Equity Compensation		Total Actual Compensation Realized (6)
				Stock Option Exercises (4)	Restricted Stock Vesting (5)
2010	$1,930,000	$4,439,000	—	—	$3,774,660	$10,143,660
2009	1,930,000	2,340,300	$2,160,000	—	2,643,846	9,074,146
Change from Prior Year	0.0%	89.7%	(100%)	—	42.8%	11.8%

(1)

Base salary provides competitive compensation based on the market value of the position. Based on this, as well as individual and company performance in 2009, no base salary increase was provided in 2010. The last base salary increase was effective March 1, 2008.

(2)

Company economic profit in 2010, as adjusted to reflect core operating performance, was $2.0 billion versus a target of $1.6 billion, resulting in a payout factor of 140%. The 2009 payout factor was 70%. The awards for both years were also impacted by Mr. McNerney’s individual performance scores.

(3)

There was no payout of Performance Awards for the 2008-2010 performance period. The 2009 LTIP award (earned over the 2007-2009 performance period) had a payout factor of 36% ($36 per Performance Award unit).

(4)	Mr. McNerney did not exercise any stock options in 2010 or 2009.

(5)

The amounts reported in this column represent the value of restricted stock awards that vested and were earned in 2010 and 2009. Mr. McNerney received three restricted stock awards in 2005 as new hire (replacement) grants, with annual vesting schedules of 17% (ratably over six years), 20% (ratably over five years) and 33% (ratably over three years). The values of the portions that vested in 2010 were $1,516,860 and $2,257,800, for a total of $3,774,660. The values of the portions that vested in 2009 were $1,221,750 and $1,422,096, for a total of $2,643,846.

(6)

The amounts reported in this column do not include the value of benefits and perquisites. As reported in the Summary Compensation Table on page 36, total benefits and perquisites (“All Other Compensation”) for 2010 and 2009 were $798,392 and $1,002,642, respectively.

2010 Grants of Plan-Based Awards

The following table provides information for each of our Named Executive Officers regarding 2010 annual and long-term incentive award opportunities, including the range of potential payouts under non-equity incentive plans. Specifically, the table presents the 2010 grants of annual incentive awards, Performance Awards, stock options, and restricted stock units (RSUs). In setting and benchmarking compensation levels, we focus on target total direct compensation, which is the sum of base salary, annual incentive compensation at target, Performance Awards at target and a targeted value for stock options and RSUs, as described under Compensation Discussion and Analysis beginning on page 23.

Name	Type of Award	Grant Date	Number of Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Target ($)	Maximum ($)
W. James McNerney, Jr.	Annual Incentive Award		—	$3,281,000	$4,439,000	—	—	—	—
	Performance Award		44,004	4,400,400	8,800,800	—	—	—	—
	Stock Options	2/22/2010	—	—	—	—	210,210	$63.83	$3,300,297
	RSUs	2/22/2010	—	—	—	51,705	—	—	3,300,330
James A. Bell	Annual Incentive Award		—	865,506	1,731,013	—	—	—	—
	Performance Award		13,138	1,313,800	2,627,600	—	—	—	—
	Stock Options	2/22/2010	—	—	—	—	62,763	63.83	985,379
	RSUs	2/22/2010	—	—	—	15,437	—	—	985,344
James F. Albaugh	Annual Incentive Award		—	976,087	1,952,173	—	—	—	—
	Performance Award		14,914	1,491,400	2,982,800	—	—	—	—
	Stock Options	2/22/2010	—	—	—	—	71,247	63.83	1,118,578
	RSUs	2/22/2010				17,524			1,118,557
	RSUs	2/22/2010	—	—	—	50,000	—	—	3,191,500
J. Michael Luttig	Annual Incentive Award		—	684,363	1,368,726	—	—	—	—
	Performance Award		9,791	979,100	1,958,200	—	—	—	—
	Stock Options	2/22/2010	—	—	—	—	46,773	63.83	734,336
	RSUs	2/22/2010	—	—	—	11,505	—	—	734,364
John J. Tracy	Annual Incentive Award		—	349,118	698,236	—	—	—	—
	Performance Award		4,684	468,400	936,800	—	—	—	—
	Stock Options	2/22/2010	—	—	—	—	22,377	63.83	351,319
	RSUs	2/22/2010				5,504			351,320
	RSUs	2/22/2010	—	—	—	20,000	—	—	1,276,600

(1)	Payouts of annual incentive awards and Performance Awards may range from $0 to the maximum as described above. Therefore, in accordance with SEC rules, we have omitted the threshold column.

Annual Incentive Awards

The amounts shown for annual incentive awards represent the target and maximum amounts of annual cash incentive compensation that, depending on performance results, might have been paid to each officer for 2010 performance. The actual amount paid for 2010 is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 36. If employment is terminated due to death, disability, retirement or layoff during the year, the executive remains eligible under the award and, if the award is earned, will receive a prorated payout, based on the number of days employed during the year, at the same time payment is made to other participants. These awards may be deferred at the election of the executive. These awards are described in further detail under Compensation Discussion and Analysis beginning on page 23.

Performance Awards

The amounts shown for Performance Awards represent the target and maximum amounts that, depending on performance results, might be paid to each officer pursuant to Performance Awards granted in 2010. The Performance Awards shown are units that pay out based on the achievement of internal financial goals (economic profit) for the three-year period ending December 31, 2012. Individual target awards are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial value of $100. The amount payable at the end of the three-year performance period may be anywhere from $0 to $100 at target and $200 at maximum per unit, depending on our performance against plan for the three-year period. If employment is terminated due to death, disability, retirement or layoff during the performance period, the executive remains eligible under the award and, if the award is earned, will receive a prorated payout, based on the number of full and partial calendar months employed during the period, at the same time payment is made to other participants. The Compensation Committee has the discretion to pay these awards in cash, stock or a combination of both after the three-year performance period. These awards may be deferred at the election of the executive. Performance Awards are described in further detail under Compensation Discussion and Analysis beginning on page 23.

Stock Options

The amounts shown for stock options represent the number of nonqualified stock options granted to each officer in 2010, the option exercise price and the grant date fair value of the options determined in accordance with FASB ASC Topic 718. The stock options vest over a period of three years, with 34% vesting on the first anniversary of the grant date and 33% vesting on each of the second and third anniversaries of the grant date. The exercise price per share is the Fair Market Value (average of high and low prices) of Boeing stock on the grant date. The options expire ten years after the grant date. If an executive terminates for any reason, the non-vested portion of the stock option will not vest and all rights to the non-vested portion will terminate completely. Vested options are generally exercisable for 90 days after termination of employment, except for terminations due to death, disability, retirement or layoff, in which case vested options remain exercisable for the earlier of five years from the date of termination or the end of the ten-year term of the option. Stock options are described in further detail under Compensation Discussion and Analysis beginning on page 23.

Restricted Stock Units (RSUs)

The amounts shown for RSUs represent the number of RSUs awarded to the officer in 2010 and the grant date fair value of the RSUs determined in accordance with FASB ASC Topic 718. RSUs generally vest and settle on a one-for-one basis in shares of stock on the third anniversary of the grant date. For RSUs granted annually as part of our long-term incentive program, if an executive terminates employment because of retirement, involuntary layoff, disability, or death, the executive (or beneficiary) will vest immediately in a prorated amount of stock units based on active employment during the three-year performance period. Upon any other type of termination, the RSUs will not vest and all rights to the stock units will terminate completely. For RSUs that are granted in order to retain or attract the services of a senior leader, reward exceptional performance, or recognize expanded responsibility (supplemental equity awards), the executive will not vest in a prorated amount of stock units if employment is terminated because of retirement. Supplemental equity awards were granted in 2010 as follows: Mr. Albaugh was granted 50,000 RSUs, and Mr. Tracy was granted 20,000 RSUs, each with vesting on February 22, 2013.

Employment Agreement with Mr. McNerney

We entered into an employment agreement with Mr. McNerney effective July 1, 2005 (which was amended and restated effective January 1, 2008 to conform with Section 409A of the Internal Revenue Code) providing for his employment as President and Chief Executive Officer and for his election as Chairman of the Board of Directors. The initial term of the agreement ended on July 1, 2008, but, effective from July 1, 2006, the term automatically extends so that the remaining term is always two years. Either the Board of Directors or Mr. McNerney may give notice that the term will not be automatically extended. The agreement provides for an initial annual base salary of $1,750,000 and that Mr. McNerney will be eligible to participate in our annual incentive plan and other incentive compensation plans. Mr. McNerney most recently received a base salary increase on March 1, 2008 from $1,855,000 to $1,930,000. He is eligible to earn a target annual incentive award measured against internal financial goals (economic profit) of at least 170% of base salary, with a maximum annual incentive award of 230% of base salary and a potential reduced annual incentive award for achievements below target in accordance with the applicable annual incentive award plan. He participates in all long-term incentive programs extended to other senior executives at levels commensurate with his position.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information for each of our Named Executive Officers regarding outstanding stock options and unvested stock awards held by the officers as of December 31, 2010. Market values are presented as of the end of 2010 (based on the closing price of Boeing stock on December 31, 2010 of $65.26) for outstanding stock awards, which include 2010 grants and prior-year grants. Market values are not presented for stock options. The accumulated equity holdings reflect our long-term incentive structure, company performance and an executive’s length of service. Performance Awards, which are not stock-based, are not presented in this table.

	Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options (#)						Service-Based Equity Awards
Name	Grant Year	Exercisable		Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
W. James McNerney, Jr.
Equity Awards	—	—		—		—	—	172,412	(2)	$11,251,607
Stock Options	2010	—		210,210	(3)	$63.83	2/22/2020
	2009	95,892		186,145	(4)	35.57	2/23/2019
	2008	168,840		83,160	(5)	83.93	2/25/2018
	2007	215,000		—		89.65	2/26/2017
	2006	261,000		—		74.45	2/27/2016
	2004	2,400	(6)	—		43.12	5/03/2014
	2003	2,400	(6)	—		28.22	4/28/2013
	2002	3,000	(6)	—		44.13	4/29/2012
James A. Bell
Equity Awards	—	—		—		—	—	94,907	(7)	6,193,630
Stock Options	2010	—		62,763	(8)	63.83	2/22/2020
	2009	24,258		47,091	(9)	35.57	2/23/2019
	2008	41,540		20,460	(5)	83.93	2/25/2018
	2007	52,000		—		89.65	2/26/2017
	2006	66,000		—		74.45	2/27/2016
James F. Albaugh
Equity Awards	—	—		—		—	—	144,508	(10)	9,430,593
Stock Options	2010	—		71,247	(11)	63.83	2/22/2020
	2009	27,943		54,244	(12)	35.57	2/23/2019
	2008	41,540		20,460	(5)	83.93	2/25/2018
	2007	52,000		—		89.65	2/26/2017
	2006	66,000		—		74.45	2/27/2016
J. Michael Luttig
Equity Awards	—	—		—		—	—	46,458	(13)	3,031,849
Stock Options	2010	—		46,773	(14)	63.83	2/22/2020
	2009	—		27,517	(15)	35.57	2/23/2019
	2008	12,160		5,990	(16)	84.96	4/28/2018
	2008	17,420		8,580	(5)	83.93	2/25/2018
	2007	38,000		—		89.65	2/26/2017
	2006	47,050		—		88.73	5/11/2016
John J. Tracy
Equity Awards	—	—		—		—	—	39,883	(17)	2,602,765
Stock Options	2010	—		22,377	(18)	63.83	2/22/2020
	2009	—		16,871	(19)	35.57	2/23/2019
	2008	13,400		6,600	(5)	83.93	2/25/2018
	2007	15,000		—		89.65	2/26/2017
	2006	10,800		—		74.45	2/27/2016

(1)

The following table shows the aggregate number and value of unvested Career Shares, restricted stock, restricted stock units (RSUs) and Matching Deferred Stock Units (MDSUs) held by each of the officers as of December 31, 2010:

	Number of Shares or Units of Stock That Have Not Vested					Market Value of Shares or Units of Stock That Have Not Vested
Name	Career Shares	Restricted Stock	RSUs	MDSUs	Total	Career Shares ($)	Restricted Stock ($)	RSUs ($)	MDSUs ($)	Total ($)
W. James McNerney, Jr.	—	27,000	145,412	—	172,412	—	$1,762,020	$9,489,587	—	$11,251,607
James A. Bell	11,844	—	83,063	—	94,907	$772,939	—	5,420,691	—	6,193,630
James F. Albaugh	24,503	—	95,864	24,141	144,508	1,599,066	—	6,256,085	$1,575,442	9,430,593
J. Michael Luttig	—	—	46,458	—	46,458	—	—	3,031,849	—	3,031,849
John J. Tracy	4,225	—	34,407	1,251	39,883	275,724	—	2,245,401	81,640	2,602,765

Awards Granted in Prior Years

Career Shares.    Career Shares, which were granted prior to 2006, are stock units that earn dividend equivalents, which accrue in the form of additional Career Shares. Career Shares vest upon termination of employment due to death, disability, retirement or layoff and are paid out in stock upon vesting.

Restricted Stock.    Pursuant to his employment agreement, Mr. McNerney was granted 391,000 shares of restricted stock designed to compensate him for unvested equity awards he forfeited upon leaving his prior employer, as follows: (a) for forfeited stock options, restricted stock with vesting and restrictions lapsing in five equal annual installments beginning on May 10, 2006; (b) for forfeited restricted stock awards, restricted stock with vesting and restrictions lapsing in six equal annual installments beginning on January 1, 2006; and (c) for forfeited restricted stock awards, restricted stock with vesting and restrictions lapsing in three equal annual installments beginning on July 1, 2006. Mr. McNerney will receive dividends in cash as and when declared and paid. As of January 1, 2011, all 391,000 shares of restricted stock were fully vested.

Matching Deferred Stock Units (MDSUs).    Under the MDSU program, which was discontinued in 2005, if an executive elected to defer certain compensation into Boeing deferred stock units (an unfunded stock unit account), we provided a 25% matching contribution when the awards vested that will be paid out in stock, contingent on the executive’s continued employment until retirement. MDSUs earn dividend equivalents, which accrue in the form of additional MDSUs. MDSUs are paid under our Deferred Compensation Plan for Employees, which is described in further detail under 2010 Nonqualified Deferred Compensation beginning on page 48.

Performance Shares.    We no longer grant Performance Shares. The last outstanding Performance Share award expired on February 28, 2010.

(2)	Reflects (a) 27,000 shares of restricted stock that vested on January 1, 2011; (b) 92,688 RSUs that vest on February 23, 2012; and 52,724 RSUs that vest on February 22, 2013.

(3)	Unexercisable options vest in three annual installments: 71,471 options that vested on February 22, 2011; 69,369 options that vest on February 22, 2012; 69,370 options that vest on February 22, 2013.

(4)	Unexercisable options vest in two annual installments: 93,072 options that vested on February 23, 2011; 93,073 options that vest on February 23, 2012.

(5)	Vested on February 25, 2011.

(6)	Options received for service as a nonemployee director.

(7)

Reflects (a) 11,844 Career Shares that vest upon retirement; (b) 43,874 RSUs that vest on December 31, 2011; (c) 23,448 RSUs that vest on February 23, 2012; and (d) 15,741 RSUs that vest on February 22, 2013.

(8)	Unexercisable options vest in three annual installments: 21,339 options that vested on February 22, 2011; 20,711 options that vest on February 22, 2012; 20,713 options that vest on February 22, 2013.

(9)	Unexercisable options vest in two annual installments: 23,545 options that vested on February 23, 2011; 23,546 options that vest on February 23, 2012.

(10)

Reflects (a) 24,503 Career Shares that vest upon retirement; (b) 27,009 RSUs that vest on February 23, 2012; (c) 24,141 MDSUs that vest upon retirement; and (d) 68,855 RSUs that vest on February 22, 2013.

(11)	Unexercisable options vest in three annual installments: 24,223 options that vested on February 22, 2011; 23,511 options that vest on February 22, 2012; 23,513 options that vest on February 22, 2013.

(12)	Unexercisable options vest in two annual installments: 27,121 options that vested on February 23, 2011; 27,123 options that vest on February 23, 2012.

(13)	Reflects (a) 34,726 RSUs that vest on February 23, 2012; and (b) 11,732 RSUs that vest on February 22, 2013.

(14)	Unexercisable options vest in three annual installments: 15,902 options that vested on February 22, 2011; 15,435 options that vest on February 22, 2012; 15,436 options that vest on February 22, 2013.

(15)	Unexercisable options vest in two annual installments: 13,758 options that vested on February 23, 2011; 13,759 options to vest on February 23, 2012.

(16)	Unexercisable options vest in one annual installment of 5,990 options on April 28, 2011.

(17)

Reflects (a) 4,225 Career Shares, which vest upon retirement; (b) 1,251 MDSUs, which vest upon retirement; (c) 8,400 RSUs, which vest on February 23, 2012; and (d) 26,007 RSUs, which vest on February 22, 2013.

(18)	Unexercisable options vest in three annual installments: 7,608 options that vested on February 22, 2011; 7,384 options to vest on February 22, 2012; 7,385 options to vest on February 22, 2013.

(19)	Unexercisable options vest in two annual installments: 8,435 options that vested on February 23, 2011; 8,436 options to vest on February 23, 2012.

Option Exercises and Stock Vested

The following table provides information for each of our Named Executive Officers regarding stock option exercises and vesting of stock awards during 2010.

		Option Awards		Stock Awards
Name	Type of Award	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)
W. James McNerney, Jr.	Restricted Stock	—	—	58,800	$3,774,660
James A. Bell	RSUs Options	— 10,000	— 420,106	12,707 —	796,185 —
James F. Albaugh	Options	3,352	151,678	—	—
J. Michael Luttig	Options	14,175	541,910	—	—
John J. Tracy	Options	8,691	341,593	—	—

(1)

For stock options, the value realized is the difference between the Fair Market Value of the underlying stock at the time of exercise and the exercise price. For restricted stock, the value realized is based on the closing price of the underlying stock on the vesting date. For RSUs, the value realized is based on the Fair Market Value (average of high and low prices) of the underlying stock on the vesting date.

(2)

Stock awards that vested in 2010 consist of shares of restricted stock granted to Mr. McNerney in 2005 pursuant to his employment agreement and RSUs granted to Mr. Bell in 2005. Restricted stock and RSU amounts shown for the executives include amounts surrendered by the executive to us for payment of income tax withholding associated with the vesting.

2010 Pension Benefits

The following table provides information as of December 31, 2010 (the pension measurement date for purposes of our 2010 financial statements) for each of our Named Executive Officers regarding the actuarial present value of the officer’s total accumulated benefit under each of our defined benefit plans, the Pension Value Plan and the Supplemental Executive Retirement Plan (SERP). The SERP benefit is payable only in the form of a monthly annuity. For Mr. McNerney, the table also includes the actuarial present value of his retirement benefit under his employment agreement in the form of a 15-year certain annuity. For Mr. Luttig, the table also includes the actuarial present value of his retirement benefit under his supplemental pension agreement in the form of a lump sum. The actuarial values were determined using interest rate and mortality rate assumptions consistent with those used in our 2010 financial statements.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
W. James McNerney, Jr.	Pension Value Plan	5.51	$178,970	$0
	SERP	5.51	4,781,916	0
	Employment Agreement	5.00	27,028,084	0
James A. Bell	Pension Value Plan	39.75	1,458,667	0
	SERP	39.75	8,873,444	0
James F. Albaugh	Pension Value Plan	26.67	1,088,255	0
	SERP	26.67	8,209,457	0
J. Michael Luttig	Pension Value Plan	4.64	148,726	0
	SERP	4.64	675,420	0
	Supplemental Pension Agreement	4.64	1,826,080	0
John J. Tracy	Pension Value Plan	29.25	713,094	0
	SERP	29.25	2,045,388	0

(1)

Credited service for purposes of calculating benefits under the Pension Value Plan and the SERP (called “benefit service” under the plans) is counted in the same manner and determined pursuant to such plans uniformly for all plan participants. The years of company service for each officer for the Pension Value Plan and SERP are as follows: Mr. McNerney, five years; Mr. Bell, 38 years; Mr. Albaugh, 35 years; Mr. Luttig, four years; and Mr. Tracy, 29 years. The credited service is slightly higher than years of company service for each officer (except Mr. Albaugh) for reasons such as service counting methods and the transition of benefits from our Employee Retirement Plan to the Pension Value Plan, which provided up to one year of additional credited service. Mr. Albaugh’s credited service is less than his years of company service because for part of his company service he, in connection with a government contract, participated in a pension plan that is not currently sponsored by us. Under the terms of Mr. McNerney’s employment agreement, described below, his years of credited service for purposes of the supplemental retirement benefits under such employment agreement are counted from January 1, 2006. Under the terms of Mr. Luttig’s supplemental pension agreement, described below, he became vested in a supplemental retirement benefit after three years of service with us. Granting extra years of credited service under the SERP requires the approval of the Compensation Committee.

(2)

The amounts reported in this column for each officer were calculated assuming no future service or compensation increases. Present values were calculated assuming no pre-retirement mortality or termination. The values under the Pension Value Plan and the SERP are the actuarial present values as of December 31, 2010 of the benefits earned as of that date and payable at age 65 for the Pension Value Plan and age 62 (or current age, if older) for the SERP. The discount assumption is 5.40% for both the Pension Value Plan and the SERP. The post-retirement mortality assumption of the Pension Value Plan and SERP is the Internal Revenue Service specified generational mortality for funding purposes. The value set forth for Mr. Luttig’s supplemental pension agreement retirement benefit is a lump sum payable at age 65, and the value set forth for Mr. McNerney’s employment agreement retirement benefit is a 15-year certain annuity commencing at age 62. The PBGC interest rate used to convert Mr. McNerney’s benefit to a 15-year certain annuity is 2.25%. Both Mr. McNerney’s 15-year certain annuity and Mr. Luttig’s lump sum are discounted with the same interest rate used for the SERP.

In order to determine changes in pension values for the Summary Compensation Table on page 36, the values of the Pension Value Plan, the SERP, Mr. Luttig’s supplemental pension agreement retirement benefit and Mr. McNerney’s employment agreement retirement benefit were also calculated as of December 31, 2009 for the benefits earned as of that date. The discount assumption used for the Pension Value Plan was 5.90%. The discount assumption used for the SERP, Mr. Luttig’s supplemental pension agreement retirement benefit and Mr. McNerney’s employment agreement retirement benefit was 5.90%, which was the assumption used for financial reporting purposes for 2009. The PBGC interest rate used to convert Mr. McNerney’s benefit to a 15-year certain annuity as of December 31, 2009 was 2.50%. The post-retirement mortality assumption for the Pension Value Plan was RP 2000 sex-specific mixed-collar, projected to 2015 using scale AA, and for the SERP is RP 2000 sex-specific white-collar, projected to 2015 using scale AA. Other assumptions used to determine the value as of December 31, 2009 were the same as those used for December 31, 2010. The assumptions reflected in this footnote are the same as the ones used for the Pension Value Plan and the SERP for financial reporting purposes.

For all participants in the Pension Value Plan and the SERP, the life annuity is the normal form of payment for unmarried participants, and a 50% joint and survivor benefit is the normal form of payment for those who are married at the time of benefit commencement; alternative annuity forms may also be available. For Mr. McNerney, the employment agreement retirement benefit shown in the table is the discounted 15-year certain annuity commencing at age 62. For Mr. Luttig, the supplemental pension agreement retirement benefit shown in the table is the discounted lump sum payable at age 65. The benefits shown in the table are not subject to any deduction for Social Security benefits.

Pension Value Plan

Under the Pension Value Plan, each year a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s annual salary and annual incentive compensation depending on the participant’s age, ranging from 3% for those younger than age 30 to 11% for those age 50 and older. Each of the Named Executive Officers is older than age 50. Each participant’s account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. Benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after three years of service or, if earlier, when a participant reaches age 62. When a participant retires, the amount credited to the participant’s account is converted into an annuity by dividing the account balance by a fixed factor of 11 in order to determine the annual benefit for employees retiring from active employment. If a participant terminates employment with a vested benefit before becoming eligible for retirement, annuity benefits can begin on or after age 55. However, the factor used to determine the annuity is 0.4 higher (and therefore the benefit is lower) for each year before age 65 that the benefit commences. For example, the factor for benefit commencement at age 60 for a participant whose employment terminates before retirement is 13 rather than 11.

In addition, certain benefits earned by participants under prior retirement plans of Boeing and McDonnell Douglas calculated as of December 31, 1998 were transferred to the Pension Value Plan when it became effective as of January 1, 1999. Certain benefits earned by participants under prior retirement plans of Boeing North American were also transferred as of July 1, 1999. These benefits will increase each year at the same rate the participant’s salary increases, and the benefits retain early retirement subsidies. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

Supplemental Executive Retirement Plan

Total pension benefits for the Named Executive Officers are determined under a combination of the SERP, which is a nonqualified defined benefit plan, and the Pension Value Plan, which provides income continuation for employees through a qualified defined benefit plan whose benefits are limited by applicable federal tax laws and regulations. The remainder of the Pension Value Plan benefit will be paid under the SERP, which provides an excess benefit equivalent to what the Pension Value Plan would pay without limitation by applicable federal tax laws and regulations. For executives hired before January 1, 2008, the SERP pays the greater of the excess benefit or a supplemental target benefit that may enhance the benefits received under the Pension Value Plan. Retired executives’ tax-qualified benefits (i.e., Pension Value Plan) are pre-funded and are paid out of the assets of the qualified plan; however, nonqualified benefits (SERP benefits) are not pre-funded and are paid out of our general assets.

As discussed under Compensation Discussion and Analysis on page 30, the Compensation Committee amended the SERP to eliminate the supplemental target benefit for employees hired or rehired on or after January 1, 2008 and prior to January 1, 2009. For these employees, the SERP will provide only an excess benefit. For employees hired or rehired on or after January 1, 2009, the Pension Value Plan and the SERP have been replaced with an enhanced defined contribution plan.

Under the SERP, credited service is the same as the credited service recognized under the Pension Value Plan. Supplemental pension benefits are based on years of Pension Value Plan credited service times 1.6% of average annual compensation for the five consecutive years of employment with the highest base compensation and the five consecutive years of employment with the highest incentive awards. For the NEOs, this typically has been the average annual compensation over the last five years of employment. Compensation includes annual salary plus annual incentive compensation and does not include any other forms of remuneration. The supplemental target benefit formula is limited to 100% of a participant’s annual salary at termination and is reduced by the amount of qualified benefits received under the Pension Value Plan. Supplemental pension benefits vest at the later of being vested in the Pension Value Plan or 36 consecutive months on the executive payroll. The SERP benefits are subject to forfeiture if the executive leaves the Company to work in a capacity that is determined to be in competition with a significant aspect of our business, or commits one of a number of felonies against us or our interests. SERP benefits accrued after 2007 are also subject to forfeiture if the executive solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, or if the executive disparages us, our products or our employees.

Early Retirement

Pension benefits generally are reduced for early retirement by a certain percentage from the amount that would have been paid upon benefit commencement at normal retirement age. This is to account for early commencement of the benefit, which results in additional years of benefit payment. The Pension Value Plan has early retirement eligibility provisions and early retirement reduction factors that apply in the same manner to executives (including the Named Executive Officers) and to other employees. This section describes those provisions and factors that apply to the Named Executive Officers based on their age and years of service and the applicable provisions of prior plans. For early retirement (prior to age 65), the Pension Value Plan benefit is based on the balance as of that early retirement age and does not reflect the future interest credits that would have been earned through age 65.

The Pension Value Plan benefits earned under prior Boeing plans by Messrs. Bell and Albaugh are reduced 2% for each year the employee retires prior to age 60. The Pension Value Plan benefits earned by Messrs. Bell and Albaugh under prior Boeing North American plans are unreduced if their combined years of age and years of service equal at least 85 years; otherwise benefits are reduced 6% for each year the employee retires prior to age 60. The Pension Value Plan benefits earned by Mr. Tracy under prior retirement plans of McDonnell Douglas are unreduced because his combined years of age and years of service equal at least 85 years.

Under the SERP, the supplemental target benefit is reduced 3% for each year the employee retires prior to reaching age 62 and 6% for each year the benefit commences prior to age 65 if the employee terminates employment prior to being eligible for retirement; otherwise, payments and benefits for early retirement are calculated the same as normal retirement benefits, as described above.

Messrs. Bell, Albaugh and Tracy are eligible for early retirement benefits under the Pension Value Plan and the SERP based on their being at least age 55 with ten years of vesting service or at least 62 with one year of service at termination. Messrs. McNerney and Luttig are not currently eligible for early retirement; however, they are eligible to commence receiving vested benefits as can other vested employees who are at least age 55. Vesting service is the service used under the Pension Value Plan and the SERP to determine eligibility for benefits, including eligibility for early retirement benefits.

Estimated SERP benefits that could be paid as a result of various terminations as of December 31, 2010 are shown under Table II—Estimated Potential Annual Supplemental Executive Retirement Plan (SERP) Payments Upon Termination on page 56.

Employment Agreement Retirement Benefit

Mr. McNerney’s employment agreement requires us to provide Mr. McNerney supplemental retirement benefits designed to compensate him for benefits provided by his former employer that he forfeited. Pursuant to the agreement, he has a “target benefit” calculated as a straight-life annuity commencing at age 62 payable from Boeing (including qualified pension benefits, nonqualified pension benefits and the employment agreement) that is offset by pension benefits payable by previous employers, 3M and General Electric. This target benefit begins at 25% of the highest average annual compensation (annual salary plus annual incentive compensation) and increases 5% per year for five years. After five years, the target benefit reaches and remains at 50%. The average annual compensation is calculated based on the General Electric plan rules as of December 31, 2000 and is the highest three years out of ten including compensation at prior employers. For service accrued through December 31, 2010, the target benefit (before reduction for other provided pension benefits) was $2,933,527 per year. The present value of the accumulated benefit was payable as a 15-year certain annuity (assuming Pension Benefit Guaranty Corporation interest and UP 84 mortality rates) on the assumed date of December 31, 2010 or an earlier change in control. As described above, pursuant to his election made in December 2007, the benefit will be payable in 15 annual installments, beginning on the date of Mr. McNerney’s termination of employment or an earlier change in control or such later date as required by Section 409A of the Internal Revenue Code. The supplemental retirement benefit is 100% vested.

Supplemental Pension Agreement Retirement Benefit

Pursuant to a supplemental pension agreement between us and Mr. Luttig, Mr. Luttig will be paid a lump sum at the earlier of termination or age 65 or such later date as required by Section 409A of the Internal Revenue Code. The lump sum is the equivalent of a 20-year certain and continuous annuity of $225,000 per year that commences at age 65. The value of the lump sum is based on the same interest and mortality assumptions that are used for lump-sum payments in the Pension Value Plan. The benefit vested over three years and became fully vested in May 2009.

2010 Nonqualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan for Employees is a nonqualified, unfunded defined contribution plan under which eligible executives may defer up to 50% of base salary, up to 100% of annual incentive awards and up to 100% of Performance Awards. For compensation granted or earned prior to 2006, executives could also defer up to 100% of Performance Shares and Boeing Stock Units (BSUs), and executives who made deferrals into a Boeing Stock Fund account might become eligible to receive a company matching contribution of an additional 25% of Matching Deferred Stock Units (MDSUs), as described on page 43.

Deferred compensation investment elections available under the Deferred Compensation Plan include an interest-bearing account, a Boeing Stock Fund account and 17 other notional investment funds that are also available to employees under the Voluntary Investment Plan (a 401(k) plan). The interest-bearing account is credited with interest daily during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 5.75% for 2010 and is 5.0% for 2011. Executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other Deferred Compensation Plan restrictions that limit the transfer of funds into or out of Boeing stock. MDSUs and certain Performance Shares must remain invested in Boeing stock.

Executives choose how and when to receive payments under the Deferred Compensation Plan, and must make separate choices for their MDSU balances, if any, and for the rest of the money in their Deferred Compensation Plan accounts. Executives may elect the same or different payment start dates and distribution options for their MDSUs and for all the other money in their accounts. The distribution options available to executives include either a lump-sum payment or annual, fractional payments spread over two to up to 15 years. Annual payments are calculated based on the number of years of remaining payments. Contributions relating to MDSUs and certain Performance Shares are paid in stock, and all other contributions are paid in cash. Payments to an executive under the Deferred Compensation Plan begin on the later of (a) the January following the age the executive elected or (b) the January after the executive separates from service with us, as defined in the Deferred Compensation Plan (generally, when the executive’s employment with us ends).

Supplemental Benefit Plan

Our Supplemental Benefit Plan is intended to supplement the retirement benefits of eligible executives to the extent that their benefits under our 401(k) plan are curtailed by legislation limiting contributions to the 401(k) plan and the earnings that may be considered in computing benefits under the 401(k) plan. The Internal Revenue Code currently caps certain contributions to an executive’s 401(k) plan accounts, such as company matching contributions, before-tax contributions made by us at the request of the participating executive and executive after-tax contributions. The Internal Revenue Code also caps the amount of compensation that may be considered when determining an executive’s retirement benefits under our 401(k) plan. The Supplemental Benefit Plan is therefore intended to pay, out of our general assets, an amount substantially equal to the difference between the amount actually allocated to an eligible executive’s account under our 401(k) plan and the amount that, in the absence of such limiting legislation, would have been allocated to the executive’s account as before-tax contributions plus our matching contributions.

Deferred compensation investment elections available under the Supplemental Benefit Plan include an interest-bearing account, a Boeing Stock Fund account and 17 other notional investment funds that are also available to employees under the Voluntary Investment Plan (a 401(k) plan). The interest-bearing account is credited with interest monthly during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 5.75% for 2010 and is 5.0% for 2011. All investment funds are valued daily, and executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other Supplemental Benefit Plan restrictions that limit the transfer of funds into or out of Boeing Stock.

The distribution options available to executives under the Supplemental Benefit Plan include either a lump-sum payment or annual, fractional payments spread over two to up to 15 years. Annual payments are calculated based on the number of years of remaining payments. Payments to an executive under the Supplemental Benefit Plan (which will be either one lump-sum payment or annual, fractional payments based on the executive’s election) begin on the later of (a) the January following the age the executive elected or (b) the January after the executive separates from service with us, as defined in the Supplemental Benefit Plan (generally, when the executive’s employment with us ends).

As discussed under Compensation Discussion and Analysis on page 31, the Compensation Committee amended the Supplemental Benefit Plan effective January 1, 2009 to provide additional retirement benefits to certain executives hired or rehired on or after January 1, 2009 who are not eligible to participate in our Pension Value Plan or SERP.

The following table provides information for each of our Named Executive Officers regarding aggregate officer and company contributions, aggregate earnings for 2010 and year-end account balances under the Deferred Compensation Plan, the Supplemental Benefit Plan, and other nonqualified deferred compensation arrangements described below. As of December 31, 2010, Messrs. McNerney and Bell had not elected to participate in the Deferred Compensation Plan.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
W. James McNerney, Jr.(5)	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Supplemental Benefit Plan	134,800	101,100	66,000	0	1,317,672
	Deferred Compensation Plan for Directors	0	0	165,195	0	862,005

	Total	$134,800	$101,100	$231,195	$0	$2,179,677
James A. Bell	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Supplemental Benefit Plan	49,564	37,173	33,818	0	662,775

	Total	$49,564	$37,173	$33,818	$0	$662,775
James F. Albaugh(6)	Deferred Compensation Plan	$0	$0	$2,506,256	$0	$23,623,020
	Supplemental Benefit Plan	58,421	43,816	71,123	0	1,340,298
	Special Retention Deferral	0	0	19,035	0	341,443

	Total	$58,421	$43,816	$2,596,414	$0	$25,304,761
J. Michael Luttig	Deferred Compensation Plan	$304,200	$0	$69,821	$0	$722,576
	Supplemental Benefit Plan	41,171	30,878	17,783	0	367,010

	Total	$345,371	$30,878	$87,604	$0	$1,089,586
John J. Tracy	Deferred Compensation Plan	$160,380	$0	$89,541	$0	$844,387
	Supplemental Benefit Plan	34,730	13,892	8,934	0	197,002

	Total	$195,110	$13,892	$98,475	$0	$1,041,389

(1)	Amounts reflect elective deferrals of salary and Performance Awards.

(2)	Amounts reflect company matches under the Supplemental Benefit Plan.

(3)

Amounts reflect dividends on deferred stock units and changes in the market value of the underlying stock, interest credited on interest account holdings and change in value of other investment holdings.

(4)	Of the amounts in this column, the following amounts were also included in the Total Compensation column of the Summary Compensation Table for 2010, 2009, and 2008:

Name	Plan Name	Reported for 2010 ($)	Previously Reported for 2009 ($)	Previously Reported for 2008 ($)	Total ($)
W. James McNerney, Jr.	Supplemental Benefit Plan	$235,900	$235,900	$235,940	$707,740
James A. Bell	Supplemental Benefit Plan	86,736	82,827	80,661	250,224
James F. Albaugh	Supplemental Benefit Plan	102,237	99,033	100,965	302,235
J. Michael Luttig	Deferred Compensation Plan	—	304,200	353,609	657,809
	Supplemental Benefit Plan	72,049	68,763	124,077	264,889
	Total for Mr. Luttig	72,049	372,963	477,686	922,698
John J. Tracy	Supplemental Benefit Plan	48,623	—	—	48,623

(5)

Amounts for Mr. McNerney include earnings of $165,195 and a balance of $862,005 in the Deferred Compensation Plan for Directors resulting from deferrals made when Mr. McNerney served as a nonemployee director from 2001 through July 1, 2005. The Deferred Compensation Plan for Directors is described in more detail in “Director Compensation—Deferred Compensation” on page 17.

(6)

Amounts for Mr. Albaugh include earnings of $19,035 and a balance of $341,443 in a Special Retention Deferral account resulting from a special retention award that Mr. Albaugh received in 1998 for remaining with us after our acquisition in 1996 of certain Rockwell International aerospace and defense businesses.

Potential Payments Upon Termination or Change in Control

Table I below, captioned “Estimated Potential Incremental Payments Upon Termination or Change in Control,” reflects the estimated amount of incremental compensation payable to the Named Executive Officers upon termination of the officer’s employment in the event of (i) a termination by us without cause or by the officer for good reason that is not in connection with a change in control; (ii) a termination by us without cause or by the officer for good reason in connection with a change in control; (iii) layoff; (iv) retirement; (v) disability; or (vi) death. The amounts shown assume that the termination was effective as of December 31, 2010 and that the price of Boeing stock on which certain of the calculations are made was the closing price of $65.26 on that date. These amounts are estimates of the incremental amounts that would be paid out to the officer upon such terminations. The actual amounts to be paid out can be determined only at the time of the officer’s termination of employment or at the end of the incentive plan performance period.

Potential Payments Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the officer is entitled to receive amounts earned during the term of employment. These amounts, which are not included in Table I, include:

•	Amounts contributed under our qualified and nonqualified deferred compensation plans; and

•	Amounts accrued and vested through our Pension Value Plan and the Supplemental Executive Retirement Plan (SERP).

In addition, if a Named Executive Officer had terminated employment as of December 31, 2010 by reason of retirement, layoff, disability, or death, the full amount of the 2008-2010 Performance Award earned based on company performance would have been payable, but if the Named Executive Officer had terminated for any other reason, such Performance Award would have been forfeited. However, there were no payouts of Performance Awards with respect to the 2008-2010 performance period due to the Company’s failure to achieve the economic profit threshold set by the Compensation Committee.

Potential Payments Upon Retirement

In the event of the retirement of the Named Executive Officers who are retirement-eligible, in addition to the items identified above, the officer will receive the estimated incremental benefits reflected in Table I as a result of the following:

•	Vesting and payment of Career Shares;

•	Vesting of Matching Deferred Stock Units (MDSUs);

•

Pro rata vesting of certain restricted stock units based on the number of full and partial calendar months spent on the active payroll during the three-year service period (beginning with the first full calendar month after the grant date);

•

Continued eligibility for Performance Awards, which will continue to remain outstanding until the end of the respective three-year performance period and will be paid pro rata to the extent earned after the end of the performance period based on the number of full calendar quarters worked during the performance period (beginning with the 2010-2012 performance period, Performance Awards will be prorated based on the number of full and partial calendar months worked during the performance period);

•

Pro rata payment of annual incentive awards, which will be paid in the year following retirement to the extent earned based on the number of days worked during the year. The annual incentive awards earned and paid for 2010 performance, which are reported in the Summary Compensation Table on page 36, are not included in Table I because as of December 31, 2010, the amounts had been earned; and

•	Continued eligibility for tax preparation services through the calendar year following year of retirement.

Potential Payments Upon Disability or Death

In the event of the disability or death of a Named Executive Officer, in addition to the benefits listed under the above two headings, the officer will receive benefits under our disability plan available generally to all salaried employees or our executive life insurance plan. The disability insurance amounts are not reflected in Table I. Our executive officers, including the Named Executive Officers, receive a life insurance benefit that is equal to three times annualized salary. (Mr. McNerney would receive different life insurance benefits under his employment agreement described below). This life insurance benefit is reflected in Table I.

Potential Payments Upon Layoff

Executive Layoff Benefit Plan.    Our Named Executive Officers, other than Mr. McNerney, are eligible to participate in the Boeing Executive Layoff Benefit Plan (the “Layoff Plan”), which is an ongoing layoff benefits program for all executives who are involuntarily laid off and who do not become employed elsewhere within the Company. If a layoff occurs because of a merger, sale, spin-off, reorganization or similar transfer of assets or stock, or because of a change in the operator of a facility or a party to a contract or an outsourcing of work, the executive is eligible for benefits under the Layoff Plan unless the executive either (1) continues in equivalent employment in the case of a stock sale or similar transaction or (2) rejects an offer of equivalent employment with the new employer. “Equivalent employment” means employment that is at no less than 90% of the executive’s prior salary and target incentive compensation and is located within 70 miles of the executive’s pre-layoff work location.

Eligible participants under the Layoff Plan receive a layoff benefit equal to one year of base salary at the time of layoff, plus the employee’s annual target incentive compensation, multiplied by a specified performance score for the year during which the layoff event occurs, minus, if applicable, the total of all payments made, or to be made, pursuant to any individual employment, separation or severance agreement. For employees within a business unit, the applicable performance score is made up of two components: the Company’s actual performance score (weighted 75%), which was 1.4 for 2010, and the business unit’s actual performance score (weighted 25%). For all other employees, the applicable performance score is the Company’s actual performance score. Mr. Albaugh is the only Named Executive Officer within a business unit (Boeing Commercial Airlines), which had a business unit actual performance score of 1.5 for 2010. Amounts payable under the Layoff Plan are included in Table I, except that Mr. McNerney will not receive benefits under the Layoff Plan because of the benefits he will receive under his employment agreement described below.

The Layoff Plan does not provide enhanced change-in-control benefits or tax gross-ups.

Other Layoff Benefits.    Certain other compensation programs and awards provide additional layoff benefits, which are included in Table I, as follows:

•	Accelerated vesting of certain service-based equity awards, including Career Shares, RSUs, and MDSUs;

•

Continued eligibility for annual incentive compensation pro rata based on the number of days employed during the year (an amount for this benefit is not included in Table I because as of December 31, 2010, the amount had been earned);

•

Continued eligibility to participate pro rata in Performance Awards based on the number of full calendar quarters employed during the 2009-2011 performance period and number of full calendar months employed during the 2010-2012 performance period;

•

Continued eligibility for certain health and welfare benefits (paid by us through the end of the month of termination; thereafter, access under the Consolidated Omnibus Budget Reconciliation Act (COBRA) is provided but not paid for; no amount is shown in Table I); and

•	Continued eligibility for tax preparation services through the calendar year following the year of layoff, as well as eligibility for outplacement services.

Potential Payments Pursuant to Mr. McNerney’s Employment Agreement

Mr. McNerney’s employment agreement provides for the following benefits, which are included in Table I.

Upon termination by us without cause or by Mr. McNerney for good reason, Mr. McNerney will receive severance benefits as follows:

(i)	Full vesting of restricted stock awards granted pursuant to Mr. McNerney’s employment agreement;

(ii)	Supplemental retirement benefit accrued to date, with additional credit for supplemental retirement credited service for the severance period; and

(iii)

Severance and any welfare benefit continuation provided in accordance with any company plan, but no less than (a) two times the sum of Mr. McNerney’s base salary plus his then-current target bonus (annual incentive) amount; (b) a lump-sum cash payment equal to the product of 24 multiplied by the premium amount charged by us in providing continued medical benefit coverage under COBRA; and (c) a pro rata bonus (annual incentive) for the termination year based on actual performance for the year. An amount for the benefit specified in subclause (c) is not included in Table I because as of December 31, 2010, the amount had been earned. The benefits specified in this clause (iii) do not apply in the case of any termination of Mr. McNerney’s employment at or after he reaches age 62.

Upon a termination of employment by us without cause or by Mr. McNerney for good reason in contemplation of or within two years after a change in control in which severance would be payable as described above, Mr. McNerney will receive change-in-control benefits as described above regarding severance, except that:

•	“three” will be substituted for “two” in subclause (iii)(a) above;

•	“36” will be substituted for “24” in subclause (iii)(b) above; and

•	Mr. McNerney will receive additional credit for supplemental retirement credited service for the severance period.

Mr. McNerney’s agreement does not provide for tax gross-ups.

Effective in July 2010, Mr. McNerney became “retiree eligible” under all welfare benefit, equity and other incentive plans and programs applicable to our senior executives. During the term of the employment agreement, we will provide Mr. McNerney with universal life insurance with a death benefit of at least $16,400,000, at a premium level not to exceed $262,937 annually. Under Mr. McNerney’s employment agreement, a “change in control” is the first to occur of any of the following events: (1) any person becomes the beneficial owner of more than 30% of the outstanding securities of Boeing; (2) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease for any reason to constitute at least a majority of the Board of Directors; (3) consummation of a reorganization, merger, consolidation, sale or other disposition of at least 80% of the assets of the Company, unless the beneficial shareholders of the Company immediately prior to the transaction retain at least 50% of the combined voting power of the outstanding shares entitled to vote on director elections; or (4) approval by shareholders of a complete liquidation or dissolution of the company.

“Good reason” is defined in the agreement to include: (1) any material adverse change in Mr. McNerney’s status, responsibilities or perquisites; (2) any diminution in his titles; (3) any failure to nominate or elect him as Chief Executive Officer, Chairman of the Board or a director; (4) causing or requiring him to report to anyone other than the Board; (5) assigning to him duties materially inconsistent with his positions and duties described in the agreement or giving a notice terminating the renewal feature of the agreement; (6) our failure to assign the agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by the agreement; or (7) requiring him to be principally based at any office or location more than 30 miles from our current corporate offices in Chicago, Illinois.

“Cause” is defined in the agreement to include: (1) conviction of a felony, or a misdemeanor (excluding a petty offense) involving fraud, dishonesty or moral turpitude; (2) a material breach of the agreement that is not cured within ten days after receiving notice from the Board; (3) willful or intentional material misconduct in the performance of the duties under the agreement, including a material breach of our Code of Conduct that is willful or intentional material misconduct; or (4) willful or intentional failure to comply materially with a specific, written direction of the Board that is consistent with normal business practice, not inconsistent with the agreement and not unlawful or unethical. Cause does not include bad judgment, negligence or any act or omission believed to be in good faith or to have been in or not opposed to the interest of the Company.

As described under the 2010 Pension Benefits table on page 45, Mr. McNerney’s employment agreement provides him with certain supplemental retirement benefits if his employment terminates for any reason. If

Mr. McNerney’s employment had terminated on December 31, 2010, entitling him to a supplemental retirement benefit, he (or his beneficiary) would have been entitled to 15 annual payments (calculated based on the annuity conversion basis set forth in his employment agreement) of $2,709,895. This supplemental retirement benefit would not have incrementally increased if Mr. McNerney’s employment had been terminated on December 31, 2010 by us without cause or by Mr. McNerney for good reason before or after a change in control.

Potential Payments Pursuant to Mr. Luttig’s Supplemental Pension Agreement

As described under the 2010 Pension Benefits table on page 45, Mr. Luttig’s supplemental pension agreement provides for a supplemental retirement benefit if his employment terminates. If Mr. Luttig’s employment had terminated on December 31, 2010, he (or his beneficiary) would have been entitled to a lump sum supplemental retirement benefit of $1,997,407, payable as of July 1, 2011. This supplemental retirement benefit would not have incrementally increased if Mr. Luttig’s employment had been terminated on December 31, 2010 by us without cause or by Mr. Luttig for good reason before or after a change in control.

Estimated Potential Payments Presented in Table I

Table I below presents estimated incremental compensation payable to each of our Named Executive Officers as described above. The estimated incremental compensation is presented in the following benefit categories:

•

Cash severance: multiple of salary and target annual incentive (for Named Executive Officers other than Mr. McNerney, multiplied by the specified performance score (as described in further detail under Compensation Discussion and Analysis beginning on page 23)); does not reflect actual salary paid or annual incentive compensation earned and paid for 2010 performance;

•	Service-based equity awards: market value, as of December 31, 2010, of unvested equity awards that would vest; includes Career Shares, restricted stock, RSUs and MDSUs;

•

Performance Awards: value of the 2009 Performance Awards (reflects two-thirds of the award assuming target performance) that is payable in early 2012, following the end of the 2009 to 2011 performance period, and of the 2010 Performance Awards (reflects one-third of the award assuming target performance) that is payable in early 2013, following the end of the 2010 to 2012 performance period;

•	Lump-sum cash payment for COBRA coverage: estimated value of lump-sum payment for Mr. McNerney to provide continued medical benefit coverage under COBRA following the termination;

•

Life insurance benefits: for all Named Executive Officers, the face value of executive life insurance payable following an executive’s death (includes supplemental life insurance payable to Mr. McNerney per his employment agreement);

•	Tax preparation: estimated value of continuation of this benefit; and

•	Outplacement services: estimated potential value of this service following the termination.

TABLE I:  Estimated Potential Incremental Payments Upon Termination or Change in Control

Name and Benefits	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Layoff	Retirement	Disability	Death
W. James McNerney, Jr.
Cash Severance (salary and target annual incentive)	$10,422,000	$15,633,000	$0	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	6,414,301	6,414,301	0	6,414,301	6,414,301	6,414,301
Performance Awards (continuation pro rata)	5,648,467	5,648,467	0	5,648,467	5,648,467	5,648,467
Lump-Sum Cash Payment for COBRA Coverage	40,000	60,000	0	0	0	0
Life Insurance (death benefit)	0	0	0	0	0	17,544,417
Tax Preparation Services (continuation)	45,000	45,000	0	45,000	45,000	45,000
Outplacement Services	10,000	10,000	0	0	0	0

Total Estimated Incremental Value	$22,579,768	$27,810,768	$0	$12,107,768	$12,107,768	$29,652,185
James A. Bell
Cash Severance (salary and target annual incentive multiplied by company score)	$0	$0	$2,088,000	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	4,856,639	1,993,419	4,856,639	4,856,639
Performance Awards (continuation pro rata)	0	0	1,495,800	1,495,800	1,495,800	1,495,800
Life Insurance (death benefit)	0	0	0	0	0	2,610,000
Tax Preparation Services (continuation)	0	0	8,098	8,098	8,098	8,098
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	$0	$0	$8,458,537	$3,497,317	$6,360,537	$8,970,537
James F. Albaugh
Cash Severance (salary and target annual incentive multiplied by combined company and business unit scores)	$0	$0	$2,376,379	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	7,902,908	4,575,618	7,902,908	7,902,908
Performance Awards (continuation pro rata)	0	0	1,715,667	1,715,667	1,715,667	1,715,667
Life Insurance (death benefit)	0	0	0	0	0	2,939,850
Tax Preparation Services (continuation)	0	0	8,329	8,329	8,329	8,329
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	$0	$0	$12,013,283	$6,299,614	$9,626,904	$12,566,754
J. Michael Luttig
Cash Severance (salary and target annual incentive multiplied by company score)	$0	$0	$1,726,640	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	2,131,140	0	2,131,140	2,131,140
Performance Awards (continuation pro rata)	0	0	944,500	0	944,500	944,500
Life Insurance (death benefit)	0	0	0	0	0	2,292,000
Tax Preparation Services (continuation)	0	0	8,059	0	8,059	8,059
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	$0	$0	$4,820,339	$0	$3,083,699	$5,375,699
John J. Tracy
Cash Severance (salary and target annual incentive multiplied by company score)	$0	$0	$960,220	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	2,125,046	794,129	2,125,046	2,125,046
Performance Awards (continuation pro rata)	0	0	535,133	535,133	535,133	535,133
Life Insurance (death benefit)	0	0	0	0	0	1,405,200
Tax Preparation Services (continuation)	0	0	6,000	6,000	6,000	6,000
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	$0	$0	$3,636,399	$1,335,262	$2,666,179	$4,071,379

Estimated Potential Payments Presented in Table II

Table II below shows the estimated SERP benefits payable for the employment termination reasons given in the corresponding columns for each of the Named Executive Officers. Pension Value Plan payments that are generally available to all salaried employees are not set forth in the table below. There are no additional disability benefits provided under the Pension Value Plan or the SERP; employment termination because of disability is treated the same as any other non-layoff termination.

Table II shows the annual SERP annuity that could be received after a termination of employment on December 31, 2010, expressed as a life annuity, and the present value of such annuity benefit (based on the same factors used for the 2010 Pension Benefits table on page 45 but calculated assuming a benefit commencement date of December 31, 2010).

TABLE II :  Estimated Potential Annual Supplemental Executive Retirement Plan (SERP) Payments Upon Termination

Name	Benefit Payable Upon Termination Due to Retirement, Layoff or Disability(1) Annuity/Present Value ($)	Death Benefit Payable Immediately to Spouse(2) Annuity/Present Value ($)
W. James McNerney, Jr.	$312,485 / $3,902,095	$269,425 / $3,558,987
James A. Bell	729,673 / 8,873,444	615,917 / 7,947,003
James F. Albaugh	683,583 / 8,683,181	600,869 / 7,834,183
J. Michael Luttig	38,508 / 529,220	34,052 / 502,327
John J. Tracy	178,059 / 2,456,299	158,972 / 2,279,317

(1)	Mr. McNerney and Mr. Luttig are not yet eligible for early retirement benefits under the SERP, while Messrs. Bell, Albaugh and Tracy are eligible for early retirement benefits under the SERP.

(2)

If the participant dies while an active employee and eligible for retirement, the death benefit paid is a 100% surviving spouse annuity. If the participant is an active employee and not eligible for retirement, the death benefit is a 50% surviving spouse annuity.

Stock Ownership Information

Security Ownership of Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Boeing stock, as of February 28, 2011, of each director, director nominee and Named Executive Officer and all directors and executive officers as a group. The table also sets forth stock units held by such persons pursuant to our compensation and benefit plans.

Beneficial ownership is determined in accordance with the rules of the SEC and all numbers are rounded to the nearest whole share. Each director, director nominee and Named Executive Officer, and all directors and executive officers as a group, owned less than 1% of the outstanding Boeing stock as of February 28, 2011.

Directors and Nominees	Shares Beneficially Owned(1)		Stock Units(2)		Total
John H. Biggs	46,810	(3)	37,277		84,087
John E. Bryson	14,661	(4)	43,228		57,889
David L. Calhoun	2,450		4,230		6,680
Arthur D. Collins, Jr.	0		15,895		15,895
Linda Z. Cook	3,800	(5)	20,075		23,875
Kenneth M. Duberstein	13,360		39,269		52,629
Edmund P. Giambastiani, Jr.	0		3,164		3,164
Edward M. Liddy	3,628		2,880		6,508
John F. McDonnell	1,803,839	(6)	25,077		1,828,916
Susan C. Schwab	1,134		2,248		3,382
Ronald A. Williams	4,200	(7)	689		4,889
Mike S. Zafirovski	0		22,834		22,834

Named Executive Officers	Shares Beneficially Owned(8)		Stock Units(9)		Total
W. James McNerney, Jr.*	1,222,909		206,498		1,429,407
James A. Bell	298,782		110,435		409,217
James F. Albaugh	407,038		258,562		665,600
J. Michael Luttig	159,077		57,688		216,765
John J. Tracy	62,136	(10)	48,440		110,576
All directors and executive officers as a group (23 persons)	4,492,739	(1)(8)	1,250,338	(11)	5,743,077
*	Also serves as a director.

(1)	Includes shares of common stock issuable upon the exercise of stock options that are vested as of, or will vest within 60 days of, February 28, 2011 as follows:

Number of Shares Issuable Upon Exercise of Options
John H. Biggs	7,200
John E. Bryson	7,200
Kenneth M. Duberstein	7,200
John F. McDonnell	7,200

(2)	Consists of stock units credited to the account of the nonemployee director under our Deferred Compensation Plan for Directors. See “Director Compensation” beginning on page 15.

(3)

Includes 30,560 shares held in the J. H. Biggs Revocable Trust (which shares serve as collateral for a loan), 8,710 shares held in the Biggs Family Charitable Foundation (which shares serve as collateral for a line of credit) and 340 shares held in two trusts established for family members.

(4)	Includes 1,600 shares held in trust for a member of Mr. Bryson’s family.

(5)	Includes 300 shares held by or for the benefit of Ms. Cook’s children.

(6)	Includes 644,861 shares held in trusts of which Mr. McDonnell or his wife is a trustee for the benefit of members of Mr. McDonnell’s family.

(7)	Consists of shares held in trust for members of Mr. Williams’ family.

(8)

Includes shares held in The Boeing Company Voluntary Investment Plan and shares issuable upon the exercise of stock options that are vested as of, or will vest within 60 days of, February 28, 2011 as follows:

Number of Shares Issuable Upon Exercise of Options
W. James McNerney, Jr.	996,235
James A. Bell	249,142
James F. Albaugh	259,287
J. Michael Luttig	158,860
John J. Tracy	61,843
All directors and executive officers as a group (23 persons)	2,119,444

(9)	Consists of restricted stock units, Career Shares, Matching Deferred Stock Units, retainer stock units and deferred stock units held by the Named Executive Officer.

(10)	Includes 50 shares held in trust for members of Mr. Tracy’s family.

(11)	Consists of restricted stock units, Career Shares, Matching Deferred Stock Units, retainer stock units and deferred stock units held by all directors and executive officers as a group.

Security Ownership of More than 5% Shareholders

The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of Boeing stock as of December 31, 2010. As of December 31, 2010, there were 735,260,024 shares of Boeing Stock outstanding.

Name and Address	Shares Beneficially Owned		Percent of Stock Outstanding
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	101,739,310	(1)	13.8%
Evercore Trust Company, N.A. 55 East 52nd Street, 36th Floor New York, New York 10055	93,219,088	(2)	12.7%
Capital World Investors 333 South Hope Street Los Angeles, California 90071	47,486,000	(3)	6.5%

(1)

Information is based on a Schedule 13G filed by State Street Corporation on February 11, 2011 with the SEC. As of December 31, 2010, State Street Corporation and its direct and indirect subsidiaries in their various fiduciary and other capacities had shared voting power with respect to 101,739,310 shares of Boeing stock and shared dispositive power with respect to 31,478,871 shares of Boeing stock. This total includes the 70,260,339 shares of Boeing stock then held in The Boeing Company Voluntary Investment Plan on behalf of The Boeing Company Employee Savings Plans Master Trust, for which State Street Bank and Trust Company acts as trustee. State Street Corporation and its direct and indirect subsidiaries disclaim beneficial ownership of the shares, except in their fiduciary capacity under ERISA.

(2)

Information is based on Amendment No. 3 to Schedule 13G filed by Evercore Trust Company, N.A. on February 14, 2011 with the SEC. As of December 31, 2010, Evercore Trust Company, N.A. had sole voting power and sole dispositive power with respect to 22,958,749 shares of Boeing stock and shared dispositive power with respect to 70,260,339 shares of Boeing stock. This total includes the 70,260,339 shares of Boeing stock then held in The Boeing Company Voluntary Investment Plan on behalf of The Boeing Company Employee Savings Plans Master Trust, for which Evercore Trust Company, N.A. acts as investment manager.

(3)

Information is based on Amendment No. 2 to Schedule 13G filed on February 14, 2011 by Capital World Investors with the SEC. As of December 31, 2010, Capital World Investors, a division of Capital Research and Management Company, had sole voting power with respect to 32,476,000 shares of Boeing stock and sole dispositive power with respect to 47,486,000 shares of Boeing stock. Capital World Investors is deemed to be the beneficial owner of these shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers and beneficial owners of more than ten percent of Boeing stock to file with the SEC reports of their initial ownership and changes in their ownership of Boeing stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2010, except that, due to administrative error, Mr. Greg Smith, our Corporate Controller, failed to timely reflect beneficial ownership of certain shares of Boeing stock on his Form 3.

Audit Committee

Audit Committee Report

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2010 with management.

2)

The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3)

The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4)

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Messrs. Biggs, Calhoun, Collins, Liddy and Williams are audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Audit Committee

John H. Biggs, Chair

David L. Calhoun

Arthur D. Collins, Jr.

Edmund P. Giambastiani, Jr.

Edward M. Liddy

Susan C. Schwab

Ronald A. Williams

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP, our independent auditor, in 2010 and 2009:

Services Rendered	Fees
	2010	2009
	(in millions)
Audit Fees(1)	$26.5	$28.2
Audit-Related Fees(2)	$0.1	$0.4
Tax Fees(3)	$0.3	$0.1
All Other Fees	$—	$—

(1)

For professional services rendered for the audits of our 2010 and 2009 annual financial statements, and the reviews of the financial statements included in our Forms 10-Q for fiscal years 2010 and 2009. Includes fees for statutory audits of $2.9 million in 2010 and $2.9 million in 2009. Also includes fees for consents related to SEC filings of $0.4 million in 2009.

(2)	For audits of employee benefit plans paid for by us and accounting consultations.

(3)	For tax compliance and other services to expatriates and expatriate tax software licenses and related support in 2010 and 2009.

All of the audit, audit-related and tax services are pre-approved by the Audit Committee. The amounts shown in the above table do not include fees paid to Deloitte & Touche LLP by our employee benefit plans in connection with audits of the plans. Such fees amounted to approximately $1.3 million in 2010 and $1.4 million in 2009. Although employee benefit plan fees charged directly to the plans do not require pre-approval by the Audit Committee, they were pre-approved. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor.

The Audit Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by our independent auditor in order to facilitate compliance with the requirements of the Sarbanes-Oxley Act of 2002. Permitted audit services may include, among other things, audit, review or attest services required under the securities laws, opinions on our financial statements and internal control systems and processes, comfort letters and other services performed to fulfill the independent auditor’s responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, consultations and tax services.

Pursuant to this policy, the Audit Committee (or, in the case of services involving fees of less than $250,000, the Chair of the Audit Committee) must pre-approve all audit and non-audit services to be provided by the independent auditor. On a quarterly basis, the Office of the Corporate Controller provides written updates to the Audit Committee showing audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

Ratification of Selection of Independent Auditor (Item No. 4)

The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditor for 2011. Deloitte & Touche LLP served in this capacity in 2010. As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to our shareholders for ratification. If our shareholders fail to ratify the selection, the Audit Committee will review its future selection of an independent auditor in light of that result.

For additional information concerning the Audit Committee and its activities with Deloitte & Touche LLP, see pages 60 and 61. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Shareholder Proposals (Item Nos. 5 through 9)

The following shareholder proposals will be voted on at the annual meeting only if properly presented by or on behalf of the shareholder proponent. Some of the following shareholder proposals contain assertions about Boeing that we believe are incorrect. We have not attempted to refute all of the inaccuracies.

Shareholder Proposal – Independent Monitoring of the Human Rights Code (Item No. 5)

The Province of Saint Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, owner of approximately 300 shares of Boeing stock, along with several additional co-sponsors, has advised us that they intend to present the following resolution at the annual meeting. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting.

The Board recommends that you vote AGAINST this proposal.

Shareholder Resolution

WHEREAS, partially in response to ongoing requests from the proponents of this shareholder resolution, The Boeing Company has established a code of conduct entitled “Basic Working Conditions and Human Rights.” Its purpose is meant to ensure basic worker rights in its supply chains around the world. However, contrary to the pattern that is becoming the norm, the Company does not have any mechanisms for external monitoring of this code.

Increasingly, given the complexity of supply chain sourcing, companies have found the value in ensuring their own commitment to human rights code-compliance by having external monitoring besides doing their own on-site reviews. For instance, a key requirement of corporate members of the Fair Labor Association (one of the largest groups whose members have international supply chains) is that they commit themselves to third-party verification monitoring.

The Boeing Company has told the proponents of this resolution that it has received no data from any source indicating problems anywhere in its supply chain. While this is commendable, at the same time it refuses to verify such compliance through any kind of external monitoring of any, if not all, of its supply chain. This is especially critical since a key supplier of its products is a country that consistently is recognized by the U.S. Government and human rights groups as among the worst offenders of human rights among its people.

Increasingly companies are recognizing the value-added for shareholders and company credibility by contracting with external entities to ensure their supply-chain compliance. However, in conversations with the filers of this resolution, Boeing has stated such would be a waste of shareholder value. Thus the “resolved” below

RESOLVED that The Board of Directors of The Boeing Company work with management to implement independent third-party monitoring of its supply chain to verify compliance with its existing “Basic Working Conditions and Human Rights” and to regularly share with concerned shareholders its findings, along with the company’s own findings.

Supporting Statement of Shareholder

Ronald Reagan is famous for his statement: “Trust but verify.” Given the ongoing saga of The Boeing Company promises about delivery of its 787 and the ongoing problems with its supply chain for product, the shareholders believe it is better to have such verification than another promise by the Company that may prove to be wanting. Given the fear that any problem revealed may jeopardize the already-frayed promises of product coming from its supply chain, the proponents of this resolution think Ronald Reagan’s recommendation be followed here. If you agree please vote “for” this resolution.

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully, and believes that it is not in the best interests of our shareholders. The Board therefore recommends that you vote AGAINST the proposal for the following reasons.

Boeing’s management maintains detailed procedures, subject to Board oversight, that enforce our suppliers’ human rights commitments, and therefore spending Company resources on additional monitoring is an unnecessary use of Company funds.

Boeing is committed to the highest standards of corporate integrity and ethical business conduct, including with respect to the protection and advancement of human rights in its worldwide operations.

Boeing implements this commitment primarily through its Code of Basic Working Conditions and Human Rights (the “Code”), which is accessible at www.boeing.com in the section “About Us – Culture & Values.” In addition, the Company has extended its human rights commitment to include oversight of suppliers. For example, each new supplier arrangement entered into since 2008 has required that suppliers (a) cooperate with and assist the Company in its implementation of and adherence to the Code and (b) agree that the Company may consider material violations of law relating to basic working conditions and human rights to be material breaches of contract for which Boeing may unilaterally elect to cancel orders for cause or exercise any other right for an event of default under the contract.

In connection with the adoption of the Code, Boeing also implemented detailed procedures for monitoring and investigating alleged violations of its human rights policies. For example, the Code provides that possible violations should be reported through formal channels, such as the Company’s ethics hotline, and the Code also makes clear that retaliation against anyone who reports suspected violations will not be tolerated. Furthermore, any reported violations of the Code are investigated by the Office of Internal Governance and are reported to the Audit Committee and, as appropriate, to the full Board. As a result, the Board believes that mandatory, across-the-board third-party monitoring of suppliers would impose significant costs on the Company without improving upon the procedures currently in place.

The Board believes that our suppliers are critical to our success, and that therefore our relationships with them should be managed by Boeing’s management, not by third parties.

Contracts between Boeing and its suppliers govern matters such as performance specifications, quality standards and delivery schedules. The dynamics of these relationships require the balancing of a wide array of legal, business, cultural, internal and external factors, none of which can be reviewed in isolation from the other factors. Boeing management possesses the in-depth knowledge of Boeing’s operations and supplier network necessary to assess and oversee supplier relationships and legal compliance programs, both of which are fundamental to the Company’s day-to-day operations. Accordingly, Boeing management is best positioned to determine the appropriate means to ensure compliance with internal policies, including whether the introduction of independent third-party monitors, as opposed to the Company’s existing and fully functioning oversight mechanisms, is likely to help, have no impact, or possibly undermine the supplier relationship as a whole.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Report on Political Activity (Item No. 6)

Newground Social Investment, 2206 Queen Anne Ave. N., Suite 402, Seattle, WA 98109, as proxy for Mr. Dyke R. Turner, owner of 145 shares of Boeing stock, and Mr. David M. Gloger, owner of 100 shares of Boeing stock, has advised us that it intends to present the following resolution at the annual meeting. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting.

The Board recommends that you vote AGAINST this proposal.

Shareholder Resolution

RESOLVED: That the shareholders of Boeing (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.

Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.

An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Supporting Statement of Shareholder

As long-term shareholders of Boeing, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens Untied decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Boeing contributed at least $3.4 million in corporate funds since the 2002 election cycle.

-	Congressional Quarterly: http://moneyline.cq.com/pml/home.do
-	National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use our company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully, and believes that it is not in the best interests of our shareholders. The Board therefore recommends that you vote AGAINST the proposal for the following reasons.

During 2010, Boeing completed a review of its political contributions disclosure policies and practices. Following this review, the Board directed senior management to disclose additional information about Boeing’s corporate political contributions on its website. Accordingly, the Company’s political expenditures homepage, www.boeing.com/aboutus/govt_ops/pol_expend.html, includes an itemized report of Boeing’s corporate political expenditures during 2010. The homepage also includes an itemized report of political expenditures during 2010 of The Boeing Political Action Committee, a voluntary non-partisan, employee-sponsored political action committee. The Company intends to update these itemized political expenditures reports on an annual basis. Finally, the homepage now includes full disclosure regarding the Company’s policies and procedures for political contributions and expenditures, including the authorization process.

Like most of its competitors, Boeing does not publish amounts contributed to trade associations or otherwise mandate disclosure of funds spent for non-political purposes that are later used by third parties to support political activity. The Board continues to agree with this approach for several reasons. First, Boeing lacks the power to compel third parties to tell us whether they used Boeing-contributed funds for political purposes. Second, in many cases we support organizations for reasons having little or nothing to do with their political advocacy—it would be misleading to suggest that their political activity was deliberately funded or otherwise directed or influenced in any way by Boeing. Finally, mandatory disclosures with respect to the trade associations could reveal to our competitors (again, most of whom do not make these disclosures themselves) sensitive aspects of our corporate strategy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Action by Written Consent (Item No. 7)

John Chevedden, owner of no less than 100 shares of Boeing stock, has advised us that he intends to present the following resolution at the annual meeting. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting.

The Board recommends that you vote AGAINST this proposal.

Shareholder Resolution – Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

Supporting Statement of Shareholder

This proposal topic also won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate (ALL) and Sprint (S). Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk” and “Very High Concern” in executive pay—$19 million for CEO James McNerney.

The Corporate Library expressed concern regarding Mr. McNerney’s very high levels of pension gains over the past few years (more than $5.7 million in 2009—nearly triple his base salary and more than the combined salaries of the other named executive officers—and more than $11 million for the past three years).

On top of this, Mr. McNerney’s base salary was already 93% over the IRC tax deductibility limit and he continued to receive such generous perks as personal use of private jets ($436,478 in 2009). There were many discretionary elements in the following: short-term incentive plan, allotments of long-term equity, and golden hello and retention awards.

Also, our company uses one of the same performance metrics – economic profit goals – for both its annual and long-term incentives and effectively rewarded executives twice for the same metric. Furthermore, stock options and restricted stock units vested after only three years and performance awards are based on only three-year performance periods.

Finally, Mr. McNerney was entitled to a cash severance of $15 million and a total of more than $31 million upon a termination following a change in control. Such actions are not reflective of an executive pay program that is well-aligned with shareholder interests.

Please encourage our board to respond positively to this proposal to enable shareholder action by written consent in order to initiate improved corporate governance and financial performance: Yes on 7.

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully, and believes that it is not in the best interests of our shareholders. The Board therefore recommends that you vote AGAINST the proposal for the following reasons.

The Board believes that all shareholders should have the opportunity to discuss and vote on pending shareholder actions, and that therefore shareholders should generally act only in the context of an annual or special meeting. Holders of 25% or more of Boeing’s shares have been entitled to call special shareholder meetings since 1952, with no limitation whatsoever on timing or agenda. The Board continues to support this right. Action by written consent, however, can be used to circumvent the important deliberative process of a shareholder meeting. Written consent rights as proposed could deprive many shareholders of the opportunity to deliberate in an open and transparent manner, or even receive accurate and complete information, on important pending actions. In addition, permitting shareholder action by written consent can create substantial confusion and disruption for shareholders, as multiple shareholder groups could solicit multiple written consents simultaneously, some of which may be duplicative or contradictory. The Board acknowledges that there are limited circumstances in which shareholder action by written consent may be in the long-term interest of Boeing’s shareholders, such as fast-changing business requirements that mandate revisions to Boeing’s certificate of incorporation on a time-sensitive basis. As a result, Boeing’s governing documents already permit shareholder action by written consent on the prior recommendation of the Board.

Companies whose shareholders lack the ability to call special shareholder meetings or elect full director slates by majority vote on an annual basis may benefit from the flexibility that written consent shareholder action can provide. In Boeing’s case, however, a comprehensive package of governance practices and policies already ensures Board accountability and enables shareholder action. As noted above, our By-Laws permit holders of 25% or more of Boeing’s shares to call a special shareholder meeting without any limitations on timing or agenda. In addition, our directors are elected annually by majority voting in uncontested elections, our Amended and Restated Certificate of Incorporation and By-Laws do not have supermajority provisions and our Corporate Governance Principles require that shareholders be given the opportunity to approve any shareholder rights plan put in place by the Board. For additional information about our corporate governance practices, see “Corporate Governance” beginning on page 10 of this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Change Ownership Threshold to Call Special Meetings (Item No. 8)

The Ray T. Chevedden and Veronica G. Chevedden Residual Trust 051401, Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, CA 90043, owner of approximately 4,024 shares of Boeing stock, has advised us that it has designated John Chevedden as proxy and intends to present the following resolution at the annual meeting. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting.

The Board recommends that you vote AGAINST this proposal.

Shareholder Resolution – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend out bylaws and each appropriate governing document to give holders of 15% of our outstanding common stock (or the lowest percentage permitted by law above 15%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) in regard to calling a special meeting that apply only to shareowners but not to management and/or the board.

Supporting Statement of Shareholder

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring – when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at the following companies: CVS Caremark, Sprint Nextel, Safeway, Motorola and R. R. Donnelley.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

Mike Zafirovski and Susan Schwab (a new 2010 director) were marked as “Flagged (Problem) Directors” because of their directorships at Nortel Networks Corporation and Calpine Corporation respectively immediately preceding bankruptcy. Nonetheless Zafirovski and Schwab were invited to hold 4-seats on our most important board committees.

Our board was the only significant directorship for the retired Mr. Zafirovski, 56. This could indicate a significant lack of continuing transferable director experience for Mr. Zafirovski. Ms. Schwab had directorships at Caterpillar and FedEx, which, along with Boeing, were all rated “D” by The Corporation Library www.thecorporatelibrary.com, an independent investment research firm.

Four directors had more than 13-years tenure (independence concern). This included John Biggs, 73, chairman of our audit committee, Kenneth Duberstein, our Lead Director and John Bryson, who received our highest negative shareholder votes.

We did not have a shareholder right to an Independent Board Chairman or to Act by Written Consent.

Please encourage our board to respond positively to this proposal to help turnaround the above type practices. Special Shareowner Meetings – Yes on 8.

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully, and believes that it is not in the best interests of our shareholders. The Board therefore recommends that you vote AGAINST the proposal for the following reasons.

In contrast to many Delaware corporations, the Company’s By-Laws have permitted 25% of Boeing shares to call a special meeting since 1952. However, special shareholder meetings are inherently very expensive and time-consuming to the Company due to the legal costs required to prepare disclosure documents, the substantial printing and mailing costs, the diversion of senior management’s time and attention and the expenditure of other company resources required to prepare for and conduct the meeting. For example, planning for the 2010 Annual Meeting of Shareholders started many months in advance of the meeting and the Company incurred fees and expenses of approximately $2.3 million, including costs for printing and mailing the proxy statement to the Company’s more than 200,000 registered shareholders and 700,000 beneficial shareholders.

Recognizing the substantial administrative and financial burdens that special meetings impose on the Company and all of its shareholders, the Board believes that the existing 25% ownership requirement strikes the appropriate balance between allowing shareholders to vote on important matters that arise between annual meetings, and protecting against the risk that a single shareholder or a small group of shareholders could call a meeting that serves only the narrow special interests of such shareholders. Lowering the threshold to 15% would increase the risk that a single shareholder or a small group of shareholders could call a meeting that serves only such narrow special interests at the expense of all shareholders, as well as incurring substantial administrative expense and management distraction for a matter that has little likelihood of success.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Independent Chairman (Item No. 9)

The Sheet Metal Workers’ National Pension Fund, Edward F. Carlough Plaza, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314, owner of approximately 23,170 shares of Boeing stock, has advised us that it intends to present the following resolution at the annual meeting. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting.

The Board recommends that you vote AGAINST this proposal.

Shareholder Resolution

RESOLVED:    That stockholders of Boeing Company (“the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of Boeing Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

Supporting Statement of Shareholder

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company W. James McNerney, Jr. holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as Chairman can help ensure the objective functioning of an effective Board.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at the Company, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board recently stated, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully, and believes that it is not in the best interests of our shareholders. The Board therefore recommends that you vote AGAINST the proposal for the following reasons.

The Board of Directors believes that your interests as a shareholder are best served when the Board’s independent members are fully involved in the Company’s operations and establish independent oversight of management. The Board has taken several steps to ensure that the Board can oversee management effectively and remain directly accountable to shareholders. Most important, the Board remains committed to having both a substantial majority of independent directors and a strong committee system. Of our 13 current directors, only one, Mr. McNerney, is not independent. Each of our four principal standing committees is composed solely of independent directors. Furthermore, the independent members of the full Board have appointed a Lead Director—currently, Mr. Duberstein. As set forth on our Corporate Governance Principles, our Lead Director’s principal responsibilities include:

•

in consultation with the nonemployee directors, advising the Chairman as to an appropriate schedule of board meetings and reviewing and providing the Chairman with input regarding the agendas for each Board meeting;

•	presiding at all meetings at which the Chairman is not present including executive sessions of the nonemployee directors and apprising the Chairman of the issues considered;

•	being available for consultation and direct communication with the Company’s shareholders;

•	calling meetings of the nonemployee directors when necessary and appropriate; and

•	performing such other duties as the Board may from time to time designate.

The Board believes that it is in the best interests of Boeing and its shareholders for the Board to have the flexibility to determine the appropriate leadership structure of the Board of Directors. At present, the independent directors believe that our President and Chief Executive Officer is the director best qualified to serve as Chairman because of the in-depth knowledge he possesses with respect to each of Boeing’s businesses and the competitive challenges each business faces, as well as his extensive experience as a director and senior member of management at other Fortune 100 companies. While at this time, the Board has determined that the appropriate structure is to have the same person serve as Chief Executive Officer and Chairman of the Board and to designate an independent lead director, the Board, as provided for in our Corporate Governance Principles, could determine in the future that it would be best to change that leadership structure. Implementing this proposal would mandate a single form of leadership structure and deprive the Board of its ability to organize its functions, to make changes as necessary, and to conduct its business in what it believes to be the most efficient and effective manner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Additional Information

May I receive my proxy materials electronically in the future?

Instead of receiving paper copies of our annual report and proxy statement in the mail, registered shareholders can elect to receive these communications electronically. Each shareholder who elects to receive future proxy materials electronically will help the environment as well as save Boeing approximately $4.00 per year in printing and mailing costs. For additional information or to elect this option, please access www.computershare-na.com/green/.

Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial shareholder, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications Services, you can elect to receive future proxy materials electronically at www.investordelivery.com.

Who is entitled to vote at the 2011 Annual Meeting?

Holders of Boeing stock at the close of business on March 3, 2011 are entitled to receive a formal Notice of the Annual Meeting and to vote their shares at the annual meeting. As of that date, there were approximately 737,072,306 shares of common stock outstanding and approximately 737,055,639 of those shares were eligible to vote. (Shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 211,156 registered shareholders on the record date and approximately 775,338 beneficial shareholders whose shares were held in “street name” through a broker or bank.

A list of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and will also be available for ten business days prior to the annual meeting between the hours of 9:00 a.m. and 4:00 p.m., Central Daylight Time, at the Office of the Corporate Secretary, Boeing Corporate Offices, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the annual meeting.

How many votes must be present in order to hold the annual meeting?

A quorum must be present in order for business to be conducted at the annual meeting. A quorum consists of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting. Shares of Boeing stock present in person or by duly authorized proxy (including any abstentions and “broker non-votes”) will be counted for the purpose of establishing a quorum at the meeting.

What if I return my proxy but do not vote for all of the proposals?

Shares represented by a properly executed proxy will be voted at the annual meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If you are a registered shareholder or have an interest in Boeing stock through the VIP and return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors. If a broker or other financial institution holds your shares in its name, NYSE rules prohibit your shares from being voted on non-routine matters absent your instruction, so your failure to provide instructions on such matter will result in your vote not being counted. Please see “Frequently Asked Questions about Voting” on page 1 for additional information.

Are there any other items of business that will be addressed at the annual meeting?

The Board of Directors is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. If any matters other than those shown on the proxy card are properly brought before the annual meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment.

What procedures must I follow in order to attend the annual meeting?

Attendance and voting at the annual meeting is limited to shareholders of record at the close of business on March 3, 2011. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

Beneficial Shareholders.    If you are a beneficial shareholder, when you arrive at the annual meeting please register at the table for beneficial shareholders. In order to be admitted to the annual meeting, beneficial shareholders must bring an account statement or letter from their broker or bank showing that they owned Boeing stock as of March 3, 2011 and a valid photo identification. In order to vote at the meeting, beneficial shareholders must also bring legal proxies, which they can obtain only from their broker or bank. Please contact your broker or bank directly for specific information on how to obtain a legal proxy.

Registered Shareholders and The Boeing Company Voluntary Investment Plan Participants.    If you are a registered shareholder or a VIP participant, an admission ticket is attached to your proxy card. If you received proxy materials via the internet, you may print an admission ticket from the Internet Voting Site. In order to be admitted to the annual meeting you must bring your admission ticket and a valid photo identification.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to aid in the solicitation of proxies for a base fee of $12,500, plus additional expenses that are expected to total approximately $110,000. Proxies may be solicited by personal interview, mail, telephone, email and other online methods. D.F. King has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. We will reimburse these parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will file with the SEC a Current Report on Form 8-K containing the final voting results within four business days of the annual meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

What if a director nominee does not receive the required vote?

Boeing is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. To address this potential outcome the Board has adopted a director resignation and recusal policy, which is described in our Corporate Governance Principles.

Under this policy, no candidate may be nominated for election or shall otherwise be eligible for service on the Board unless and until the candidate has delivered an irrevocable resignation that would be effective upon (1) such director’s failure to receive the required vote at the annual meeting and (2) the Board’s acceptance of such resignation. The Board has obtained such conditional resignations from each director nominee for election at the annual meeting. If a director fails to receive the required vote at an annual meeting of shareholders, the GON Committee (or such other committee as the Board may appoint) will make a recommendation to the Board as to whether to accept or reject the resignation previously tendered by such director, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the recommendation of such committee, and publicly disclose its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. In addition, the director whose resignation is under consideration will not participate in the recommendation of the committee or deliberations of the Board with respect to his or her resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting or until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

How do I submit a shareholder proposal for inclusion in Boeing’s 2012 Proxy Statement?

In order to be considered for inclusion in our 2012 proxy statement, shareholder proposals must comply with the SEC’s Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials and must be submitted in writing to:

Office of the Corporate Secretary

Boeing Corporate Offices

100 North Riverside Plaza, MC 5003-1001

Chicago, Illinois 60606-1596

Proposals must be received on or prior to Saturday, November 19, 2011.

How do I submit an item of business for the 2012 Annual Meeting?

Our By-Laws require that any shareholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2012 annual meeting (other than a shareholder proposal submitted for inclusion in our 2012 proxy statement) must provide notice of such business to the Office of the Corporate Secretary at the address above between the close of business on Tuesday, January 3, 2012 and the close of business on Thursday, February 2, 2012. Any such notice must include the information set forth in our By-Laws, which are posted on our website.

How may I obtain a copy of Boeing’s Annual Report on Form 10-K and other financial information?

Boeing’s 2010 annual report, which includes a copy of the Annual Report on Form 10-K, was delivered to shareholders with this proxy statement. Our Notice of Annual Meeting, proxy statement and 2010 annual report are also available on the internet at www.edocumentview.com/ba. In addition, our Annual Report on Form 10-K, including financial statements, is available on our website at www.boeing.com and on the SEC’s website at www.sec.gov. Shareholders also may request an additional copy of the Annual Report on Form 10-K, which we will furnish without charge, by calling (425) 965-4408 or writing Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207.

How may I recommend or nominate individuals to serve as directors?

Shareholders wishing to suggest qualified candidates for consideration by the GON Committee may do so by writing at any time to the Office of the Corporate Secretary, Boeing Corporate Offices, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. The correspondence must state the name, age and qualifications of the person proposed for consideration. The GON Committee evaluates the qualifications of such suggested candidates on the same basis as those of other director candidates.

The GON Committee will also consider qualified candidates as nominees for election as director that are properly submitted by our shareholders. The GON Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates. Shareholders can submit qualified candidates as nominees for election as director by writing to the Office of the Corporate Secretary, Boeing Corporate Offices, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. Submissions should follow the procedures, including with respect to timing, set forth in our By-Laws. See “How do I submit a shareholder proposal for inclusion in Boeing’s 2012 Proxy Statement?” and “How do I submit an item of business for the 2012 Annual Meeting?” above for additional information.

Several shareholders live at my address. Why did we receive only one set of proxy materials?

We deliver only one annual report and one proxy statement to multiple shareholders at the same address unless we have received contrary instructions from one or more of the shareholders. We will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered shareholders who wish to receive a separate annual report or proxy statement in the future, or registered shareholders sharing an address who wish to receive a single copy of the annual report or proxy statement in the future, should contact our Transfer Agent:

Computershare Investor Services

P.O. Box 43078

Providence, Rhode Island 02940-3078

888-777-0923 (toll-free for domestic U.S. callers)

781-575-3400 (non-U.S. callers may call collect)

Beneficial shareholders sharing an address who wish to receive a single copy of the annual report or proxy statement in the future should contact their broker, bank or other holder of record.

Appendix 1: The Boeing Company Corporate Governance Principles

The Board of Directors (the “Board”) of The Boeing Company (“Boeing” or the “Company”) has adopted the following corporate governance principles (the “Principles”) to assist the Board in the exercise of its responsibilities and, along with Boeing’s Amended and Restated Certificate of Incorporation and By-Laws and charters of the committees of the Board, provide an effective framework for Boeing’s governance. The Board believes these Principles should be an evolving set of corporate governance guidelines, subject to review and modification by the Board from time to time in its discretion.

Boeing’s business is conducted by its employees, managers and officers, led by the Chief Executive Officer (“CEO”), subject to the oversight of the Board. Directors’ basic responsibility is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders. The Board selects the CEO and works with the CEO to both elect/appoint other officers and ensure that the long-term interests of the Company and its shareholders are being served. The Board and the officers recognize that the long-term interests of the Company and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Board Composition

Board Size

In accordance with Boeing’s By-Laws, the Board determines, from time to time, the size of the Board and may fill any vacancies, including vacancies created as a result of any increase in the size of the Board, that occur between shareholder meetings. The Governance, Organization and Nominating (“GON”) Committee periodically evaluates and makes recommendations to the Board concerning the appropriate size of the Board based upon the needs of the Board and the availability of qualified candidates. The Board currently believes that the Board’s optimum size is between 10 and 14 members.

Selection of Nominees

The GON Committee reviews annually the skills and characteristics required of directors in light of the Board’s composition. This assessment includes consideration of experience in areas that are relevant to Boeing’s global activities, such as operations, international business, manufacturing, finance, government, marketing, technology and public policy, as well as other factors such as independence, absence of conflicts of interest, diversity and age. Directors should have a reputation for personal and professional integrity, honesty and adherence to the highest ethical standards, and be committed to acting in the long-term interests of all shareholders. Boeing recognizes the value of diversity and the Board seeks diversity of background, experience, skills, race, gender and national origin among its members. The GON Committee also assesses the overall composition of the Board and whether a potential director candidate, including those properly submitted by shareholders in accordance with Boeing’s By-Laws and applicable law, would contribute to the collaborative process of the Board. When evaluating the suitability of an incumbent director for re-election, the GON Committee, in consultation with the Chairman, shall also consider the ongoing contributions of the director to the Board. No candidate shall be nominated for election or otherwise be eligible for service on the Board if he or she would be 74 or older at time of election.

Independence

At least 75% of the Board shall satisfy the New York Stock Exchange criteria for independence. The Board has adopted Director Independence Standards, which are available at www.boeing.com/corp_gov/, to assist it in determining director independence.

Annual Election of Directors

The directors are elected annually by Boeing’s shareholders at the annual meeting of shareholders. No candidate shall be nominated for election or otherwise be eligible for service on the Board unless and until such candidate has delivered an irrevocable resignation that would be effective upon (1) such director’s failure to receive the required vote at the annual meeting of shareholders and (2) the Board’s acceptance of such resignation.

If a director fails to receive the required vote at an annual meeting of shareholders, the GON Committee (or such other committee as the Board may appoint) shall make a recommendation to the Board as to whether to accept or reject the resignation previously tendered by such director, or whether other action should be taken. The Board shall act on the tendered resignation, taking into account the recommendation of such committee, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission (“SEC”) or other broadly disseminated means of communication) its decision regarding the tendered resignation within ninety days from the date of the certification of the election results. The director whose resignation is under consideration shall not participate in the recommendation of the committee or deliberations of the Board with respect to his or her resignation.

If a director’s resignation is not accepted by the Board, the director shall continue to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, shall fill any resulting vacancy or decrease the size of the Board.

Change of Primary Responsibility

Any director who retires or resigns from his or her principal employment or who experiences a significant change in his or her primary responsibilities shall offer to resign from the Board. The GON Committee in each case shall consider the appropriateness of continued Board service and will recommend to the Board whether the resignation should be accepted.

Board Responsibilities

Oversight Responsibilities

The Board’s oversight responsibilities include: (1) evaluating the CEO’s performance and reviewing the Company’s succession plan for the CEO and senior management; (2) reviewing the long-range business plans of the Company and monitoring performance relative to achievement of those plans; (3) considering long-range strategic issues and risks facing the Company; and (4) approving policies of corporate conduct that continue to promote and maintain the integrity of the Company. In addition, the Board shall be knowledgeable about the content and operation of Boeing’s ethics and compliance program, and shall exercise oversight with respect to the program’s implementation and effectiveness.

In discharging these responsibilities, the Board and its committees, as appropriate, shall have access to and are entitled to rely on the advice, reports and opinions of management and outside financial, compensation, legal or other advisors.

CEO Performance Evaluation

The Board is responsible for evaluating the performance of the CEO. On an annual basis, the GON Committee shall review the CEO’s business goals and objectives and evaluate the CEO’s performance in light of those goals and objectives. The independent directors shall review the GON Committee’s evaluation and make final determinations with respect to the CEO’s performance. The Compensation Committee shall, in consultation with the other independent directors, make determinations with respect to the CEO’s compensation based on the contents of the performance evaluation.

Succession Planning

The Board believes that CEO selection and management succession are among its most important responsibilities, and the Board therefore works closely with senior management to ensure that effective plans for management succession are in place. As part of this process, the CEO shall review the Company’s succession plans with respect to the CEO and other senior management with the GON Committee on a periodic basis, and both the GON Committee and the CEO shall deliver reports to the Board on succession planning at least annually.

The Board works closely with the GON Committee to evaluate and, as necessary, nominate potential successors to the CEO. The GON Committee manages the process of identifying, evaluating and selecting CEO candidates, with the full participation of the independent directors. The CEO shall offer to resign from the Board effective when he or she no longer serves as CEO, except as otherwise set forth in Boeing’s By-Laws.

Outside Board Memberships

While the Company acknowledges the value of having directors and officers with significant experience in other businesses and activities, directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Company’s Board. A director may not serve on the boards of more than four other public companies or, if the director is an active CEO or equivalent of another public company, on the boards of more than two other public companies. In addition, directors must notify the GON Committee before accepting an invitation to serve on the board of any other public company or other for-profit entity, and must not accept such service until being advised by the chair of the GON Committee that the GON Committee has determined that service on such other board would not create regulatory issues or potential conflicts of interest and would not conflict with Company policies.

The CEO and other elected officers of the Company must obtain the approval of the GON Committee before accepting an invitation to serve on the board of any other public company or other for-profit entity.

Confidentiality

The proceedings and deliberations of the Board and its committees are confidential. Each director shall maintain the confidentiality of all information received in connection with his or her service as a director, except as required by applicable law.

Board Interaction with Stakeholders

The CEO and other officers are responsible for establishing effective communications with the Company’s stakeholders, including shareholders, employees, customers, suppliers, communities, governments, creditors and corporate partners. It is the policy of the Board that management speaks for the Company. Individual directors may, from time to time, meet or otherwise communicate with stakeholders. It is, however, expected that directors would do so with the knowledge of and, absent unusual circumstances or as contemplated by the committee charters, following prior consultation with the Company’s management.

The Board of Directors has established a process whereby shareholders and other interested parties can send communications to the Chairman or the Lead Director, as applicable, or to the nonemployee directors as a group. This process is described in detail at www.boeing.com/corp_gov/email_the_board.html.

Board Operations

Board Leadership Structure

The Company’s By-Laws provide that the directors shall elect on an annual basis a Chairman from among the directors. The Board believes that it is in the best interests of the Company and its shareholders for the Board to determine which director is best qualified to serve as Chairman. The GON Committee evaluates and makes recommendations to the Board concerning the Board’s leadership structure, including whether the offices of Chairman and CEO should be held by the same person.

If the Chairman is not an independent director, the independent directors shall designate from among them a Lead Director. The Lead Director shall be elected on an annual basis by a majority of the independent directors upon a recommendation from the GON Committee.

The Board has determined that the Lead Director, if one is elected, shall (1) in consultation with the nonemployee directors, advise the Chairman as to an appropriate schedule of Board meetings and review and provide the Chairman with input regarding the agendas for each Board meeting; (2) preside at all meetings at which the Chairman is not present including executive sessions of the nonemployee directors and apprise the Chairman of the issues considered; (3) be available for consultation and direct communication with the Company’s shareholders; (4) call meetings of the nonemployee directors when necessary and appropriate; and (5) perform such other duties as the Board may from time to time designate.

Board and Committee Meetings

The Board ordinarily holds six scheduled meetings per year, and may meet more often if necessary. Information and materials are generally distributed to the Board and its committees in advance of meetings, and directors are expected to review in advance any such materials in order to facilitate meaningful deliberation during each meeting. Directors are expected to attend all Board meetings and meetings of committees on which they serve and to devote the time needed to discharge their responsibilities properly. Absent extenuating circumstances, all directors shall attend the annual meeting of shareholders.

Board Agendas

The Chairman and relevant committee chairs shall establish the agendas for Board and committee meetings in consultation with the CEO or Lead Director, as applicable. Each director is free to suggest additional agenda items, and each director may raise at any Board or committee meeting subjects that are not on the agenda for that meeting.

Executive Sessions

Nonemployee directors shall meet in executive session without management present following every regularly scheduled Board meeting. Among the items that the nonemployee directors consider in executive session are the performance of the CEO and recommendations of the Compensation Committee concerning compensation for employee directors and other elected officers. The Chairman or Lead Director, as applicable, shall act as chair at such meetings. The nonemployee directors may meet without management present at such other times as requested by any nonemployee director.

Board Committees

The Board has established the following standing committees to assist the Board in discharging its responsibilities:

•	Audit

•	Compensation

•	Finance

•	GON

•	Special Programs

The GON Committee shall periodically review and make recommendations to the Board, after consultation with the Chairman of the Board, regarding the membership of each of the committees. The chairpersons and members of the five committees are rotated regularly, as appropriate. All members of the three principal standing committees, Audit, Compensation and GON, shall be independent as defined by Boeing’s Director Independence Standards as well as satisfy all applicable regulatory requirements. All members of the Special Programs Committee shall possess applicable security clearances.

Each standing committee has a written charter, approved by the Board, which describes the committee’s general authority and responsibilities. Shareholders may access a copy of each such committee charter at www.boeing.com/corp_gov/. The committee chairs report on the items discussed and actions taken at committee meetings to the Board following each committee meeting. Each standing committee shall review on an annual basis its charter and recommend appropriate revisions to the Board. The Board may, from time to time, establish and maintain additional committees.

The Audit Committee regularly meets in executive session with representatives of the Company’s independent auditors. The Audit Committee also meets on a regular basis with the Company’s vice president responsible for carrying out the internal audit function. The Audit Committee shall report to the Board, no less than annually, with respect to the implementation and effectiveness of Boeing’s ethics and compliance program to support the Board’s oversight responsibility.

Director Orientation and Continuing Education

Each new director must participate in a comprehensive orientation program, which shall include presentations by senior management on the Company’s business units, strategic plans, significant financial, accounting and risk management issues, compliance programs and code of ethical business conduct. In addition, the orientation program shall include visits to corporate headquarters and, to the extent practical, the Company’s significant facilities.

Directors shall be provided at Board or committee meetings as appropriate with continuing education on subjects to assist them in discharging their duties. In addition, directors shall receive training on at least an annual basis in conjunction with regularly scheduled Board meetings on topics relating to corporate governance policies and roles and responsibilities of Board members.

The Board shall have the opportunity to conduct at least one annual on-site visit to a Boeing operating unit, familiarizing directors with the operations of that unit and facilitating direct interaction between directors and operating personnel as appropriate. All directors are also encouraged to attend, at the Company’s expense, outside continuing education programs for directors. The Corporate Secretary shall assist directors in identifying such programs.

Self-Evaluation

The GON Committee shall oversee an annual self-evaluation of the Board to determine whether the Board and its committees are functioning effectively. Each director shall be requested to provide his or her assessment of the effectiveness of the Board. The results of the self-evaluation shall be reviewed and discussed with the Board. Each committee shall perform a similar annual self-evaluation.

Access to Management and Independent Advisors

The Company will provide each director with complete access to the management and employees of the Company. The Board invites executive officers and key managers to attend Board meetings to share their expertise with respect to matters before the Board. The Board and its committees shall at their discretion retain independent outside financial, compensation, legal or other advisors at the Company’s expense.

Director Compensation

The GON Committee shall periodically review and make recommendations to the Board concerning the form and amount of compensation and benefits for nonemployee directors. It is the policy of the Board that nonemployee director compensation should align directors’ interests with the long-term interests of shareholders, fairly compensate directors for the work required on Boeing’s behalf, and be transparent and easy for shareholders to understand. The Board has determined that these goals are best met by providing, in addition to a cash retainer fee, a substantial portion of director compensation in the form of shares of Boeing stock or stock-equivalent units, which must be held until retirement or other termination of Board service. When recommending to the Board levels of compensation for nonemployee directors, the GON Committee shall consider the compensation levels at companies that serve as Boeing’s benchmarks for executive compensation and shall engage independent compensation consultants, as appropriate.

Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company. Directors who are employees of the Company do not receive any compensation for their service as directors.

Additional Matters

Ethics and Conflicts of Interest

Boeing expects all directors, officers and employees to act ethically at all times and adhere to the policies comprising the Company’s codes of ethical conduct. Boeing has adopted a code of ethical business conduct for directors as well as a code of conduct for all employees. All finance employees are subject to an additional code of conduct. Copies of these codes are available at www.boeing.com/corp_gov/. Only the Board may grant a waiver of any code of conduct provision for a director or executive officer and any such waiver shall be promptly disclosed. In addition to complying with the code of ethical business conduct and all other applicable company policies, directors shall promptly inform the Chairman of the Board or the chair of the GON Committee if an actual or potential conflict of interest arises. Directors shall recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Company shall not, directly or indirectly, extend or maintain credit, arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Hedging and Trading Restrictions

Directors and executive officers are strongly discouraged from engaging in hedging or monetization transactions (such as zero-cost collars) involving Boeing securities and must obtain permission from the Corporate Secretary prior to entering into any such arrangement. In addition, directors and executive officers (1) are prohibited from trading, or enabling any other person to trade, in Boeing securities while aware of material nonpublic information, (2) must obtain permission from the Corporate Secretary prior to trading Boeing securities, (3) are strongly urged to trade in Boeing securities only during the twelve business days beginning on the third business day following public earnings announcements and (4) are prohibited from trading in “puts” and “calls” and engaging in short sales of Boeing securities.

Director and Senior Executive Stock Ownership Requirements

In order to further align the interests of nonemployee directors with the long-term interests of shareholders, each nonemployee director should beneficially own by the end of his or her third year as a director stock or stock equivalents with a value equal to three times the annual cash retainer fee and by the end of his or her sixth year as a director stock or stock equivalents with a value equal to five times the annual cash retainer fee. For these purposes, the value of stock shall be determined based on the trailing one-year average closing stock price. The GON Committee annually reviews nonemployee directors’ ownership relative to the stock ownership requirements, and makes recommendations as appropriate.

The Board has also established stock (including stock equivalents) ownership requirements for senior executives. The ownership requirements should be attained within five years of becoming a senior executive and are based on a multiple of base salary: CEO six times base salary, executive vice presidents four times base salary, senior vice presidents three times base salary and vice presidents one or two times base salary depending on pay grade. The Compensation Committee annually reviews officers’ ownership relative to the stock ownership requirements, and makes recommendations as appropriate.

Confidentiality of Shareholder Voting

It is the Company’s policy that all proxy, ballot and voting materials that identify the vote of a specific shareholder on any matter submitted for a vote of shareholders will be kept secret from directors and officers of the Company, except (1) when disclosure is required by applicable law or regulation, (2) when a shareholder expressly requests such disclosure, or (3) in a contested proxy solicitation. If the shareholder is an employee of the Company or a participant in the Company’s stock fund or one of its retirement, savings or employee stock ownership plans, the information will not be disclosed to management unless clause (1) or (2) above applies.

Policy on Adoption of Shareholder Rights Plans

Boeing does not have a shareholder rights plan and has no present intention to adopt one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future rights plan to a vote of the shareholders. Any shareholder rights plan adopted without shareholder approval shall be approved by a majority of the independent directors. If the Board adopts a rights plan without prior shareholder approval, the Board shall, within one year, submit the plan to a vote of the shareholders, redeem the plan, or cause the plan to expire. Any plan submitted to a shareholder vote and not approved shall immediately terminate.

Clawback Policy

The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

Review of Principles

The GON Committee periodically shall review these Principles and recommend changes to the Board, as appropriate. In addition, each director may at any time suggest changes to these Principles for consideration by the GON Committee.

DIRECTIONS AND MAP

The Boeing Company 2011 Annual Meeting of Shareholders

Monday, May 2, 2011 at 10:00 a.m., Central Daylight Time

(Registration begins at 8:30 a.m.)

The James Simpson Theatre at The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois 60605-2496

Grant Park
Columbus Drive
Pedestrian Underpass
Lake Michigan
N
Shedd Aquarium
To Roosevelt Road CTA and Metra Stops
Entrance for Boeing Annual Meeting
The Field Museum
Solidarity Drive
Adler Planetarium
East Museum Lot
McFetridge Drive
Planetarium Lot
Parking for Boeing Annual Meeting
North Garage
Burnham Harbor
Museum Campus Drive
Soldier Field
Northerly Island Park
Lake Shore Drive
Waldron Drive
Waldron Garage
18th Street
South Lot
CTA Bus Stop
Handicapped Parking
To I-55
To McCormick Place

Public Transportation:

The Field Museum is easily accessible by public transportation. For directions, please see www.fieldmuseum.org/plan_visit/
get_here.htm or call the Regional Transportation Authority at (312) 836-7000.

From O’Hare Airport:

•    Take I-90 East to the Kennedy Expressway, I-90/94 East toward Chicago.

•    Take the Roosevelt Rd. exit and turn left at the second traffic light onto Roosevelt Rd.

•    Turn right onto Columbus Dr. (which becomes Lake Shore Dr. (US-41)).

•    Take the 18th St. exit. Turn left onto 18th St. and continue as it bends left, becoming Museum Campus Dr.

•    The entrance to the North Garage will be on your left on Museum Campus Dr.

From Midway Airport:

•    Go north on Cicero Ave. to I-55 North/Stevenson Expressway.

•    Take I-55 North to the exit on the left for Lake Shore Dr. (US-41 North).

•    Take the Lake Shore Dr. (US-41 North) exit.

•    Turn right onto 18th St. and continue as it bends left, becoming Museum Campus Dr.

•    The entrance to the North Garage will be on your left on Museum Campus Dr.

•	Please use the West entrance to The Field Museum and proceed to the James Simpson Theatre.

•

If you are an individual with a disability who requires a reasonable accommodation, please send an e-mail to shareholderservices@boeing.com or call (312) 544-2835 at least two weeks in advance of the meeting.

•	Self-parking is available at the North Garage, which is across the street from The Field Museum. Please bring your parking ticket to the meeting to be validated.

•	You are encouraged to tour The Field Museum, at no charge to you, following adjournment of the meeting.

You can vote by internet or telephone!
Available 24 hours a day, 7 days a week!
If you vote by internet or telephone, you do not need to mail the proxy card.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies for record holders submitted by internet or telephone must be received by 10:00 a.m., Central Daylight Time, on May 2, 2011. Proxies for savings plan participants are subject to an earlier deadline as described on the reverse side.

Vote by internet
• Log on to the internet and go to www.envisionreports.com/ba
• Follow the steps outlined on the secure website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED PRE-PAID ENVELOPE. ▼

If you wish to vote in accordance with the Board of Directors’ recommendations, you need only sign and date the other side.	+

A	Company Proposals — The Board of Directors recommends a vote FOR the 12 listed director nominees, FOR
Proposal 2, THREE YEARS on Proposal 3 and FOR Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - John E. Bryson	☐	☐	☐	02 - David L. Calhoun	☐	☐	☐	03 - Arthur D. Collins, Jr.	☐	☐	☐

04 - Linda Z. Cook	☐	☐	☐	05 - Kenneth M. Duberstein	☐	☐	☐	06 - Edmund P. Giambastiani, Jr.	☐	☐	☐

07 - Edward M. Liddy	☐	☐	☐	08 - John F. McDonnell	☐	☐	☐	09 - W. James McNerney, Jr.	☐	☐	☐

10 - Susan C. Schwab	☐	☐	☐	11 - Ronald A. Williams	☐	☐	☐	12 - Mike S. Zafirovski	☐	☐	☐

	For	Against	Abstain		3 Yrs	2 Yrs	1 Yr	Abstain		For	Against	Abstain

2. Advisory vote on executive compensation.	☐	☐	☐	3. Recommend the frequency of advisory votes on executive compensation.	☐	☐	☐	☐	4. Ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2011.	☐	☐	☐

B	Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 5-9.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

5. Independent monitoring of the human rights code.	☐	☐	☐	6. Report on political activity.	☐	☐	☐	7. Action by written consent.	☐	☐	☐

8. Change ownership threshold to call special meetings.	☐	☐	☐	9. Independent chairman.	☐	☐	☐

For your vote to count, you must sign and date the other side.

Admission Ticket

INFORMATION ABOUT THE BOEING COMPANY’S 2011 ANNUAL MEETING OF SHAREHOLDERS

Directions to The Field Museum, Chicago, Illinois are included in our proxy statement and are available by telephone at 312-922-9410 or on The Field Museum’s website at www.fieldmuseum.org.

PLEASE BRING THIS ADMISSION TICKET AND VALID PHOTO IDENTIFICATION FOR ADMISSION TO THE

MEETING. THIS TICKET WILL ADMIT SHAREHOLDER AND ONE GUEST.

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TIME & DATE:	PLACE:	WHO MAY VOTE:
10:00 a.m., Central Daylight Time, on	The Field Museum	You may vote if you were a shareholder of record
Monday, May 2, 2011	1400 South Lake Shore Drive	at the close of business on March 3, 2011
Chicago, Illinois 60605-2496

By Order of the Board of Directors,

Michael F. Lohr, Corporate Secretary

Attention Internet Users! You can save paper and reduce waste by electing to receive future meeting materials and shareholder communications electronically at www.computershare.com/investor. You can also access your shareholder information at that site.

▼ IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED PRE-PAID ENVELOPE. ▼

PROXY / VOTING INSTRUCTION SOLICITED BY THE BOARD OF DIRECTORS THE BOEING COMPANY ANNUAL MEETING OF SHAREHOLDERS MAY 2, 2011	+

The undersigned hereby appoints John E. Bryson, Kenneth M. Duberstein and John F. McDonnell, and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Monday, May 2, 2011 (the “Meeting”), and at any adjournment(s) or postponement(s) thereof, with respect to all of the proposals indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

The number of shares of Boeing stock shown on this proxy card includes shares held in The Boeing Company Voluntary Investment Plan (the “Plan”) as well as any other shares you may own outside of the Plan. If you are a participant in the Plan, you hereby instruct the Plan trustee to vote all of the Plan share interests allocated to you at the Meeting and any adjournment(s) or postponement(s) thereof, with respect to the proposals indicated on the reverse side of this card, and you authorize the trustee to empower the proxies named above to vote in their judgment on such other business as may properly come before the Meeting and any adjournment(s) thereof. You may not vote the Plan share interests allocated to you at the Meeting; the trustee must vote your Plan share interests. The Plan trustee must receive your proxy instructions no later than 10:59 p.m., Central Daylight Time, on April 27, 2011, or the trustee will vote your Plan shares in the same manner and proportion as Plan shares for which it has received instructions, unless contrary to applicable law.

If this proxy card is signed and no direction is given, this proxy for both registered shares and Plan shares will be voted in accordance with the recommendations of the Board of Directors on all the proposals referred to on the reverse side.

C	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee or in another representative capacity, sign name and title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+
IF VOTING BY MAIL, YOU MUST DATE AND SIGN THIS CARD.